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                                                                   EXHIBIT 10.34

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                             CONTRIBUTION AGREEMENT

                                     between

                              Vornado Realty Trust
                               Vornado Realty L.P.

                                       and

                           The Contributors Signatory
                                to this Agreement

                     Merchandise Mart Properties, Inc. (DE)
                       Merchandise Mart Enterprises, Inc.

                          Dated as of January 23, 1998

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                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I - CONTRIBUTION TRANSACTION.....................................   1
    1.1  Contribution of Interests.......................................   1
    1.2  Consideration and Related Matters...............................   3
             1.2.1  Consideration........................................   3
             1.2.2  Further Provisions Regarding the MM
                    Contributor Units...................................    5

    1.3  Real Property Adjustments.......................................   5
             1.3.1  Property and Real Estate Taxes.......................   5
             1.3.2  Water and Sewer Taxes; Other Taxes...................   5
             1.3.3  Utilities............................................   5
             1.3.4  Fuel.................................................   6
             1.3.5  Service Contracts....................................   6
             1.3.6  Rents................................................   6
             1.3.7  Tax Protests.........................................   6
             1.3.8  Other Income and Expenses.  .........................   6
    1.4  Management Company Adjustment Based on Working Capital..........   7
    1.5  Closing.........................................................   7
    1.6  Closing Documents...............................................   7
             1.6.1  Documents to be Delivered at Closing by the
                    MM Contributors..............................           7
                      A.  Deeds..........................................   7
                      B.  Bill of Sale...................................   7
                      C.  Assignment and Assumption Agreements...........   7
                      D.  Assignment and Assumption of Ground Leases.....   7
                      E.  Management Company Shares......................   7
                      F.  Insurance Policies.............................   8
                      G.  FIRPTA.........................................   8
                      H.  Certificate....................................   8
                      I.  Opinion of the MM Contributors' Counsel........   8
                      J.  Estoppels. ....................................   8
                      K.  Representations and Warranties.................   9
                      L.  Registration Rights Agreement..................   9
                      M.  Security Deposits..............................   9
                      N.  Title Affidavit................................   9
                      O.  Employment Agreements..........................   9
                      P.  Transfer Tax Declaration.......................   9
                      Q.  Pledge Agreement...............................   9
                      R.  Incumbency.....................................   9
                      S.  Other Documents and Instruments................   9
                      T.  Trust Agreement................................  10
             1.6.2  Documents to be Delivered at Closing by the
                    Vornado Group...............................           10
                      A.  The MM Contributor Units.......................  10
                      B.  Service Contracts Assignment...................  10
                      C.  Lease Assignment...............................  10
                      D.  Certificates and Organizational Documents......  10



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                      E.  Opinion of the Vornado Realty Group's Counsel.... 10
                      F.  Mortgage Loan Assumption and Indemnity Agreement. 10
                      G.  Representations and Warranties................... 10
                      H.  Certification as to MM Contributor Unit Issuances 11
                      I.  Registration Rights Agreement.................... 11
                      J.  Employment Agreements............................ 11
                      K.  Incumbency....................................... 11
                      L.  Transfer Tax Declarations........................ 11
                      M.  Pledge Agreement................................. 11
                      N.  Other Documents and Instruments.................. 11
         1.7  Closing Costs; Other Payments at Closing..................... 11
                  1.7.1  Transfer Taxes, etc............................... 11
                  1.7.2  Reimbursement for Capital Expenditures............ 11
         1.8  "As Is"; Non-reliance........................................ 12
         1.9  Market Price Adjustment...................................... 13
         1.10 Land Trust Joinder........................................... 13

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE MM CONTRIBUTORS......... 13
         2.1  Organization................................................. 13
         2.2  Authority.................................................... 14
         2.3  Consents and Approvals; No Violations........................ 14
         2.4  Litigation................................................... 15
         2.5  Bankruptcy, etc.............................................. 15
         2.6  Investment Representations................................... 16
         2.7  Broker....................................................... 16
         2.8  Collective Bargaining Agreements; Multiemployer Plans........ 16
         2.9  Employee Benefits............................................ 17
         2.10  Leases...................................................... 19
         2.11  Intentionally Omitted....................................... 20
         2.13  Condemnation Notices........................................ 20
         2.14  Violations.................................................. 20
         2.15  Leasing Commissions......................................... 20
         2.16  Personal Property........................................... 20
         2.17  Environmental Matters....................................... 20
         2.18  Employees................................................... 21
         2.19  Material Repairs............................................ 21
         2.20  Tax Information............................................. 21
         2.21  Capitalization.............................................. 21
         2.22  Title to Assets............................................. 22
         2.23  Tax Matters................................................. 22
         2.24  Material Contracts.......................................... 23
         2.25  Subsidiaries................................................ 24
         2.26  MM Stockholders:  Valid Title; Power to Act................. 24
         2.27  Intellectual Property....................................... 24
         2.28  Investment Company Act of 1940.............................. 25
         2.29  Real Property Matters....................................... 25
         2.30  Insurance................................................... 25
         2.31  Intentionally Omitted....................................... 25


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         2.32  Tax Bills...................................................  25
         2.33  Bankruptcies of Tenants.....................................  25
         2.34  Financial Statements........................................  26
         2.35  To Be Acquired Company Liabilities..........................  26
         2.36  Limitations on Representations and Warranties...............  26
         2.37  Disclosure Schedule.........................................  26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE
                  VORNADO REALTY GROUP..................................... 27
         3.1  Organization; Standing; Etc.................................. 27
         3.2  Authority.................................................... 27
         3.3  Consents and Approvals; No Violations........................ 27
         3.4  MM Contributor Units, VOI Stock and Vornado Common Shares.... 28
         3.5  Intentionally Omitted........................................ 28
         3.6  SEC Documents and Financial Statements....................... 28
         3.7  Investment Company Act of 1940............................... 28
         3.8  Intentionally Omitted........................................ 28
         3.9  Litigation................................................... 29
         3.10  Subsidiaries................................................ 29
         3.11  Capitalization.............................................. 29
         3.12  Tax Matters................................................. 29
         3.13  Compliance with Organizational Documents.................... 30
         3.14  Bankruptcy, etc............................................. 31
         3.15  Broker...................................................... 31
         3.16  Compliance with Laws........................................ 31
         3.17  Investment Representations.................................. 31
         3.18  Limitation on Representations and Warranties................ 31
         3.19  Disclosure Schedule......................................... 32

ARTICLE IV - COVENANTS OF THE MM CONTRIBUTORS.............................. 32
         4.1  Reasonable Efforts........................................... 32
         4.2  Conduct of Business Pending Closing.......................... 32
                  4.2.1  Ordinary Course of Business....................... 32
                  4.2.2  Insurance Policies................................ 34
                  4.2.3  Liens............................................. 34
                  4.2.4  Leases............................................ 34
                  4.2.5  Personal Property................................. 35
         4.3  The Vornado Realty Group's Inspection Right.................. 35
         4.4  Estoppel Certificates........................................ 36
         4.5  Intentionally Omitted........................................ 36
         4.6  Financial Information........................................ 36
         4.7  Notice of Violation of Environmental Laws or Discharge....... 36
         4.8  Certain Payments............................................. 36
         4.9  Unitholder Lock-Up........................................... 37

ARTICLE V - COVENANTS OF THE VORNADO REALTY GROUP.......................... 37
         5.1  Reasonable Efforts........................................... 37
         5.2  Inspection Obligations....................................... 38


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         5.3  Reports, Tests, Etc.......................................... 38
         5.4  Met Life Loans; Vornado Bridge Loan.......................... 38
         5.5  Avoidance of Publicly Traded Partnership Status.............. 38

ARTICLE VI - ADDITIONAL COVENANTS OF THE PARTIES........................... 39
         6.1  Survival..................................................... 39
         6.2  Leasing Commissions and Tenant Improvement Obligations....... 39
         6.3  Intentionally Omitted........................................ 39
         6.4  Tax Deferral and Gain Recognition............................ 39
                  6.4.1  Debt Maintenance and Guaranty Requirements........ 40
                  6.4.2  No Property Disposition........................... 41
                  6.4.3  Representatives................................... 41
         6.5  Allocation Method............................................ 42
         6.6  Tax Matters.................................................. 42
         6.7  Past Due Rents............................................... 42
         6.8  Survey and Title Commitment.................................. 42
         6.9  Employment and Employee Benefit Arrangements................. 44
                  6.9.1  Employment........................................ 44
                  6.9.2  Retirement Plans.................................. 44
                  6.9.3  Other Benefit Plans............................... 45
                  6.9.4  Share Option Pool................................. 45
                  6.9.5  Severance......................................... 45
                  6.9.6  Vornado Realty Group Guarantee and Indemnification
                         Obligations....................................... 45
         6.10  Notice to Tenants and Banks ................................ 46
         6.11  1997 Employee Bonuses....................................... 46
         6.12  Cooperation................................................. 46
         6.13  Casualty, Condemnation, and Environmental Law Violations.... 46
         6.14  Designees of Vornado Realty Group........................... 50
         6.15  Certain Assignments......................................... 50

ARTICLE VII - CONDITIONS TO CLOSING........................................ 50
         7.1  Intentionally Omitted........................................ 50
         7.2  Conditions to the MM Contributors' Obligations to Close...... 51
                  7.2.1    Representations and Warranties.................. 51
                  7.2.2    Full Performance................................ 51
                  7.2.3    Closing Documents............................... 51
                  7.2.4    Employment Agreement............................ 51
                  7.2.5    Payment for Common Stock of Management Companies 51
                  7.2.6    Intentionally Omitted........................... 51
                  7.2.7    Issuance of Common Units, Preferred Units, and
                           VOI Stock....................................... 51
                  7.2.8    REIT Election................................... 51
                  7.2.9    Amendment to OP Agreement....................... 52
                  7.2.10   Absence of Litigation........................... 52
                  7.2.11   Approval of Transaction......................... 52
                  7.2.12   No Injunction or Restraints..................... 52
                  7.2.13   HSR Act......................................... 52
                  7.2.14   Mortgage Loan Assumption and Indemnity Agreement 52
                  7.2.15   Wolf Point Agreement; River West North
                           Agreement; Dacap


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                           Assignment and Florida Assignment............... 52
         7.3  Conditions to the Obligations of the Members of the Vornado
                  Group and the Subsidiaries............................... 52
                  7.3.1    Representations and Warranties.................. 53
                  7.3.2    Full Performance................................ 53
                  7.3.3    Closing Documents............................... 53
                  7.3.4    Title Policy.................................... 53
                  7.3.5    Absence of Litigation........................... 53
                  7.3.6    Approval of Transaction......................... 53
                  7.3.7    No Injunction or Restraints..................... 53
                  7.3.8    HSR Act......................................... 53
                  7.3.9    Estoppel Certificates........................... 54
                  7.3.10   Wolf Point Agreement; River West North Agreement;
                           Dacap Assignment and Florida Assignment......... 54
                  7.3.11   Common Stock of Management Companies............ 54
                  7.3.12   Zoning Opinion.................................. 54

ARTICLE VIII - SURVIVAL, INDEMNIFICATION, LIMITATIONS ON LIABILITY......... 54
         8.1  Survival..................................................... 54
         8.2  The MM Contributors' Indemnification Obligations............. 55
         8.3  The Indemnification Obligations of the Members of the Vornado
              Realty
                  Group and the Subsidiaries............................... 56
         8.4  Claims....................................................... 56
         8.5  Limitations on Liability and Amounts......................... 57

ARTICLE IX - TERMINATION................................................... 58
         9.1  Termination as a result of Casualty, Condemnation, Environmental
                  Law Violation or Title Defect............................ 58
         9.2  Termination by the MM Contributors for the Default of the Members
                  of the Vornado Realty Group.............................. 58
         9.3  Termination by the Members of the Vornado Group and the
                 Subsidiaries for the MM Contributors' Default............. 59

ARTICLE X - DEFINITIONS AND TERMS.......................................... 60
         10.1  Specific Definitions........................................ 60
         10.2  Other Definitions........................................... 66
         10.3  Singular and Plural; Exhibits and Disclosure Schedules; Etc. 74

ARTICLE XI - MISCELLANEOUS TERMS AND ADDITIONAL AGREEMENTS................. 74
         11.1  Amendment and Modification.................................. 74
         11.2  Extension; Waiver........................................... 74
         11.3  Entire Agreement............................................ 75
         11.4  Assignment.................................................. 75
         11.5  Validity.................................................... 75
         11.6  Notices..................................................... 75
         11.7  Governing Law............................................... 76
         11.8  Descriptive Headings........................................ 76
         11.9  Counterparts................................................ 76


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         11.10  Costs and Expenses........................................ 76
         11.11  Parties in Interest....................................... 77
         11.12  No Waivers................................................ 77
         11.13  Further Assurances........................................ 77
         11.14  Jurisdiction.............................................. 77
         11.15  Intentionally Omitted..................................... 77
         11.16  Publication............................................... 77
         11.17  Confidentiality Agreement................................. 78
         11.18  No Recordation of Contract................................ 78
         11.19  Wolf Point Easement....................................... 78


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EXHIBITS

Exhibit 1.6.1(C)(i)    Form of Lease Assignment
Exhibit 1.6.2(C)(ii)   Form of Service Contracts Assignment
Exhibit 1.6.1(I)       Form of Opinion of MM Contributors' Counsel
Exhibit 1.6.1(L)       Form of Registration Rights Agreement
Exhibit 1.6.1(Q)       Form of Pledge Agreement
Exhibit 1.6.2(E)       Form of Opinion of Vornado Group's Counsel
Exhibit 1.6.2(F)       Form of Mortgage Loan Assumption and Indemnity Documents
Exhibit 4.4            Form of Estoppel Certificate
Exhibit 6.8(c)         List of Current Title Objections
Exhibit 7.2.7          Form of Exhibit to VRLP OP Agreement
Exhibit 7.2.15(a)      Form of Wolf Point Agreement
Exhibit 7.2.15(b)      Form of River West Agreement
Exhibit 7.2.15(c)      Form of Stardial Assignment
Exhibit 7.2.15(d)      Form of BB&E Assignment
Exhibit 11.16          Form of Press Release


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                             CONTRIBUTION AGREEMENT

            CONTRIBUTION AGREEMENT, dated as of January 23, 1998 (the "Agreement"), by and between (i) Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"), (ii) Vornado Realty L.P., a Delaware limited partnership ("VRLP" and, together with Vornado, the "Vornado Realty Group"),
(iii) the persons and entities signatory hereto and identified as contributors in Section 1.1(a) of the Disclosure Schedule with respect to (a) interests in the real property described in Section 1.1(a) of the Disclosure Schedule (collectively, the "MM Property Contributors"), and (b) shares of capital stock of Merchandise Mart Properties, Inc. (DE), a Delaware corporation ("MMPI"), and Merchandise Mart Enterprises, Inc., a Delaware corporation ("MMEI" and together with MMPI, the "Management Companies") (collectively, the "MM Stockholders" and together with the MM Property Contributors, the "MM Contributors"), (iv) MMPI and (v) MMEI. The MM Contributors and the Management Companies are collectively referred to herein as the "MM Group." Certain capitalized terms used in this Agreement are defined in Article X hereof.

                                    RECITALS

            A. The respective MM Contributors own certain interests in real and personal property and certain equity interests, as more particularly described in Section 1.1.

            B. The MM Contributors desire to contribute, exchange or sell such interests to the members of the Vornado Realty Group or their designees, in exchange for the consideration set forth in Section 1.2.

            C. The respective members of the Vornado Realty Group desire to accept the contribution of such interests in exchange for the consideration to be delivered by each of them to the respective MM Contributors or their designees hereunder.

            NOW, THEREFORE, in consideration of these premises and the respective representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                            CONTRIBUTION TRANSACTION

            1.1 Contribution of Interests. Upon the terms and subject to the conditions of this Agreement, and in consideration of the Vornado Realty Group's payment of the Consideration specified in Section 1.2 below, the respective MM Contributors and the Land Trusts shall contribute or otherwise transfer to the Vornado Realty Group or its designees, and such transferees shall acquire and accept all of the MM Contributors' and the Land Trusts' respective right, title and interest in and to the following:
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            (a) each of the parcels of real property more particularly described in Section 1.1(a) of the Disclosure Schedule (each, a "Parcel" and, collectively, the "Land"), and all of the improvements located on each Parcel (individually, a "Building" and collectively, the "Improvements");

            (b) all rights, privileges, grants and easements appurtenant to the Land and Improvements, including, without limitation, all land lying in the bed of any public street, road or alley, all mineral and water rights and all easements, licenses, covenants and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements (the Parcels, together with the Improvements thereon and all such rights, privileges, easements, grants and appurtenances, are referred to herein as the "Real Property");

            (c) all personal property, fixtures, equipment and inventory owned by the MM Property Contributors and used predominantly in connection with the sale, management, leasing, promotion, ownership, maintenance, use or occupancy of the Real Property (collectively, the "Personal Property");

            (d) all leases, subleases, licenses and other agreements with respect to the use and/or occupancy of the Real Property (other than Ground Leases), together with all amendments and modifications thereto and any guaranties provided thereunder (collectively, the "Leases"), including leases for office space and related uses (the "Office Leases"), leases for the ongoing use of show room space and related uses (the "Show Room Leases"), licenses for the temporary use of space, including, without limitation, space used for temporary trade shows, in each case having a term of not more than four (4) months, (collectively, the "Temporary Space Licenses"), and leases of space for retail and related uses (the "Retail Leases"), and all rents, additional rents, reimbursements, profits, income, receipts therefrom and the amount, if any, deposited (the "Security Deposits") under each Lease in the nature of security for the performance of a tenant's or licensee's (each a "Tenant" and, collectively, the "Tenants") obligations under such Lease;

            (e) all permits and licenses (other than Temporary Space Licenses) (collectively, the "Permits") and third party guaranties, approvals, certificates and warranties (collectively, the "Guaranties") relating to the Real Property and the Personal Property, and all those contracts and agreements for the servicing, maintenance and operation of the Real Property (the "Service Contracts" and together with the Permits and Guaranties, collectively, the "Intangible Property");

            (f) all rights, if any, of the MM Property Contributors or any of them to the tradenames identified in Section 2.27 of the Disclosure Schedule and any trademarks applicable thereto;

            (g) all books, records, promotional material, brochures, prints and/or pictures of the Land and Improvements, tenant data, leasing material and forms, current rent rolls, keys, plans, specifications, reports, tests and other materials of any kind, if any, owned by and in the possession of the MM Property Contributors on the Closing Date which are used by the MM Property Contributors in the use and operation of the Real Property or Personal Property (collectively, the "Books and Records");

            (h) all issued and outstanding shares of non-voting common stock of each of MMPI (the "MMPI Shares") and MMEI (the "MMEI Shares" and together with the MMPI Shares, the "Management Company Shares");


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            (i) all rights and interests of the lessor and lessee in and to the ground leases described in Section 1.1(i) of the Disclosure Schedule (together, the "Ground Leases") and the easements and other agreements and interests related thereto; and

            (j) all other rights, privileges and appurtenances owned by the MM Contributors, if any, and in any way related to the rights and interests described above in this Section 1.1.

      The Real Property, the Personal Property, the Intangible Property, the Books and Records and the other property interests relating to the Real Property being conveyed hereunder are hereinafter collectively referred to as the "Property."

      1.2 Consideration and Related Matters.

            1.2.1 Consideration. (a) At the Closing, and in consideration of the transfer and assignment of the Property, the Management Company Shares and the other rights and interests set forth in Section 1.1 above (collectively, the "Contributed Interests"), VRLP agrees to pay or cause to be paid an aggregate amount of Six Hundred Twenty-One Million Ninety-Three Thousand and Seven Hundred Fifty Dollars ($620,517,375), plus the amount provided for in Section 1.2.1(c) and as may be further adjusted as provided in this Agreement (collectively, the "Consideration"), payable as follows:

            (i) $181,426,581 in cash (increased by the amount equal to the amortization on the loans described in Section 1.2.1(a)(iii) below actually paid by the applicable member of the MM Group from and after January 1, 1998, and decreased by the amount to be reimbursed to the MM Contributors pursuant to Section 1.7.2 below) (the "Cash Payment"), as the MM Contributors shall direct in writing in accordance with Section 1.2.1(d) hereof;

            (ii) by issuing (x) 299,079 Class A common units of limited partnership interest of VRLP (the "Common Units"), redeemable for cash or Vornado Common Shares as provided in the OP Agreement, in such amounts and to certain of the MM Contributors, in each case, as specified in Section 1.2.1(a)(ii) of the Disclosure Schedule (the "Common Unitholders"), and
      (y) 1,960,000 Preferred Units to the MM Contributors specified in Section 1.2.1(a)(ii) of the Disclosure Schedule (the "Preferred Unitholders" and together with the Common Unitholders, the "Unitholders"); in each case, as such number of Units may be adjusted upward as provided for in Section
      1.9. The Common Units and Preferred Units are collectively referred to herein as the "MM Contributor Units;"

            (iii) (a) by (x) accepting title to (i) the Apparel Center subject to the Pru- Apparel Loan described in Section 1.2.1(a)(iii) of the Disclosure Schedule, and (ii) accepting title to the Washington Office Center Property subject to Pru-Office Center Loan described in Section 1.2.1(a)(iii) of the Disclosure Schedule and (y) causing the designee that acquires the Office Center Property to assume the obligations of the borrower under the documents evidencing and securing the Pru-Office Center Loan described in Section 1.2.1(a)(iii) of the Disclosure Schedule pursuant to the Mortgage Loan Assumption and Indemnity Agreement, and executing the assumption agreement and environmental indemnity required under, and in accordance with their terms of, the loan documents for the Pru-Office Center Loan as shall be reasonably acceptable to the Vornado Realty Group and the applicable lender; and


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            (b) by (i) accepting title to the Mart Property subject to the Met
      Life Loans described in Section 1.2.1(a)(iii) of the Disclosure Schedule, which Mart Property Loans will then be repaid in full by the Vornado Realty Group immediately thereafter, and (ii) accepting title to the Design Center subject to the Design Center Loans described in Section 1.2.1(a)(iii) of the Disclosure Schedule, which Design Center Loans will then be repaid in full by the Vornado Group immediately thereafter. Further, to the extent that there is any prepayment penalty due under the Met Life Loan and/or the Design Center Loan, the MM Group shall be liable for paying such amount, but the MM Group may direct VRLP to pay such prepayment penalty out of the proceeds that the MM Group is to receive pursuant to Section 1.2.1(a)(i). Further, VRLP's obligation to assume the MetLife Loan and the Design Center Loan are subject to the MM Group's delivering to VRLP at Closing satisfactions of such loans and the loan documents evidencing and securing same in form reasonably satisfactory to VRLP. The provisions of this subsection (b) shall not result in any additional expenses, direct or indirect, to the Vornado Realty Group, and the MM Group agrees to pay for all such additional expenses.

            (iv) if prior to the Closing, Vornado and/or VRLP has distributed (the "VOI Distribution") the then-outstanding shares of common stock, par value $0.01 per share, of VOI (the "VOI Stock") as described in VOI's Registration Statement on Form S-11, first filed with the SEC on November 20, 1997, as amended (the "VOI Registration Statement"), then at Closing VRLP shall issue to the Common Unitholders a number of additional Common Units, to be allocated among the Common Unitholders, having an aggregate value (based on a Common Unit assumed value of $45.5875 per Common Unit equal to the quotient of (i) the product of: (A) the percentage of the Common Units that the Common Unitholders would have owned if the Closing occurred at the effective time of the VOI Distribution, expressed as a decimal fraction, multiplied by (B) the stockholders' equity of VOI as of the effective time of the VOI Distribution and (ii) the remainder of (C) one less (D) the percentage of the Common Units that the Common Unitholders would have owned if the Closing occurred at the effective time of the VOI Distribution, expressed as a decimal fraction.

            (b) The Consideration shall be allocated among the Contributed Interests as set forth in Section 1.2.1(b) of the Disclosure Schedule (the "Allocated Property Values").

            (c) The Consideration shall be increased by an amount (which shall be paid in cash at Closing) equal to the product of (x) the Cash Payment, multiplied by (y) interest at a rate equal to 7% per annum, multiplied by (z)
(i) the number of elapsed days from January 1, 1998 through and including the Closing Date divided by (ii) 365.

            (d) The Cash Payment to be paid at the Closing shall be paid to the respective MM Contributors in accordance with a letter of direction (the "Consideration Direction Letter") to be provided by the MM Contributors to the Vornado Realty Group identifying each MM Contributor and their allocable amounts of the Consideration, together with complete wire instructions for each payment, at least five (5) Business Days prior to the Closing Date. No member of the Vornado Realty Group shall have any liability or responsibility in any way with the Consideration Direction Letter or the allocations described therein and each member of the Vornado Realty Group shall be entitled to rely on the Consideration Direction Letter in full and without inquiry.


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            1.2.2 Further Provisions Regarding the MM Contributor Units. The
Unitholders shall receive distributions payable with respect to the MM Contributor Units as if they had been Unitholders as of the Adjustment Date, except with respect to any distributions of VOI Stock. In addition, to the extent the holders of Series A preferred shares of Vornado or the holders of a series A Preferred Units of VRLP are provided the right to receive VOI Stock or any other direct benefits in connection with the VOI Distribution, then such rights shall also be provided to the Preferred Unitholders, in their capacity as such.

      1.3 Real Property Adjustments. The following items related to the Real Property shall, unless otherwise provided, be apportioned between the MM Contributors and the Vornado Realty Group as of 11:59 p.m. (New York City time) on December 31, 1997 (the "Adjustment Date") as follows and any net amount owing to either party shall be paid to such party in the manner set forth in the last paragraph of this Section 1.3:

            1.3.1 Property and Real Estate Taxes. Property and real estate taxes shall be adjusted as follows: (i) real estate taxes for the Parcels located in Chicago, Illinois and which are payable during the period prior to the Adjustment Date shall be the responsibility of the MM Property Contributors, and the Vornado Realty Group shall be responsible for all such taxes payable during the period subsequent to the Adjustment Date; and (ii) real estate taxes for the Parcels located in Washington, D.C. which are accrued in respect of the period prior to the Adjustment Date shall be the responsibility of the MM Property Contributors, and the Vornado Realty Group shall be responsible for all real estate taxes accrued in respect of the period subsequent to the Adjustment Date.

            1.3.2 Water and Sewer Taxes; Other Taxes. Water and sewer taxes, personal property taxes and other similar taxes (other than real estate taxes) shall be adjusted as of the Adjustment Date and all amounts accrued in respect of the period prior to the Adjustment Date shall be the responsibility of the MM Group and all amounts accrued in respect of the period subsequent to the Adjustment Date shall be the responsibility of the Vornado Realty Group. If the apportionment of water and sewer taxes is not based on an actual current reading, then upon the taking of a subsequent actual reading such apportionment shall be readjusted as of the Adjustment Date.

            1.3.3 Utilities. Charges for electricity, steam, gas and any other utilities (collectively, "Utilities") made by the utility companies servicing the Property shall be determined as of the Adjustment Date and all amounts accrued in respect of the period prior to the Adjustment Date shall be the responsibility of the MM Group and all amounts accrued in respect of the period after the Adjustment Date shall be the responsibility of the Vornado Realty Group. Utility deposits actually transferred to the Vornado Realty Group or its designee's account (to the extent and at such time as such transfer is confirmed in writing by the respective utility company), if any, shall be credited or paid to the MM Contributors. All amounts refundable under unassignable utility agreements on account of expenses attributable to the period prior to the Adjustment Date shall remain the property of the MM Contributors.

            1.3.4 Fuel. Fuel, if any, shall be apportioned as estimated by the supplier of fuel to the MM Contributors as of the Adjustment Date, at the then current cost, together with any sales taxes payable in connection therewith, if any. A letter from the MM Contributors' fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor.

            1.3.5 Service Contracts. Amounts payable under Service Contracts, regardless of whether same are being assumed by the Vornado Realty Group or its designee, shall be apportioned as of the Adjustment Date, and all amounts accrued in respect of the period prior to the Adjustment Date shall be the responsibility of the MM Group and all amounts accrued in respect of the period after the Adjustment Date shall be the responsibility of the Vornado Realty Group.

            1.3.6 Rents. All rents, license fees and any other amounts including all payments in respect of charges, reimbursements and monetary concessions of any kind (including escalation payments, tax payments and electricity charges) payable under the Leases (collectively, the "Rents") which are accrued for the period from the Adjustment Date until the Closing Date (less any receivables in respect of such Rents for the period prior to the Closing Date) shall be credited to the Vornado Realty Group and all Rent received by any party after Closing shall be applied in accordance with the provisions of Section 6.7 hereof. All prepaid rents (whether received prior to or after the Adjustment
Date) which are applicable to any period after the Adjustment Date shall be credited to the Vornado Realty Group.

            1.3.7 Tax Protests. Property tax refunds associated with Tax Protests and the costs of collecting same shall be apportioned over the applicable tax period being challenged.

            1.3.8 Other Income and Expenses. All other income and expense items and other payments (such as capital expenditures) relating to the Property which are not expressly provided for in this Agreement shall be similarly adjusted as of the Adjustment Date, with the Vornado Realty Group being entitled to all income and responsible for all expenses and payments attributable to the period after the Adjustment Date and the MM Group being entitled to all income and responsible for all expenses and payments attributable to the period prior to the Adjustment Date.

All amounts which are the subject of any adjustments under this Agreement (whether pursuant to this Section 1.3 or elsewhere herein) shall be netted against each other to arrive at a net amount owing to either the MM Contributors or the Vornado Realty Group, as the case may be. At Closing any net amounts payable to the MM Contributors under this Section 1.3 or elsewhere herein as a closing adjustment shall be paid to the MM Contributors in cash or Common Units, at the MM Contributors' option, and any net amounts owed by the MM Contributors under this Section 1.3 and elsewhere herein as a closing adjustment shall be paid by the MM Contributors in cash or Common Units, at the MM Contributors' option. Additional amounts which are owed to or by either party hereto after Closing in respect of such adjustments shall be payable on a quarterly basis, in cash, and the parties shall perform a final reconciliation of all adjustments two years after the Closing Date. Each Common Unit shall have a value equal to the Current Market Value Per Unit as of the close of the Business Day immediately preceding the date hereof. The provisions of this Section 1.3 shall survive until the second anniversary of the Closing Date.

            1.4 Management Company Adjustment Based on Working Capital. At least ten (10) Business Days prior to the Closing, the MM Stockholders shall deliver to the Vornado Realty Group an audited balance sheet of each of the Management Companies dated as of the Adjustment Date, setting forth in reasonable detail the current assets less the current liabilities of each of the Management Companies as of the Adjustment Date (in each case, the "Working Capital"). If the Working Capital is (i) a positive number, at the Closing the Vornado Realty Group shall pay to the MM Stockholders contributing the MMEI Shares and/or the MM Stockholder contributing the MMPI Shares, as the case may be, in cash, Common Units, or Preferred Units at the election of the applicable MM Stockholder, an amount equal to the applicable calculation of Working Capital, or (ii) a negative number in any case, at the Closing the Cash Payment referred to in
Section 1.2.1(a)(i) shall be reduced by the absolute value of such negative number.

            1.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York

10022, on April 1, 1998, subject to the right of the MM Contributors, on the one hand, and the Vornado Realty Group, on the other hand, to extend such date as may be expressly set forth in this Agreement (the "Closing Date").

      1.6 Closing Documents. At the Closing, the following certificates, documents, instruments and agreements (the "Closing Documents") shall be executed and/or delivered, subject to the terms of this Agreement, by the parties as set forth below:

            1.6.1 Documents to be Delivered at Closing by the MM Contributors. At the Closing, the MM Contributors shall deliver (or cause to be delivered in the case of the Trustee's Deeds referred to in Section 1.6.1(A)(ii)) to the Vornado Realty Group the following:

      A. Deeds. (i) A Special Warranty Deed for each Parcel located in Washington, D.C. and (ii) a Trustee's Deed for each Parcel located in Illinois (each, a "Deed"), so as to convey to VRLP good and indefeasible fee simple title to each such Parcel free and clear of all Liens, except for Permitted Encumbrances.

      B. Bill of Sale. A duly executed bill of sale conveying the Personal Property, the Guarantees, the Permits and the Books and Records.

      C. Assignment and Assumption Agreements. (i) A duly executed instrument of assignment and assumption of the Leases, substantially in the form of Exhibit 1.6.1(C)(i) (the "Lease Assignment") and (ii) a duly executed instrument of assignment and assumption of Service Contracts, substantially in the form of
Exhibit 1.6.1(C)(ii) (the "Service Contracts Assignment").

      D. Assignment and Assumption of Ground Leases. A duly executed assignment and assumption of the Ground Leases, in recordable form and effective to assign each Ground Lease and each agreement and instrument relating thereto. The assignment and assumption of ground leases will be in a form reasonably acceptable to VRLP and the MM Contributors.

      E. Management Company Shares. Certificates evidencing all of the Management Company Shares, duly endorsed in blank for transfer or accompanied by stock powers, duly endorsed in blank, together with evidence of the payment of any applicable stock transfer taxes and any other applicable fees.

      F. Insurance Policies. To the extent in the MM Property Contributors' possession, original insurance policies or certificates thereof required to be maintained by each Tenant.

      G. FIRPTA. An executed Affidavit of Non-Foreign Status, in form reasonably acceptable to VRLP, certifying that each MM Contributor is not a "foreign person" pursuant to Section 1445 of the Code.

      H. Certificate. (a) A certificate of each of the MM Contributors, in each case signed by an authorized officer or other comparable authorized signatory of such contributor, certifying that annexed thereto are true and correct copies of
(i) each such MM Contributor's organizational and governance documents and all amendments thereto and that the same have not been otherwise modified or amended, and are in full force and effect, (ii) duly adopted resolutions of the corporate general partner or managing member, as applicable, of each MM Contributor authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein, (iii) evidence of the consent of the members, partners, directors and shareholders, as the case may be, authorizing the contribution of the Property, to the extent required by such organizational and governance documents and (iv) good standing certificates for each MM Contributor issued by the secretary of state or other applicable office of the jurisdiction in which each such entity is organized and dated as of the most recent practicable date.

            (b) A certificate of the MM Stockholders certifying that annexed thereto is a true and correct copy of (i) each of the applicable organizational and governance documents of each To Be Acquired Company, respectively, and all amendments thereto and that the same have not been otherwise modified or amended, and are in full force and effect, (ii) duly adopted resolutions of the board of directors, corporate general partner or managing member, as applicable, of each such entity authorizing the execution and delivery of this Agreement and each of the other Transaction Documents (to the extent it is a party hereto or thereto) and the consummation of the transactions contemplated herein and therein, (iii) evidence of the consent of the directors and shareholders of each of MMEI and MMPI authorizing the contribution of the MMPI and MMEI Shares, respectively, to the extent required by such organizational and governance documents, and (iv) good standing certificates for each To Be Acquired Company and MM Contributor issued by the secretary of state or other applicable office of the jurisdiction in which each such entity is organized and dated as of the most recent practicable date.

      I. Opinion of the MM Contributors' Counsel. Opinions of counsel of the MM Contributors (including local counsel, as applicable), with respect to those matters described generally on Exhibit 1.6.1(I) and in form and substance reasonably satisfactory to the Vornado Realty Group.

      J. Estoppels. Original Estoppel Certificates (as defined in Section 4.4) to the extent received from any Tenant by the MM Contributors prior to Closing and not previously delivered to the Vornado Realty Group. The MM Property Contributors and VRLP agree to cooperate with each other and to use good faith efforts for up to three (3) months after the Closing to obtain any required Estoppel Certificates not received prior to the Closing.

      K. Representations and Warranties. A certificate of the MM Contributors certifying (i) that the representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on the Closing Date, except to the extent that they expressly relate to an earlier date, or, if not, identifying in reasonable detail any and all variances or deviations from such representations and warranties and (ii) that the MM Contributors have performed or complied in all material respects with all of its agreements herein contained and required to be performed or complied with by it hereunder.

      L. Registration Rights Agreement. A duly executed registration rights agreement substantially in the form of Exhibit 1.6.1(L) (the "Registration Rights Agreement").

      M. Security Deposits. A list of all cash Security Deposits and all non-cash Security Deposits (including letters of credit) delivered by Tenants under the Leases and an instrument of assignment, transfer or consent as may be necessary to transfer to VRLP, and to permit the Vornado Realty Group or its designee to own and, where applicable, realize upon, all non-cash Security Deposits. All cash Security Deposits will be retained by the MM Property Contributors, but the Vornado Realty Group will receive a credit at Closing in an amount equal to the amount of such cash Security Deposits.

      N. Title Affidavit. Title affidavits, and such other documents or instruments which are customary for similar transactions and are reasonably required by the Title Company (such as "gap indemnities"), executed by the applicable MM Property Contributors.

      O. Employment Agreements. Duly executed employment agreements (collectively, the "Employment Agreements") for those Persons identified in
Section 1.6.1(O) of the Disclosure Schedule, having the material terms agreed to in writing by such respective Persons and the applicable member of the Vornado Realty Group on or prior to the date hereof.

      P. Transfer Tax Declaration. All transfer tax forms and declarations required to be filed with the applicable State, County and City Governmental Authorities in each of Illinois and Washington, D.C. in connection with the transactions contemplated hereby (collectively, the "Tax Declarations"), which Tax Declarations shall be prepared by the MM Property Contributors and approved by the Vornado Realty Group prior to Closing.

      Q. Pledge Agreement. A duly executed pledge agreement, substantially in the form of Exhibit 1.6.1(Q) (the "Pledge Agreement").

      R. Incumbency. Incumbency certificates of the managing member, general partner or other comparable authorized signatory of each MM Entity that is a party to this Agreement or any other Transaction Document, in each case certifying as to the authority of each officer or other duly appointed representative that executes this Agreement or any other Transaction Document on behalf of such MM Entity.

      S. Other Documents and Instruments. Such other certificates, documents, instruments and agreements as the Vornado Realty Group shall deem necessary in its reasonable discretion in order to effectuate the transactions contemplated herein, in form and substance reasonably satisfactory to the Vornado Realty Group.

      T. Trust Agreement. A copy of the Trust Agreement for each Land Trust certified by the Land Trustee to be a true, correct and complete copy thereof, together with certified copies of the letters of direction to the Land Trustee under each Land Trust, directing the execution and delivery of the Trustees' Deeds in respect of the Mart Property, the Apparel Property and the River West South Property.

            1.6.2 Documents to be Delivered at Closing by the Vornado Group. At the Closing, the Vornado Realty Group shall deliver to the MM Contributors the following:

      A. The MM Contributor Units. Certificates duly executed and issued in the names of the respective Unitholders evidencing the issuance of the MM Contributor Units, together with the duly adopted amendment to the OP Agreement described in Section 7.2.9.

      B. Service Contracts Assignment. A duly executed Service Contracts Assignment.

      C. Lease Assignment. A duly executed Lease Assignment.

      D. Certificates and Organizational Documents. (a) A certificate of Vornado duly executed by an authorized officer of Vornado in such capacity, on Vornado's behalf and in its capacity as general partner of VRLP, as the case may be, certifying that annexed thereto (i) is a true and correct copy of (x) the

First Amended and Restated Agreement of Limited Partnership of VRLP dated as of April 15, 1997 and any and all amendments thereto (the "OP Agreement"), and (y) the certificate of limited partnership of VRLP and all amendments thereto, if any, as filed in the State of Delaware; and the same have not been otherwise modified or amended, and are in full force and effect; (ii) are duly adopted resolutions authorizing the consummation of the transactions contemplated by this Agreement; (iii) is a true and correct copy of Vornado's certificate of incorporation and by-laws and all amendments thereto and that the same have not been otherwise modified or amended, and are in full force and effect; and (iv) are good standing certificates dated as of the most recent practicable date for each of Vornado and VRLP.

            (b) A certificate of VOI, duly executed by an authorized officer of VOI in such capacity, certifying that annexed thereto (i) is a true and correct copy of (x) the certificate of incorporation, dated as of October 30, 1997, and any and all amendments thereto, and (y) the bylaws of VOI and all amendments thereto, if any; and the same have not been otherwise modified or amended, and are in full force and effect, (ii) are duly adopted resolutions authorizing the consummation of the transactions contemplated by this Agreement; and (iii) is a good standing certificate dated as of the most recent practicable date for VOI.

      E. Opinion of the Vornado Realty Group's Counsel. An opinion of the Vornado Realty Group's counsel with respect to the matters described generally on Exhibit 1.6.2(E) and in form and substance reasonably satisfactory to the MM Contributors.

      F. Mortgage Loan Assumption and Indemnity Agreement. An assumption and indemnity agreement with respect to the Pru-Office Center Loan in the form of
Exhibit 1.6.2(F) (the "Mortgage Loan Assumption and Indemnity Agreement").

      G. Representations and Warranties. A certificate from VRLP and Vornado to the MM Contributors certifying (i) that the representations and warranties of the Vornado Group contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on the Closing Date, except to the extent that they expressly relate to an earlier date, or, if not, identifying in detail any and all variances or deviations from said representations and warranties and (ii) that the Vornado Realty Group has performed or complied in all material respects with all of its agreements herein contained and required to be performed or complied with by it hereunder.

      H. Certification as to MM Contributor Unit Issuances. A certificate of VRLP, certifying that each Unitholder has been admitted as a limited partner of VRLP in respect to the applicable MM Contributor Units, effective on the Closing Date, and that VRLP's books and records will, as of the Closing, indicate that each Unitholder is the holder of the number of MM Contributor Units which is called for pursuant to Section 1.2.1(a)(ii) of the Disclosure Schedule.

      I. Registration Rights Agreement. A duly executed Registration Rights Agreement.

      J. Employment Agreements. Duly executed Employment Agreements.

      K. Incumbency. Incumbency certificates of the Vornado Group certifying the authority of the officers of Vornado, on its own behalf and as general partner of VRLP, and VOI to execute and deliver this Agreement and all applicable Transaction Documents.

      L. Transfer Tax Declarations. The Tax Declarations.

      M. Pledge Agreement. A duly executed Pledge Agreement.

      N. Other Documents and Instruments. The Vornado Group shall deliver such other certificates, documents, instruments and agreements as the MM Contributors shall deem necessary in their reasonable discretion in order to effectuate the transactions contemplated herein in form and substance reasonably satisfactory to the MM Contributors.

      1.7 Closing Costs; Other Payments at Closing.

            1.7.1 Transfer Taxes, etc. Based on each Parcel's Allocated Property Value, all transfer or transaction taxes under applicable state, county and local statutes and ordinances in connection with the transfer of the Parcels shall be divided equally between the Vornado Realty Group and the MM Contributors. The parties hereto, as appropriate, shall file all such necessary tax returns and other documentation with respect to all such transfer and similar taxes and fees. This provision shall survive the Closing.

            1.7.2 Reimbursement for Capital Expenditures. At the Closing, the Vornado Realty Group shall reimburse or pay the MM Contributors for those capital expenditures made or incurred by the MM Contributors with respect to the Real Property during the twenty four (24) month period preceding the Closing Date (which capital expenditures shall be identified in writing by the MM Contributors at least two (2) Business Days prior to Closing); provided, however, that the amount reimbursed under this Section 1.7.2 shall not exceed the amount of cash payable to the MM Contributors pursuant to Section 1.2.1(i) prior to any adjustment for this Section 1.7.2. The Vornado Realty Group shall disburse the amounts payable pursuant to this Section 1.7.2 by wire transfer of immediately available federal funds to the name(s) and account(s) specified by the MM Contributors in writing prior to the Closing Date. Any reimbursement to the MM Contributors pursuant to this Section 1.7.2 shall be in addition to, and not in lieu of, any amounts that the Vornado Realty Group shall be responsible in respect of capital expenditures incurred during the period after the Adjustment Date (i.e., as an adjustment pursuant to Section 1.3 or otherwise as provided herein).

      1.8 "As Is"; Non-reliance.

            A. The Vornado Realty Group acknowledges and agrees that, except as expressly set forth in this Agreement or any other transaction agreement or document executed between members of the MM Group and the Vornado Realty Group concurrently herewith or at Closing pursuant to this Agreement, VRLP is acquiring the Property in its "as is" condition and specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from or on behalf of the MM Contributors. The Vornado Realty Group acknowledges that it has completed its due diligence investigation and, except as set forth in this Agreement or any other transaction agreement or document executed between members of the MM Group and the Vornado Realty Group concurrently herewith or at Closing pursuant to this Agreement, the Vornado Realty Group has not relied and is not relying on any information, document, reports, sales brochure or other literature, maps or sketches, financial information, projections, pro formas or statements, that may have been given by or made by or on behalf of the MM Contributors. The Vornado Realty Group further acknowledges that, except as set forth in this Agreement or any other Transaction Document, all materials relating to the Property which have been provided or made available by the MM Contributors (the "MM Contributors' Documents") have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and the Vornado Realty Group shall not have any recourse against the MM Contributors or its counsel, advisors, agents, officers, members or employees of any information in the event of any errors therein or omissions therefrom.

            B. The Vornado Realty Group hereby acknowledges and agrees that, except as expressly set forth in this Agreement or any other Transaction Document, they are not entitled to, and do not, rely on the MM Contributors or their agents as to (i) the quality, nature, adequacy or physical condition, whether latent or patent, of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility system, facilities or appliances at or in connection with the Real Property, if any; (ii) the existence, quality, nature, adequacy, physical condition, or location of any utilities serving the Real Property; (iii) the development potential of the Real Property, its habitability, merchantability or fitness, suitability or adequacy of the Property for any particular purpose;
(iv) the zoning or other legal status of the Real Property or the potential use of the Property; (v) the Real Property's or its operations' compliance with any applicable codes, laws, building codes, fire codes, regulations, statutes, ordinances, covenants, conditions or restrictions of, or agreements with any governmental or quasi-governmental entity or of any other person or entity; (vi) the quality of any labor or materials relating in any way to the Real Property; or (vii) the condition of title to the Real Property or the nature, status and extent of any right, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting title to the Real Property. Without limiting the foregoing, no representation or warranty is made with respect to any forecasts, budgets or any and all other materials in the nature of pro formas or projections of future results or expenses, in each case, delivered to the Vornado Realty Group by the Victor Capital Group, the MM Contributors or others except insofar as are expressly set forth elsewhere in this Agreement or any other Transaction Document.

      1.9 Market Price Adjustment. If the Closing Date Market Value Per Unit is less than $38.7494 (such lesser amount being referred to herein as the "Floor Amount"), then the number of Common Units issuable pursuant to Section 1.2.1(a)(ii) prior to the adjustment (i.e., 299,079) shall be increased so that the number of Common Units issuable pursuant thereto after adjustment as provided herein shall equal the product of (x) 299,079 times (y) the quotient resulting from dividing the Floor Amount by the Closing Date Market Value Per Unit. In addition, in such event, the conversion premium and conversion ratio with respect to the Preferred Units shall likewise be adjusted as may be agreed by the Vornado Realty Group and the MM Contributors. In the event such parties do not mutually agree on an appropriate and equitable adjustment to the terms of the Preferred Units and said disagreement cannot be resolved by such parties in a timely manner, then each such party shall have the right to deliver written notice to the other party that the parties hereto shall each select a nationally recognized investment banking firm with offices located in New York City for resolution of such dispute. To the extent such investment banking firms jointly resolve the dispute, which resolution shall be evidenced by written notification to each of the MM Group and the Vornado Realty Group prior to the Closing Date, such decision shall be final, conclusive and binding on the MM Group and the Vornado Realty Group; provided, however, to the extent such investment banking firms are unable to so resolve said dispute, they shall select a third nationally recognized investment banking firm (with offices located in New York
City) which has no affiliation with either the MM Group or the Vornado Realty Group. The resolution of said disagreement by the three investment banking firms so selected shall be effected by the agreement of at least two of such three firms and shall be made in writing and delivered to each of the MM Contributors and the Vornado Realty Group as promptly as practicable, but in no event later than the Business Day prior to the Closing Date (which writing shall set forth the nature and amount of the adjustment, if any, as finally determined) and shall be final, conclusive and binding on the MM Group and the Vornado Realty Group. The MM Group and the Vornado Realty Group shall each pay one-half of the aggregate amount of fees and expenses incurred by such investment banking firms engaged in connection with this Section 1.9.

            1.10 Land Trust Joinder. The MM Contributors have caused the Land Trustee to execute a Joinder to this Agreement, by which the Land Trustee on behalf of each of the Land Trusts agrees, upon the written direction of the respective beneficiaries of the Land Trusts, to convey the respective Parcels held by the Land Trusts in accordance with the terms of this Agreement.

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE MM CONTRIBUTORS

            The MM Contributors represent and warrant, jointly and severally, to the Vornado Realty Group as follows:

            2.1 Organization. As of the date hereof, (i) each of MMPI, MMPI Sub, MMEI, Mart Franchise Venture, L.L.C., a Delaware limited liability company and a subsidiary of MMEI ("MFV"), Mart Franchise Center, Inc., an Illinois corporation and a subsidiary of MMPI Sub, and Darby Development Corporation, a Florida corporation and a subsidiary of MMEI (each, a "To Be Acquired Company" and collectively, the "To Be Acquired Companies"), (ii) each of the MM Contributors that is a corporation, partnership, limited liability company, trust or other entity, as applicable (each, a "MM Contributor Entity") and (iii) each general partner or managing member of any MM Contributor Entity that is itself a corporation, partnership, limited liability company, trust or other entity (each, a "GP/MM"), is, and at the time of Closing will be, duly organized and validly existing as a corporation, partnership, limited liability company, trust or other entity, as applicable, and in good standing under the laws of the State where such entity was incorporated or otherwise organized. Except as set forth in Section 2.1 of the Disclosure Schedule, each To Be Acquired Company, each MM Contributor Entity and each Land Trust (collectively, the "MM Entities") is duly qualified or licensed and in good standing to do business as a corporation, partnership, limited liability company, trust or other entity, as applicable, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case where the failure to be so qualified or licensed would not individually or in the aggregate materially and adversely restrict the ability of such entity to conduct business as presently conducted by it in such jurisdiction; each jurisdiction in which each respective To Be Acquired Company is so qualified is listed in Section 2.1 of the Disclosure Schedule. The MM Contributors have heretofore delivered to the Vornado Realty Group accurate and complete copies of the initial certificate of incorporation and all amendments thereto, the bylaws, corporate minutes and stock transfer records, or, in the case of MFV, the certificate of formation and certificate of limited liability company agreement, or other similar constituent documents, as applicable, of each of the To Be Acquired Companies, which documents are identified in Section
2.1 of the Disclosure Schedule (collectively, the "Organizational Documents"). Notwithstanding anything herein to the contrary, certain portions of the corporate minutes delivered to the Vornado Realty Group have been or may be redacted by the MM Contributors.

            2.2 Authority. Each MM Entity and each GP/MM acting on behalf of any MM Entity has all requisite power and authority to execute and deliver this Agreement and each of the other agreements and instruments being executed and delivered concurrent herewith and each of the other agreements and instruments to be executed in connection with the transactions contemplated by this Agreement (the "Transaction Documents") and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all requisite action and no other action on the part of any MM Entity or GP/MM or any shareholder, partner, member, beneficial owner or other affiliate thereof (except for customary letters of direction on behalf of Land Trust beneficiaries to the Land Trustees) is necessary to authorize the execution, delivery and performance of any such MM Entity of its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each Transaction Document being executed and delivered concurrent herewith, has been duly and validly executed and delivered by each of the MM Entities signatory hereto and, assuming this Agreement and each such other Transaction Document has been duly authorized, executed and delivered by each member of the Vornado Realty Group, constitutes a valid and binding agreement of each of the applicable MM Entities, enforceable against each such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity.

            2.3 Consents and Approvals; No Violations. Except as set forth in
Section 2.3(a) of the Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any Person or Governmental Authority is necessary or required to be made or obtained by any of the MM Entities for the execution of this Agreement or the consummation of the transactions contemplated by this Agreement by such entity. None of the execution and delivery of this Agreement or any Transaction Document by any MM Entity, or the consummation by any MM Entity of the transactions contemplated hereby or thereby or compliance by any MM Entity with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the organizational documents of any such MM Entity; (ii) except as set forth in Section 2.3(b) of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract (as defined below) or any other material indenture, license, contract, agreement or other instrument or obligation to which any MM Entity is a party or by which any MM Entity or any of its properties or assets may be bound; or (iii) to the knowledge of the MM Contributors, violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to any MM Entity or any of the MM Entities' properties or assets (including the properties and/or assets of any direct or indirect subsidiary of any such entity).

            2.4 Litigation. (a) Except as set forth in Section 2.4(a) of the Disclosure Schedule, no action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration or otherwise, is pending or, to the knowledge of the MM Contributors, threatened, at law or in equity, against any MM Entity which, if determined adversely to any MM Entity, could reasonably be expected to interfere in any material respect with the ability of such MM Entity to perform its obligations pursuant to this Agreement or any Transaction Document or materially and adversely affect the value of the To Be Acquired Companies, taken as a whole, or any of the Real Properties. There are no judgments, decrees or orders entered on any suit or proceeding against any MM Entity which, if determined adversely to any such MM Entity, could reasonably be expected to restrain, prohibit, invalidate, set aside, rescind, prevent, make unlawful or otherwise interfere in any material respect with the execution, delivery or consummation of the transactions contemplated under this Agreement or the Transaction Documents or materially and adversely affect the value of the To Be Acquired Companies, taken as a whole, or any of the Real Properties.

                  (b) Except as set forth on 2.4(b), there are no actions, suits, labor disputes, litigations or other proceedings currently pending or, to the knowledge of the MM Contributors, threatened against any of the MM Entities or relating to all or any portion of any of the Properties or the occupancy, use or operation thereof which, if determined adversely to any such MM Entity, could reasonably be expected to restrain, prohibit, invalidate, set aside, rescind, prevent, make unlawful or otherwise interfere in any material respect with the execution, delivery or consummation of the transactions contemplated under this Agreement or the Transaction Documents or materially and adversely affect the value of the To Be Acquired Companies, taken as a whole, or any of the Real Properties.

            2.5 Bankruptcy, etc. No MM Entity or any GP/MM is presently insolvent (after taking into account any capital contributions made or to be made by the applicable entity's parent or equityholders) or has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

            2.6 Investment Representations. In order to induce VRLP to issue the MM Contributor Units required to be issued hereunder, each Unitholder hereby acknowledges and confirms its understanding that the issuance by VRLP of the MM Contributor Units is intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"). In furtherance thereof, the MM Contributors represent and warrant to the Vornado Realty Group as of the date hereof and as of the Closing Date as follows:

                  (a) Each Unitholder is acquiring its MM Contributor Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Each Unitholder acknowledges and agrees that it is not permitted to offer, transfer, sell, assign, pledge, encumber, hypothecate or otherwise dispose of any of its MM Contributor Units except as permitted in (i) this Agreement or (ii) the OP Agreement.

                  (b) Each Unitholder is knowledgeable, sophisticated and experienced in business and financial matters; each Unitholder fully understands the limitations on transfer described in this Agreement and the OP Agreement. Each Unitholder is able to bear the economic risk of holding the MM Contributor Units for an indefinite period and is able to afford the complete loss of its investment in the MM Contributor Units.

                  (c) Each Unitholder has been advised that (i) unless the MM Contributor Units are transferred or redeemed pursuant to the OP Agreement or subsequently registered under the 1933 Act or an exemption from such registration is available, the MM Contributor Units must be held indefinitely and each Unitholder will continue to bear the economic risk of its investment in the MM Contributor Units during the period of ownership; (ii) it is not anticipated that there will be any public market for the MM Contributor Units at any time; (iii) Rule 144 promulgated under the 1933 Act may not be available with respect to the sale of any securities of VRLP and VRLP has made no covenant, and makes no covenant, to make Rule 144 available with respect to the sale of any securities of VRLP (although Vornado has agreed to register the Vornado Common Shares issuable upon redemption of the MM Contributor Common Units for sale pursuant to the Registration Rights Agreement); and (iv) a notation shall be made in the appropriate records of VRLP indicating that the MM Contributor Units are subject to the restrictions on transfer set forth in this Agreement and the OP Agreement.

                  (d) Each of the Unitholders is an "accredited investor" (as such term is defined in Rule 501 (a) of Regulation D under the 1933 Act).

            2.7 Broker. Except for the $3,906,250 fee payable by VRLP to Victor Capital on the Closing Date, no MM Entity has entered into any agreement, written or otherwise, with any broker, finder, salesperson or other Person for the payment of any broker's, finder's or other similar fee in connection with the transactions contemplated herein.

            2.8 Collective Bargaining Agreements; Multiemployer Plans. Set forth in Section 2.8 of the Disclosure Schedule is a complete list of the collective bargaining agreements to which Merchandise Mart Properties, Inc., an Illinois corporation and a wholly-owned subsidiary of MMPI ("MMPI Sub"), is a party or is otherwise bound and which cover employees at the Real Property and MMPI. Copies of such collective bargaining agreements have been made available to the Vornado Realty Group. Neither MMPI nor any ERISA Affiliate (as defined below) has in the past six (6) years withdrawn from any "multiemployer plan," as defined in
Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Multiemployer Plan") and does not expect to incur any withdrawal liability payable under Section 4219 of ERISA with respect to such multiemployer plan under subtitle E of Title IV of ERISA. The withdrawal liability of MMPI and its subsidiaries under each Multiemployer Plan to which MMPI, any of its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal," within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $11,000,000. Except for the MMPI Sub collective bargaining agreements referred to in Section
2.8 of the Disclosure Schedule, none of the To Be Acquired Companies is a party to or otherwise bound by any collective bargaining agreements. At Closing, none of the To Be Acquired Companies (other than MMPI Sub) will have any employees subject to collective bargaining agreements or Multiemployer Plans.

            2.9 Employee Benefits.

                  (a) Schedule and Documents. Section 2.9(a) of the Disclosure Schedule sets forth a list of each employee benefit plan, policy, program or contract including, but not limited to, "employee benefit plans" as defined in
Section 3(3) of ERISA and including deferred compensation, stock option, stock purchase, stock appreciation right, stock based, incentive and bonus plans, severance plans, and any agreements providing supplemental retirement, medical or life insurance benefits ("Plans"), which are maintained or contributed to by MMPI or MMPI Sub for the benefit of, or pursuant to which MMPI Sub or an ERISA Affiliate (as hereinafter defined) has any liability with respect to, any current or former employees or directors (or dependents or beneficiaries thereof) of MMPI, MMPI Sub or any ERISA Affiliate other than a Multiemployer Plan (an "MMPI Employee Plan") and any trust (including a trust intended to qualify under Section 501(c)(9) of the Code) or other funding vehicle related thereto and any Multiemployer Plan to which MMPI, MMPI Sub or any ERISA Affiliate has any current obligation to contribute. Except for the MMPI Employee Benefit Plans, none of the To Be Acquired Companies maintains any Plans. For purposes of this Agreement ERISA Affiliate shall mean any business or entity which is a member of a "controlled group" or an "affiliated service group" with MMPI, within the meaning of any of Sections 414(b), (c), (m), or (o) of the Code, or is under common control with MMPI, within the meaning of Section 4001 of ERISA. With respect to each MMPI Employee Plan and each management, employment, severance, consulting or similar agreement or contract (an "Employment Contract") between MMPI Sub and any current employee (an "MMPI Sub Employee Agreement"), MMPI Sub has provided to the Vornado Realty Group (i) true and complete copies (or, to the extent no such copy exists, an accurate description) thereof, including any trust agreements and insurance contracts forming a part of any MMPI Employee Plan and all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each MMPI Employee Plan; and (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each MMPI

Employee Plan or related trust. Except for the MMPI Sub Employee Agreements, none of the To Be Acquired Companies is a party to an Employment Contract.

                  (b) Employee Plan Compliance. (i) MMPI and MMPI Sub have performed in all material respects the obligations required to be performed by them under the MMPI Employee Plans and each such Plan and MMPI Sub Employee Agreement has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, including, but not limited to, ERISA and the Code; (ii) each MMPI Employee Plan intended to qualify under Section 401 of the Code is so qualified and a favorable determination letter has been issued by the Internal Revenue Service with respect to each such MMPI Employee Plan and there are no circumstances likely to result in the revocation of such determination letter; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) against any MMPI Employee Plan or against the assets of any MMPI Employee Plan;
(iv) no reportable event, within the meaning of Section 4043 of ERISA (other than with respect to which the 30-day notice requirement has been waived), and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any MMPI Employee Plan with respect to which there could be any material liability; and (v) neither MMPI, MMPI Sub nor any ERISA Affiliate has engaged in a transaction with respect to an MMPI Employee Plan which, assuming the taxable period of such transaction expires as of the date hereof, could subject such entity to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                  (c) Pension Plans. With respect to each MMPI Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA and which is subject to Title IV of ERISA (a "Pension Plan"), the present value of all accrued benefits, determined on a plan termination basis using the actuarial assumptions established by the Pension Benefit Guaranty Corporation ("PBGC") as in effect on the date of determination, does not as of the date hereof and will not on the Closing Date exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such MMPI Employee Plan. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by MMPI or MMPI Sub or any ERISA Affiliate with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. All material contributions required to be made under any MMPI Employee Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither MMPI nor MMPI Sub has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (d) No Post-Employment Obligations. Except as set forth in
Section 2.9(a) of the Disclosure Schedule, neither MMPI nor MMPI Sub maintains or contributes to any plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any current employee upon their retirement or termination of employment, except as may be required by law.

                  (e) Effect of Transaction. (i) The execution of, and performance of the transactions contemplated in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any MMPI Employee Plan or MMPI Sub Employee Agreement which will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or director and will not result in any breach or violation of, or default under, any such Plan or Arrangement.

                  (ii) No payment or benefit which will or may be made by MMPI Sub will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

            2.10 Leases. (a)(i) The rent rolls and reports which are set forth in Section 2.10(a)(1) of the Disclosure Schedule (the "Rent Rolls"), are true and correct schedules of all Leases (other than Temporary Space Licenses) affecting any Real Property as of January 15, 1998 and contain with respect to each such Lease the following information: name of tenant, space leased, expiry date of existing term, whether unit is vacant, any security deposits and the monthly base rent; (ii) the Leases identified on the Rent Rolls, the Temporary Space Licenses and the Ground Leases (each of which Ground Leases shall be assigned to VPLP or its designee in accordance with Section 1.6.1(D)) constitute all of the leases, licenses, tenancies or occupancies affecting any Property as of January 15, 1998, and each of the Leases identified on the Rent Rolls and each of the Temporary Space Licenses is a valid and enforceable obligation of the landlord or licensor thereunder, as the case may be (all references to landlord under this Agreement shall, as the context may require, also include the licensor under any Temporary Space Licenses) and, to the knowledge of the MM Contributors, each of the other parties thereto; (iii) except as set forth in the Rent Rolls or otherwise identified in the delinquency report set forth in
Section 2.10(a)(2) of the Disclosure Schedule, as of January 15, 1998 none of the MM Entities has received notice of any default by the landlord under any Lease; (iv) except as set forth in the Rent Rolls or in Section 2.10(a)(2) of the Disclosure Schedule, effective as of January 15, 1998 no Tenant shown on the Rent Rolls is in arrears for the payment of rent under its Lease; and (v) none of the Leases contains, nor does any Tenant otherwise have, a purchase option or any right of first offer or first refusal to purchase (or any other similar right, as distinguished from rights to lease additional space or to extend the term of a Lease) with respect to any Real Property or any portion thereof. Attached to the Disclosure Schedule as Section 2.10(a)(3) is a list of all Temporary Space Licenses, or binding commitments for Temporary Space Licenses, affecting the Real Property in effect on January 15, 1998, and said list is true, correct and complete in all material respects as of such date.

                  (b) Except as set forth in Section 2.10(b)(1) of the Disclosure Schedule, to the best of the MM Contributors' knowledge, each of the MM Contributors and each of the To Be Acquired Companies has performed all of the obligations and observed all of the covenants required of the landlord to have been performed on or prior to the Adjustment Date (and as of the date which is fifteen (15) days prior to the Closing Date) under the terms of the Leases to the extent same would require a payment in excess of $10,000 with respect to any Lease. Except as set forth in Section 2.10(b)(1) of the Disclosure Schedule, all work, alterations, improvements or installations required to be made by the landlord on or prior to the Adjustment Date (and as of the date which is fifteen
(15) days prior to the Closing Date) for or on behalf of Tenants under the Leases have in all respects been carried out, performed and complied with to the extent same would require a payment in excess of $10,000 with respect to any Lease, and there is no agreement with any Tenant under any such Lease for the performance of any work to be done in the future other than that which is required pursuant to its Lease. Except as set forth in Section 2.10(b)(1) of the Disclosure Schedule, no work has been performed by the landlord (or, to the knowledge of the MM Contributors, any Tenant) at any Real Property which would require an amendment to the certificate of occupancy for the Improvements on such Real Property for which an amendment has not been obtained, and any and all work performed at the Real Property prior to the date hereof and to the Closing Date has been and will be in all material respects in accordance with the rules, laws and regulations of all applicable authorities.

            2.11 Intentionally Omitted.

            2.12 Service Contracts. Section 2.12 of the Disclosure Schedule sets forth all material Service Contracts. True, accurate and complete copies of the Service Contracts have been made available to the Vornado Realty Group. None of the Service Contracts has been modified in any material respect and each of the Service Contracts is in full force and effect without any material default or claim by any Person of any material default by any MM Contributor.

            2.13 Condemnation Notices. Except as set forth in Section 2.13 of the Disclosure Schedule as of the date hereof, no MM Contributor has received any written notice of and no MM Contributor has knowledge of any pending condemnation proceeding affecting or which may affect the Real Property or any part thereof.

            2.14 Violations. Except as set forth in Section 2.14 of the Disclosure Schedule, and except for environmental problems and conditions which are addressed separately in Section 2.17 below, no MM Contributor has received any written notices relating to, or has knowledge of, any material violations of any Laws affecting any To Be Acquired Company or any portion of the Real Property.

            2.15 Leasing Commissions. Section 2.15 of the Disclosure Schedule is a schedule of all unpaid or outstanding leasing commission obligations which are in excess of $20,000 with respect to any individual Lease and which are owed to third parties (other than MMPI Sub) pursuant to agreements (written or otherwise) made on or prior to the date hereof (whether or not payable after the date hereof) on or in connection with the Leases.

            2.16 Personal Property. Except as set forth in Section 2.16 of the Disclosure Schedule, all Personal Property is now owned by one or more MM Entities, and will on the Closing Date be owned by such MM Entities, in each case free and clear of any conditional bills of sale, chattel mortgages, security agreements, financing statements or other security interests of any kind other than Liens created by any member of the Vornado Realty Group or any affiliate thereof.

            2.17 Environmental Matters. Except (a) as set forth in the environmental reports prepared for the MM Property Contributors, which are described in Section 2.17 of the Disclosure Schedule (the "MM Environmental Reports"), (b) as set forth in the environmental reports and studies prepared for the Vornado Realty Group, which are described in Section 2.17 of the Disclosure Schedule (the "Vornado Environmental Reports" and, together with the MM Environmental Reports, the "Environmental Reports") and (c) for the other items described in Section 2.17 of the Disclosure Schedule, as of the date hereof, (i) there is no work currently being performed at any Parcel in order to bring the Property specifically into compliance with Environmental Laws (other than ACM abatement in accordance with established protocols for the applicable MM Entity); (ii) there are, to the knowledge of the MM Contributors, no Above Ground Storage Tanks or Underground Storage Tanks at any Parcel, (iii) none of the MM Entities has received notice from any Tenant or any Governmental Authority (state or federal) to the effect that a Hazardous Substance (including, without limitation, any Above Ground Storage Tanks or Underground Storage Tanks) exists on any Parcel and that same is a violation of any existing Environmental Law or requires remediation pursuant to applicable Environmental Laws; (iv) none of the MM Entities has knowledge of any asbestos or asbestos-containing material at any Parcel that is not in compliance with all applicable requirements of Environmental Laws; (v) none of the MM Entities has knowledge of any Hazardous Materials on, under, at, emanating from or otherwise affecting any portion of any Parcel which it knows to be a violation of any existing Environmental Laws or knows to require remediation pursuant to applicable Environmental Laws; and (vi) to the knowledge of the MM Contributors, as of the date hereof, none of the MM Entities nor any To Be Acquired Company has caused or permitted the Discharge of any Hazardous Materials on, under or at any Parcel or any part thereof which it knows to have been a violation of then applicable Environmental Laws. At Closing, the MM Property Contributors shall confirm the representations set forth in this Section 2.17 subject however to any information set forth in the Certificate provided for in Section 1.6.1(K), but the facts so disclosed in such Certificate shall not be deemed to constitute a misrepresentation or a representation that is not true and correct as of the Closing Date pursuant to Section 7.3.1, and the Vornado Realty Group's only rights with respect to the facts so disclosed in such Certificate shall be as set forth in Section 6.13.

                  (b) As of the date hereof, the MM Entities have (i) made available to the Vornado Realty Group true, correct and complete copies of all Environmental Documents concerning the Real Property that were generated by or on behalf of, or are otherwise in the possession of, any of the MM Entities (including, without limitation, the Environmental Documents listed on Section
2.17 of the Disclosure Schedule) and (ii) provided to the Vornado Realty Group true, correct and complete copies of the MM Environmental Reports, and on or prior to the Closing Date the MM Entities shall have delivered to the Vornado Realty Group, promptly upon receipt by any of them, true and correct copies of any Environmental Documents that become available to the MM Entities after the date hereof (other than Environmental Documents relating to ACM abatement).

            2.18 Employees. Section 2.18 of the Disclosure Schedule sets forth a true, correct and complete list of all employees presently employed by any MM Entity or any direct or indirect Affiliate thereof working at or otherwise employed in connection with the management or operation of any of the Properties as of January 14, 1998, the entity or entities by which each such person is employed and their respective base salaries for 1998 (excluding certain executives for which such data previously has been provided) and union affiliations (if any).

            2.19 Material Repairs. Except as set forth in Section 2.19 of the Disclosure Schedule, no MM Contributor has knowledge of any outstanding requirement or recommendation by (i) any insurance company currently insuring any of the Properties; (ii) any board of fire underwriters or other body exercising similar functions with respect to any of the Properties; or (iii) the holder of any mortgage or other similar lien encumbering any MM Entity's interest in any of the Properties which, in each such case, require or recommend any repairs or work of any material nature be performed on such Property.

            2.20 Tax Information. Annexed to the Disclosure Schedule as Section
2.20 is a listing of the following, which are true, complete and correct in all material respects for each Parcel: (i) its adjusted basis for federal income tax purposes as of December 31, 1996; (ii) the date placed in service; (iii) the depreciation method; and (iv) the remaining useful life for federal income tax purposes. On or prior to February 28, 1998, the respective MM Contributors covenant and agree to provide to the Vornado Realty Group a schedule supplementing and updating the information in this Section 2.20 as of December 31, 1997.

            2.21 Capitalization. (a) As of the Closing, the capitalization of each To Be Acquired Company will be as set forth in Section 2.21(a) of the Disclosure Schedule. As of the Closing, except as set forth in Section 2.21(a) of the Disclosure Schedule, the outstanding capital stock or other equity interests of each To Be Acquired Company will be free and clear of any mortgage, pledge, Lien, encumbrance, security interest, claim or other right or interest of any third party of any nature whatsoever, and will have been duly authorized, validly issued and fully paid and will be nonassessable and free of any preemptive rights.

                  (b) As of the Closing, the shares of capital stock and other equity interests described in clause (a) above for each of the respective To Be Acquired Companies will represent all of the issued and outstanding capital stock or other equity interests, as applicable, of each such entity. Other than the current plan to recapitalize and restructure the Management Companies to effect the capital structure set forth in Section 2.21(a) above and otherwise in favor of the Vornado Realty Group or its Affiliates as contemplated by this Agreement, there are no (and as of the Closing there will be no) subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character, whether oral or written, relating to the issuance, transfer, sale, delivery, voting or redemption (including any right of conversion or exchange under any outstanding security or other instrument) of any of the capital stock or other equity interests of any of the To Be Acquired Companies. Except as set forth in Section 2.21(b) of the Disclosure Schedule, there are no (and as of the Closing there will be no) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the capital stock or other equity interests of any of the To Be Acquired Companies to which any of such entities or any MM Entity is a party or is bound.

            2.22 Title to Assets. The assets owned or leased by each of the To Be Acquired Companies having a book value in excess of $25,000 are correctly identified in Section 2.22 of the Disclosure Schedule (the "Management Company Assets"). Except as disclosed in Section 2.22 of the Disclosure Schedule, as of the date hereof and as of the Closing Date there are no Liens on the Management Company Assets. The To Be Acquired Companies have good and valid title to the Management Company Assets identified in Section 2.22 of the Disclosure Schedule as being owned or leased by them.

            2.23 Tax Matters. Except as set forth in Section 2.23 of the Disclosure Schedule:

                  (a) All Tax Returns required to be filed by the To Be Acquired Companies have been timely filed with the appropriate taxing authority (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct, and complete in all material respects. The To Be Acquired Companies have timely paid all Taxes due or claimed to be due from them by any federal, state, local, foreign or other taxing authority and no deficiency for any Taxes has been proposed, asserted or assessed against the To Be Acquired Companies that has not been resolved and paid in full. There are no Liens for Taxes (except for Liens for Taxes not yet due and payable) upon any of the Property or upon any of the assets of the To Be Acquired Companies.

                  (b) None of the To Be Acquired Companies is a party to any material pending action or proceeding by any taxing authority for assessment or collection of any Tax, and no material claim for assessment or collection of any Tax has been asserted against it. None of the To Be Acquired Companies has executed or filed (or has been asked to execute or file) with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax. No claim has been made by any Governmental Authority in a jurisdiction where any To Be Acquired Company does not file Tax Returns that it is or may be subject to taxation by the jurisdiction. There is no pending dispute or claim concerning any tax liability of any To Be Acquired Company (x) claimed or raised by any taxing authority in writing or (y) as to which any MM Contributor has knowledge, and no To Be Acquired Company has entered into or intends to enter into any agreement with any taxing authority, including but not limited to any closing agreements, which could reasonably be expected to have a Material Adverse Effect on the To Be Acquired Companies, taken as a whole.

                  (c) The To Be Acquired Companies have not filed any elections to be "S Corporations" within the meaning of Section 1362(a) of the Code, or under any analogous provision of state or local law. The To Be Acquired Companies are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes. The To Be Acquired Companies are not party to and are not bound by or have any obligation under any tax sharing allocation or indemnity agreement or similar contract or arrangement.

                  (d) The To Be Acquired Companies have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

                  (e) No power of attorney granted by the To Be Acquired Companies with respect to any Taxes is currently in force.

            2.24 Material Contracts. (a) Section 2.24(a) of the Disclosure Schedule sets forth a true, correct and complete list (including the title, date, and parties), as of the date hereof, of each of the following contracts, arrangements or understandings (other than Service Contracts, Leases and contracts to perform obligations under Leases) to which any of the MM Entities is a party with respect to the Property (collectively, the "Material Contracts"):

            (i) each employment, severance, management, consulting, change in control and other agreement involving compensation for services rendered or to be rendered;

            (ii) each credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of indebtedness or other contract relating to indebtedness for borrowed money;

            (iii) each contract, agreement or other arrangement granting any person or entity any preferential right to purchase any of the material assets of any of the To Be Acquired Companies;

            (iv) each collective bargaining or similar agreement with any labor union or association representing employees of any To Be Acquired Company;

            (v) each employee benefit or other similar plan currently in existence with respect to employees of any To Be Acquired Company;

            (vi) each contract, agreement, arrangement or understanding with any stockholder, partner, director or officer of any of the To Be Acquired Companies; and

            (vii) each other contract, agreement or understanding (whether written or oral), (A) entered into in the Ordinary Course of Business which involves the payment or receipt by any member of the MM Group of an amount in excess of $50,000 per annum or (B) that was entered into or now is outside of the Ordinary Course of Business.

                  (b) The MM Group has delivered or made available to the Vornado Realty Group true, correct and complete copies of all Material Contracts (or representative forms thereof). All of the Material Contracts are valid, binding and enforceable obligations of the members of the MM Group and the To Be Acquired Companies that are parties thereto in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity. Except as set forth in
Section 2.24(b) of the Disclosure Schedule, to the knowledge of the members of the MM Group none of the MM Entities is in material breach of or default under any of the Material Contracts.

                  (c) Section 2.24(c) of the Disclosure Schedule sets forth a complete list as of the date hereof of all bank and savings accounts, certificates of deposit, safe deposit boxes and credit cards relating to the Contributed Interests and established by or for the benefit of any of the MM Entities or the To Be Acquired Companies or their respective directors, officers or employees, in their capacities as such. Non-employee directors shall deliver to the applicable To Be Acquired Company on or prior to the Closing Date all credit cards for the account of the To Be Acquired Companies and relating to the Contributed Interests.

            2.25 Subsidiaries. No To Be Acquired Company owns, directly, indirectly, beneficially or otherwise, capital stock or any other beneficial or equity interest in any other Person (other than an interest in another To Be Acquired Company).

            2.26 MM Stockholders: Valid Title; Power to Act. The MM Stockholders collectively own, and will own at the Closing, 100% of the outstanding capital stock of each of MMPI and MMEI, and MMPI owns and will own at Closing 100% of the outstanding capital stock of MMPI Sub, and each MM Stockholder and MMPI has and will have at Closing good and valid title to 100% of the shares of each such entity to be contributed by such MM Stockholder or MMPI, as applicable, free and clear of any mortgage, pledge, Lien, encumbrance, security interest or claim of right or interest of any third party of any nature whatsoever, except as set forth in Section 2.26 of the Disclosure Schedule with respect to Liens which will be released at Closing.

            2.27 Intellectual Property. The tradenames and trademarks listed in
Section 2.27 of the Disclosure Schedule as "registered tradenames" (the "Registered Tradenames") identifies all tradenames and trademarks used in the business of the MM Entities which are registered. The tradenames and trademarks listed in Section 2.27 of the Disclosure Schedule as "unregistered tradenames" (the "Unregistered Tradenames", and together with the Registered Tradenames, the "Intellectual Property") identifies all tradenames and trademarks used in the business of the MM Entities which are not registered. No MM Entity has received written notification from any Person of infringement of any Intellectual Property owned or otherwise being used by it other than as provided in Section
2.27 of the Disclosure Schedule.

            2.28 Investment Company Act of 1940. No To Be Acquired Company is at the date of this Agreement, or will be at the Closing, an entity that is required to be registered with the SEC as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

            2.29 Real Property Matters. Complete and correct copies of each of the Leases (other than Temporary Space Licenses) have been furnished or made available to Vornado. Except as disclosed in Section 2.29 of the Disclosure Schedule, no unrepaired damage or destruction has occurred and, to the knowledge of the MM Contributors, no condemnation or rezoning proceeding has been threatened or commenced, with respect to any of the Real Property that would constitute a Material Event under Section 6.13(d) or that individually or in the aggregate materially impair the continued use or operation of the affected Real Property. As of the date hereof, none of the MM Entities has made any claim under any title insurance policy insuring any such entity's interest in any of the Real Property since 1980. None of the MM Contributors nor any To Be Acquired Company has received any written notice that there is any material uncured violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof other than as set forth in Section 2.29 of the Disclosure Schedule. The parties hereby confirm and acknowledge that the MM Entities are retaining all rights and claims under any title insurance policies issued prior to the date hereof.

            2.30 Insurance. Section 2.30 of the Disclosure Schedule lists all insurance policies (other than title insurance policies) presently affording coverage with respect to each Property and each To Be Acquired Company and, to the knowledge of the MM Contributors, the information contained therein is accurate in all material respects as of the date hereof. The MM Contributors have previously delivered or made available to the Vornado Realty Group true, correct and complete copies of each of the insurance policies identified in
Section 2.30 of the Disclosure Schedule. At all times since the later of January 1, 1988 or the date on which any applicable entity was organized or formed, the MM Entities have continuously maintained liability insurance on, and now maintain liability insurance on, each of the Properties and, in the case of the To Be Acquired Companies, on the assets, business and personnel of each of the To Be Acquired Companies. As of the Closing, the MM Entities shall have continuously maintained, since the date hereof, such insurance coverage as is provided by the insurance policies identified in Section 2.30 of the Disclosure Schedule.

            2.31 Intentionally Omitted.

            2.32 Tax Bills. As of the date hereof, Section 2.32 of the Disclosure Schedule identifies the real property tax statements for Real Property that have been furnished by the MM Contributors. to the Vornado Realty Group and such deliveries are true and correct copies of the most recent tax statements for each Parcel. Except as is included in the tax statements identified in Section 2.32 of the Disclosure Schedule, none of the members of the MM Group has received written notice of any special assessment or reassessment affecting any of the Parcels.

            2.33 Bankruptcies of Tenants. To the knowledge of the MM Contributors, as of the date hereof, none of the MM Entities has received notice of the filing by any Tenant occupying any part of any of the Properties of a bankruptcy, reorganization, insolvency or similar proceeding, except as set forth in Section 2.33 of the Disclosure Schedule.

            2.34 Financial Statements. The MM Contributors have furnished to the Vornado Realty Group the financial statements set forth in Section 2.34 of the Disclosure Schedule (collectively, the "Financial Statements"). Other than as set forth in Section 2.34 of the Disclosure Schedule, to the knowledge of the MM Contributors, the audited Financial Statements (including the related notes and schedules thereto) have been prepared in accordance with GAAP consistently applied throughout the periods presented. Each of the audited Financial Statements of each such entity, and the interim financial statements identified on Section 2.34 of the Disclosure Schedule with respect to the Office Center Property, fairly presents, in all material respects, the financial position and results of operations of the applicable entity at or as of the date(s) or period(s) specified therein.

            2.35 To Be Acquired Company Liabilities. Except (i) to the extent reflected or reserved against in the balance sheets included in the Financial Statements, (ii) to the extent specifically set forth in Section 2.35 of the Disclosure Schedule, and/or (iii) for obligations of each such entity arising in the Ordinary Course of Business after the dates of the applicable Financial Statements under any Material Contracts or any agreement which is not a Material Contract because it does not meet the minimum conditions identified in Section 2.24(a)(vii), as of the date hereof, no To Be Acquired Company has any material liabilities or obligations of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise which would be required to be reported on the financial statements of such entity to properly reflect the financial condition or results of operations of such entity or which individually or in the aggregate would have a material adverse effect on the financial condition of the To Be Acquired Companies, taken together as a whole.

            2.36 Limitations on Representations and Warranties. If any Estoppel Certificate received by the Vornado Realty Group indicates that, or if to the knowledge of the Vornado Realty Group, any of the representations or warranties set forth in this Agreement are not true as of the Closing and the Vornado Realty Group elects nonetheless to close, the Vornado Realty Group shall be deemed to have waived any claim for breach of such representation or warranty. This limitation shall be in addition to, and not in substitution for, any other limitations of the Vornado Realty Group's remedies or damages set forth in
Article VIII and Article IX. Nothing in this Section 2.36 shall limit the responsibility of the MM Contributors pursuant to Section 1.3, Article IV or
Article VI.

            2.37 Disclosure Schedule. Any event, fact or circumstance described in any section of the Disclosure Schedule shall be deemed a disclosure for purposes of all other portions of the Disclosure Schedule, provided that the relevance of the disclosure to such other portions can be reasonably discerned from the applicable section of the Disclosure Schedule.

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE VORNADO REALTY GROUP

            The Vornado Realty Group hereby represents and warrants to the MM Contributors as follows:

            3.1 Organization; Standing; Etc. (a) Vornado is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland.

                  (b) VRLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (c) VOI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (d) Each member of the Vornado Group has the power and authority to own its properties and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification, authorization or license.

            3.2 Authority. Each member of the Vornado Group has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or partnership action, as applicable, on the part of each member of the Vornado Group and no other proceedings on the part of any member of the Vornado Realty Group are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each member of the Vornado Group and, assuming this Agreement has been duly authorized, executed and delivered by each other party hereto, constitutes a valid and binding agreement of each member of the Vornado Realty Group, enforceable against each of them in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principals of equity.

            3.3 Consents and Approvals; No Violations. Except as set forth in
Section 3.3 of the Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is required to be obtained by any member of the Vornado Realty Group for the consummation of the transactions contemplated by this Agreement, other than any filings required under the 1933 Act, the 1934 Act, the HSR Act, state securities laws, and any filings required to be made with the Office of the Maryland Department of Taxation and Assessment, the Secretary of State of Delaware and the NYSE, except where the failure to so make same or obtain would not have a material adverse affect on such entity's ability to execute and deliver, or perform its obligations under, this Agreement. Neither the execution and delivery of this Agreement by any member of the Vornado Group nor the consummation by any of them of the transactions contemplated hereby nor compliance by each of them with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of any member of the Vornado Group;
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any indenture, license, contract, Agreement or other instrument or obligation to which any member of the Vornado Group is a party or by which any of them or any of their respective properties or assets may be bound; or
(iii) to the knowledge of the Vornado Realty Group violate any order, writ, injunction, decree, statute, rule or regulation applicable to any member of the Vornado Realty Group or any of its properties or assets.

            3.4 MM Contributor Units, VOI Stock and Vornado Common Shares. (a) The MM Contributor Units to be issued to the Unitholders at Closing will be duly authorized and, when issued by VRLP, will be validly issued in accordance with the terms of VRLP's OP Agreement and Delaware law, and free of any preemptive rights. The Vornado Common Shares, if any, issuable upon redemption of the MM Contributor Units will be duly authorized and listed on the New York Stock Exchange (assuming at such time any Vornado Common Shares are so listed), and, upon such issuance, will be validly issued, fully paid and non-assessable, and free of any preemptive rights. As of the date on which the last dividend on the Vornado Common Shares was paid, the amount of the dividend payable with respect to one Vornado Common Share was equivalent to the distribution payable on one Common Unit.

                  (b) The VOI Stock, if any, to be issued pursuant to the VOI Purchase Agreement will at Closing be duly authorized. Upon issuance of the VOI Stock, the VOI Stock will be validly issued, fully paid, non-assessable, and free of any preemptive rights.

            3.5 Intentionally Omitted.

            3.6 SEC Documents and Financial Statements. Vornado has delivered to the MM Contributors true and correct copies of Vornado's (i) Annual Report on Form 10-K for the fiscal year ending December 31, 1996, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) all current reports on Form 8-K filed at any time subsequent to December 31, 1996 through the date hereof, all of which have been filed by Vornado with the Securities and Exchange Commission (the "SEC") (collectively, the "Vornado Reports"). The Vornado Reports were prepared and filed in compliance with the 1934 Act and the rules and regulations promulgated by the SEC thereunder, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made or will be made, not misleading. The consolidated financial statements and the interim consolidated financial statements of Vornado included in the Vornado Reports were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly presented the consolidated financial condition and results of operations of Vornado and its subsidiaries as at the dates thereof and for the periods then ended, subject, in the case of the interim consolidated financial statements, to normal year-end adjustments and any other adjustments described therein.

            3.7 Investment Company Act of 1940. No member of the Vornado Realty Group is at the date of this Agreement, or will be at the Closing, required to be registered with the SEC as an investment company under the 1940 Act.

            3.8 Intentionally Omitted.

            3.9 Litigation. No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the knowledge of the Vornado Realty Group, threatened, at law or in equity, against any member of the Vornado Realty Group before or by any Governmental Authority which if determined adversely to any member of the Vornado Realty Group, could reasonably be expected to interfere in any material respect with the ability of such member of the Vornado Realty Group to perform its obligations pursuant to this Agreement or any Transaction Document or have a Material Adverse Effect. There are no judgments, decrees or orders entered on a suit or proceeding against any member of the Vornado Realty Group which, if determined adversely to any such member of the Vornado Realty Group, could reasonably be expected to materially adversely affect any member of the Vornado Realty Group's ability to perform its respective obligations pursuant to this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the Transaction Documents or have a Material Adverse Effect.

            3.10 Subsidiaries. As of December 31, 1997, VOI did not have any subsidiaries and neither Vornado nor VRLP had any active Subsidiaries other than those identified in the Vornado Reports or in Section 3.10 of the Disclosure Schedule. Each Subsidiary of any member of the Vornado Realty Group listed in the Vornado Reports or in Section 3.10 of the Disclosure Schedule, has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be in good standing, to have such power and authority or to be so qualified or authorized and in good standing could not reasonably be expected to have a Material Adverse Effect on the Vornado Group, taken as a whole. All of the outstanding capital stock, beneficial interests or other equity interests of Vornado, VRLP, VOI and each Subsidiary listed in the Vornado Reports or in
Section 3.10 of the Disclosure Schedule have been duly authorized and validly issued, are fully paid and, in the case of corporate stock only, non-assessable except for such failures as could not reasonably be expected to have a Material Adverse Effect.

            3.11 Capitalization. (a) As of December 31, 1997, the issued and outstanding shares of capital stock of each of Vornado and VOI were as set forth in Section 3.11(a) of the Disclosure Schedule.

                  (b) As of December 31, 1997, the issued and outstanding units of limited partnership interest of VRLP are as set forth in Section 3.11(b) of the Disclosure Schedule.

            3.12 Tax Matters.

                  (a) REIT Status. Vornado, beginning with its taxable year ended December 31, 1993 and through December 31, 1997 (i) has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT within the meaning of the Code for such years,
(ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1998, and (iii) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the Vornado Realty Group, no such challenge is pending or threatened. No member of the Vornado Realty Group or the Subsidiaries holds any asset that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

                  (b) Tax Returns. To the knowledge of the Vornado Group, each member of the Vornado Realty Group and each Subsidiary has (A) timely filed with the appropriate taxing authority all Tax Returns required to be filed by it (after giving effect to any filing extension granted by any Governmental Authority) and such Tax Returns were complete and accurate in all material respects and (B) has paid all Taxes shown as owed by each member of the Vornado Realty Group or any of the Subsidiaries on any Tax Return other than Taxes being contested in good faith and for which adequate reserves have been taken except, in each case, for such failures as could not reasonably be expected to have a Material Adverse Effect on the financial condition of Vornado and its Subsidiaries taken as a whole. No member of the Vornado Realty Group or any of the Subsidiaries has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax. Except as set forth in Section 3.12(b) of the Disclosure Schedule, no member of the Vornado Realty Group or any of the Subsidiaries is a party to any material pending action or proceedings by any taxing authority for assessment or collection of any Tax, and no material claim for assessment or collection of any Tax has been asserted against it. No claim has been made by an authority in a jurisdiction where a member of the Vornado Realty Group or any of the Subsidiaries does not file Tax Returns that it is or may be subject to taxation by the jurisdiction. Except as set forth in Section 3.12(b) of the Disclosure Schedule, there is no material dispute or claim concerning any Tax liability of a member of the Vornado Realty Group or any of the Subsidiaries, (x) claimed or raised by any taxing authority in writing or
(y) as to which a member of the Vornado Realty Group or any of the Subsidiaries has knowledge, and no member of the Vornado Realty Group or the Subsidiaries has entered into or intends to enter into any agreements with any taxing authority, including but not limited to closing agreements, which could reasonably be expected to have a Material Adverse Effect on the Vornado Realty Group and its subsidiaries, taken as a whole.

                  (c) Certain Tax Liabilities. Since January 1, 1997, no member of the Vornado Realty Group or the Subsidiaries has incurred (i) any material liability for Taxes under Sections 856(b), 860(c) or 4981 of the Code which could reasonably be expected to have a Material Adverse Effect on the financial condition of Vornado and its Subsidiaries taken as a whole, or (ii) a material liability for Taxes other than Taxes incurred in connection with the ordinary course of business and such other liability for Taxes as could not be reasonably expected to have a Material Adverse Effect on the financial condition of Vornado and its Subsidiaries taken as a whole. Except as described in Section 3.12(c) of the Disclosure Schedule, to the knowledge of the Vornado Realty Group, no event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentence with respect to the period described in said sentence will be imposed upon a member of the Vornado Realty Group or the Subsidiaries.

                  (d) Tax Status of Subsidiaries. VRLP was not a publicly traded partnership within the meaning of Section 7704 of the Code and the regulations promulgated thereunder for any taxable year ending before January 1, 1998. In addition, no Subsidiary has taken the position, for federal income tax purposes, that it is a publicly traded partnership within the meaning of Section 7704 of the Code and the regulations promulgated thereunder for any taxable year ending before January 1, 1998.

            3.13 Compliance with Organizational Documents. Vornado is not in violation of any provision of its declaration of trust or by-laws, in each case as in effect on the date hereof; VRLP is not in violation of any provisions of its certificate of limited partnership or partnership agreement, in each case as in effect on the date hereof; and VOI is not in violation of any provision of its certificate of incorporation or bylaws, in each case as in effect on the date hereof.

            3.14 Bankruptcy, etc. No member of the Vornado Realty Group has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of the assets of any member of the Vornado Realty Group, suffered the attachment or other judicial seizure of all, or substantially all, of the assets of any member of the Vornado Realty Group, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

            3.15 Broker. No member of the Vornado Realty Group has entered into any Agreement, written or otherwise, with any broker, finder or salesperson in connection with the transaction contemplated hereunder except Victor Capital Group, whose fee shall be paid by Vornado as contemplated by Section 2.7. The provisions of this Section shall survive Closing or the earlier termination of this Agreement.

            3.16 Compliance with Laws. To the knowledge of the Vornado Realty Group, as of the date hereof and except as disclosed in the Vornado Reports, none of Vornado, VRLP, VOI or any of Vornado's Subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Authority applicable to its business, properties, or operations, except for such violations and failures to comply as could not, in the aggregate, reasonably be expected to have a material adverse affect on such entity's ability to perform its obligations under this Agreement or any Transaction Document or have a Material Adverse Effect.

            3.17 Investment Representations. VRLP is acquiring the Management Company Shares solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof, and VRLP acknowledges and agrees that the Management Shares have not been registered under the 1933 Act, in reliance upon an exemption therefrom, and that the Management Company Shares have not been approved or disapproved by the SEC or by any federal or state agency, (iii) VRLP is able to bear the economic risk of holding the Management Company Shares for an indefinite period and is able to afford the complete loss of its investment therein, (iv) VRLP has been advised that unless the Management Company Shares are registered under the 1933 Act or an exemption from such registration is available, the Management Company Shares must be held indefinitely and VRLP will continue to bear the economic risk of its investment in the Management Shares during the period of ownership; and (v) VRLP is an "accredited investor" (as such term is defined in Rule 501 (a) of Regulation D under the 1933 Act).

            3.18 Limitation on Representations and Warranties. If, to the MM Contributors' knowledge, any of the Vornado Realty Group's representations or warranties in this Agreement are not true as of the Closing and the MM Contributors elect nonetheless to close, the MM Contributors shall be deemed to have waived any claim for breach of such representation or warranty. This limitation shall be in addition to, and not in substitution for, any other limitations of the MM Contributors' remedies or damages set forth in Article VIII and Article IX.

            3.19 Disclosure Schedule. Any event, fact or circumstance described in any Disclosure Schedule attached hereto or made a part hereof shall be deemed a disclosure for purposes of all other portions of the Disclosure Schedule, provided that the relevance of the disclosure to such other portions can be reasonably discerned from the applicable Disclosure Schedule.

                                   ARTICLE IV

                        COVENANTS OF THE MM CONTRIBUTORS

            The MM Contributors covenant and agree with the Vornado Realty Group as follows:

            4.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the MM Contributors shall use all commercially reasonable efforts (but without obligating the MM Contributors to incur costs and expenses in excess of the Maximum MM Expenditure Amount) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to cause the conditions to the Vornado Realty Group's obligation to close specified in Article VII to be satisfied and otherwise to consummate and make effective the transactions contemplated by this Agreement.

            4.2 Conduct of Business Pending Closing. During the period from the date hereof through and until the Closing, except as set forth in Section 4.2 of the Disclosure Schedule or as otherwise contemplated by this Agreement or agreed to in writing by the Vornado Realty Group:

                  4.2.1 Ordinary Course of Business. Each member of the MM Group covenants and agrees that it will, and will cause its direct and indirect subsidiaries to, operate its business and Real Estate holdings in the Ordinary Course of Business and maintain its business and real estate holdings that relate to the Contributed Interests in substantially the same condition as exists on the date hereof, subject to reasonable wear and tear, casualty and taking by eminent domain and, subject to the remaining provisions of this
Section 4.2.1, will keep available the services of its officers and employees and preserve their relationships with Tenants, customers, suppliers, managers and others having on-going relationships with the Real Property and the Management Companies to the end that their goodwill and going business shall be maintained following the Closing. Without limiting the generality of the foregoing, without the prior written consent of the Vornado Realty Group, such consent not to be unreasonably withheld or delayed, each member of the MM Group covenants and agrees that it will not do, or agree to do, on or after the date hereof, any of the following with respect to the Contributed Interests or any of the To Be Acquired Companies on or before the Closing:

                  (a) amend its certificate of incorporation or bylaws, or its certificate of limited partnership or partnership agreement, or its certificate of formation or limited liability company agreement, as applicable;

                  (b) rescind, modify, amend or otherwise change or affect any of the resolutions of the board of directors recommending adoption of this Agreement and authorization of the transactions contemplated hereby;

                  (c) sell, assign, lease (other than with respect to Leases) or otherwise transfer or dispose of any assets, except in the Ordinary Course of Business or in an aggregate amount not in excess of $100,000, unless the same shall be replaced with assets of equal or greater value and utility;

                  (d) issue, sell, transfer, assign, pledge, convey or dispose of any security or equity interest or any security convertible into or exchangeable or exercisable for any security or equity interest, including, without limitation, any subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or understandings of any kind obligating any To Be Acquired Company, as the case may be, contingently or otherwise, to issue or sell, or cause to be issued or sold, any security or equity interest of any To Be Acquired Company, as the case may be, or any security convertible into or exchangeable or exercisable for any such security or equity interest;

                  (e) split, combine or reclassify any shares of any class of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any class of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

                  (f) write off any receivables accrued after December 31, 1997;

                  (g) (i) except (a) in the Ordinary Course of Business consistent with past practice under existing lines of credit and, (b) for inter-company or Affiliated indebtedness to be paid off at or prior to Closing, create, incur or assume any liability, including obligations in respect of capital leases or make or commit to make capital expenditures in excess of $100,000 each or $250,000 in the aggregate, or create, incur, assume, maintain or permit to exist any indebtedness in an aggregate amount greater than $250,000 for members of the MM Group and their respective subsidiaries combined; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for assumptions, guarantees or endorsements by a Management Company of the obligations of MMPI Sub in the Ordinary Course of Business consistent with past practice; (iii) except as set forth in Section 4.2.1(g) of the Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances in the Ordinary Course of Business consistent with past practice to employees and extensions of credit made to customers on a trade receivable basis in the Ordinary Course of Business consistent with past practice); or (iv) create, assume or permit to exist any Lien upon their assets, except for those in existence on the date of this Agreement and except for those additional Liens created in the Ordinary Course of Business consistent with past practice which, if they encumber any of the Real Property, constitute Permitted Encumbrances hereunder;

                  (h) except as set forth in Section 4.2 of the Disclosure Schedule or as contemplated by this Agreement, (i) increase or modify or agree to increase or modify the compensation, bonuses or other benefits or perquisites of any employee of MMPI Sub, MMEI or any of their respective direct or indirect subsidiaries, except for salary increases granted in the Ordinary Course of Business or pursuant to employment agreements or arrangements existing on the date hereof, or (ii) pay or commit to pay any compensation, bonus, pension or other benefit not required by the terms of any existing Plan, policy or collective bargaining agreement as in effect on the date hereof or otherwise in the Ordinary Course of Business;

                  (i) fail to use reasonable efforts to maintain their books and records in accordance with GAAP;

                  (j) other than in the Ordinary Course of Business, cancel or materially amend or modify any agreements (other than Leases, which are addressed separately below) with customers or tenants;

                  (k) enter into any written employment or severance agreements with, any director, officer or other employees, except to the extent contemplated by any written agreement existing on the date hereof and identified in Section 2.24(a) of the Disclosure Schedule;

                  (l) establish, adopt, or amend (except as required by law), any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or terminate in whole or in part or curtail or permanently discontinue contributions to any MMPI Employee Plan; provided, however, nothing herein shall prevent (x) (1) the adoption of a defined benefit plan for the benefit of employees of MMPI Sub whose employment will be transferred to an entity not party to the transactions contemplated by this Agreement (the "Unrelated Entity") and the transfer of assets thereto by the MMPI Sub Pension Plan (as defined in Section 6.9.2(b) or (2) the adoption of a defined contribution plan for the benefit of employees of MMPI Sub whose employment will be transferred to an Unrelated Entity and the transfer of account balances or assets thereto by the MMPI Sub Savings Plan), (y) the transfer of the New York Life life insurance plan from MMPI to the Unrelated Entity, and (z) the adoption of any other plans by the Unrelated Entity.

                  (m) enter into any new agreements (except for Leases and Temporary Space Licenses) with any customers or other third parties with a duration of more than one year unless each such agreement is cancellable by the party hereto (or its subsidiary) upon no more than thirty (30) days' notice, is entered into in the Ordinary Course of Business and the terms of such agreement are otherwise commercially reasonable.

                  4.2.2 Insurance Policies. The MM Property Contributors and the Management Companies and their subsidiaries shall each maintain and keep the insurance policies set forth in Section 2.30 of the Disclosure Schedule in full force and effect through the Closing.

                  4.2.3 Liens. The MM Property Contributors shall not create, grant permission to create, or otherwise authorize any Lien with respect to any interest in the Property or the property of any Management Company or any subsidiary thereof except for such Lien as shall be satisfied or otherwise released at the Closing (or assumed as permitted by the terms of this Agreement) and except for the Permitted Encumbrances.

                  4.2.4 Leases. The MM Property Contributors shall not enter into, terminate, or modify or amend in any material respect any Lease for greater than 10,000 square feet without the prior written consent of the Vornado Realty Group, which consent shall not be unreasonably withheld or delayed, and shall be deemed given if Vornado does not object to any written request by the MM Group to do any of the foregoing before 5:30 p.m. (New York City time) on the second Business Day following receipt by

Vornado of such request, provided that any such request shall: (i) be addressed to the attention of Mark Epstein and Joseph Macnow, (ii) include a summary, in reasonable detail, of the terms of any proposed new lease, lease termination or lease amendment, and (iii) include in bold and all capital letters the following heading: WARNING: FAILURE TO RESPOND TO THIS COMMUNICATION WITHIN TWO (2) BUSINESS DAYS WILL BE DEEMED CONSENT TO THE ACTION(S) FOR WHICH YOUR CONSENT IS REQUESTED HEREIN. Further, the MM Property Contributors shall not enter into, terminate, or modify or amend in any material respect any other Lease unless same is in the Ordinary Course of Business.

            4.2.5 Personal Property. The MM Property Contributors shall not remove any material portion of the Personal Property located in or on the Property, except as may be required for repair and replacement in the Ordinary Course of Business. All replacements shall be free and clear of Liens except to the extent the original Personal Property was so encumbered and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to VRLP other than as expressly provided herein.

      4.3 The Vornado Realty Group's Inspection Right. (a) Subject to the provisions of this Section 4.3, the Vornado Realty Group and the Vornado Realty Group's agents and representatives shall have the right, without the obligation, to enter upon the Real Property including, without limitation, any and all of the Improvements, at all reasonable times during normal business hours to inspect the Real Property and conduct reasonably necessary tests. Such tests may include, without limitation, soil sampling, borings and investigation, groundwater sampling and groundwater investigation and engineering studies. The Vornado Realty Group shall notify the MM Contributors of its intention, or the intention of its agents or representatives, to enter the Real Property at least forty-eight (48) hours prior to such intended entry. If the Vornado Realty Group intends to conduct any physical testing or sampling of the Real Property, the Vornado Realty Group shall describe such testing and sampling in its notice and shall obtain the prior written consent of the MM Contributors thereto, which consent shall not be unreasonably withheld. The Vornado Realty Group shall bear the cost of all inspections and tests. The MM Contributors may, at their option, be present for any inspection or test.

            (b) The MM Contributors have delivered or made available to the Vornado Realty Group the MM Contributor Documents and the MM Contributors shall permit the Vornado Realty Group to review any other documents and information, including, without limitation, the Environmental Documents, regarding the Property that the Vornado Realty Group may reasonably request, at the applicable MM Contributors' offices subject to the same conditions as set forth in subsection 4.3(a) above. The Vornado Realty Group shall, at its own cost and expense, have the right to make photocopies of all of the MM Contributors Documents provided or made available to the Vornado Realty Group, subject to confidentiality restrictions as may be reasonably required by the MM Contributors, including the confidentiality agreement described in Section
11.17. The MM Contributors shall also permit the Vornado Realty Group to inspect and copy all files and records relating to the Land Trusts and shall give appropriate direction to the Land Trustee to permit such investigation.

            (c) The Vornado Realty Group acknowledges and agrees that its rights under this Section are conditioned on and subject to the observance by the Vornado Realty Group of its covenants set forth in Section 5.2 hereof.

      4.4 Estoppel Certificates. Commencing promptly after the date hereof, the MM Property Contributors agree to deliver to all Tenants, except Tenants under Temporary Space Licenses, an estoppel certificate in the form annexed hereto as Exhibit 4.4 (the "Estoppel Certificates") for such Tenant's execution, completed to reflect such Tenant's particular Lease status and addressed to both VRLP and the applicable MM Contributor. To the extent any such Tenant returns its Estoppel Certificate in substantially such form, the Vornado Realty Group shall be obligated to accept such Estoppel Certificate for purposes of determining whether the condition to closing set forth in Section 7.3.9 has been satisfied. For purposes of this
Section 4.4, an Estoppel Certificate shall be substantially in the form of
Exhibit 4.4 notwithstanding that such Tenant has qualified any statements set forth therein regarding a landlord's default under such Lease to the "best of its knowledge" or by other like qualifier.

      4.5 Intentionally Omitted.

      4.6 Financial Information. Following the Closing, each member of the MM Group agrees to provide the Vornado Realty Group's auditors or financial advisors with access to all financial information in the MM Contributors' possession reasonably deemed necessary by said auditors or financial advisors relating to the Property for purposes of preparing such audited financial statements for the Property as are required by law or any agreement by which the Vornado Realty Group is bound.

      4.7 Notice of Violation of Environmental Laws or Discharge. The MM Contributors shall promptly notify the Vornado Realty Group of any violation of any Environmental Law (or any condition at any Real Property that requires remediation under any Environmental Law) that it has knowledge of, and promptly deliver to the Vornado Realty Group, a certified true and complete copy of any Notice the MM Contributors may receive, on or before the Closing Date, from any Governmental Authority, concerning a violation of any applicable laws, including, without limitation, any Environmental Laws or a Discharge of Hazardous Materials.

      4.8 Certain Payments. (a) At Closing, but only if the Pru-Apparel Loan is not repaid or prepaid at Closing, the MM Contributors shall pay to the Vornado Realty Group an amount equal to the present value, based on a discount rate of 7% per annum, of the amount that the prepayment penalty would be under the loan documents with respect to the loan described in Section 1.2.1(a)(iii) of the Disclosure Schedule as the Pru-Apparel Loan (the "Pru-Apparel Loan"), assuming the Pru-Apparel Loan is prepaid in full on July 1, 1998 (the "Pru-Apparel Prepayment Date"). In addition, at Closing, the MM Group shall pay to the Vornado Realty Group an amount equal to the present value, based on a discount rate of 7% per annum, of the difference between (a) all interest payments payable under the Pru-Apparel Loan through the Pru-Apparel Prepayment Date less
(b) the interest payments that would be payable under the Pru-Apparel Loan (i.e., net of any amortization payments) through the Pru-Apparel Prepayment Date if the Pru-Apparel Loan bore interest at rate equal to the sum of (i) the rate of interest payable on the Closing Date for United States Treasury Bonds ("Treasury Bonds") with a term equal to the remaining term of the Pru-Apparel Loan plus (ii) 110 basis points (the "Treasury Based Interest Rate"). In the event that the Pru-Apparel Loan is repaid by Vornado Realty Group on or prior to July 1, 1998 and there is no resulting prepayment penalty (i.e., in connection with a casualty or condemnation of the Apparel Center Property) then Vornado Realty Group shall promptly reimburse the MM Contributors for an amount equal to the Pru-Apparel Prepayment Penalty that the MM Contributors reimbursed the Vornado Realty Group for at Closing.

            (b) Until the loan described in Section 1.2.1(a)(iii) of the Disclosure Schedule as the Pru-Office Center Loan (the "Pru-Office Center Loan") has been repaid in full, the MM Contributors shall reimburse the Vornado Realty Group monthly for an amount (the "Interest Rate Differential Subsidy") equal to the difference between (i) the actual interest payments (i.e., net of any amortization payments) made on the Pru-Office Center Loan by the Vornado Realty Group less (ii) the interest payments that would have been payable on such interest payment date had the interest rate on the Pru-Office Center Loan been a rate equal to the sum of (i) the rate of interest for Treasury Bonds with a term equal to the remaining term of the Pru-Office Center Loan plus (ii) 110 basis points (the "Office Center Treasury Based Interest Rate"). In the alternative, if the MM Contributors, in their sole discretion, negotiate an agreement with the lender with respect to the Pru-Office Center Loan pursuant to which the interest rate on the Pru- Office Center Loan shall be reduced at or prior to the Closing Date to a rate equal to the Office Center Treasury Based Interest Rate, then at Closing the Vornado Realty Group or its designee shall assume as required thereunder the Pru-Office Center Loan, as modified to reflect such reduction in the interest rate, without any further obligation or liability of the MM Contributors to the Vornado Realty Group in respect thereof.

            (c) The payments to be made by the MM Contributors pursuant to this
Section 4.8 assume that the loans described herein will not be modified, amended or extended following the Closing in any manner that adversely impacts the amounts payable by the MM Contributors hereunder, and, accordingly, the MM Contributors shall have no responsibility, obligation or liability with respect to any increase in the amounts otherwise payable under this Section 4.8 as a result of same.

                  4.9 Unitholder Lock-Up. Each Unitholder hereby agrees, during the period beginning on the Closing Date and continuing to and including the 183rd day after the Closing Date, that it will not, directly or indirectly (including without limitation, through the entering into of a cash-settled derivative instrument), offer for sale, sell, contract to sell, pledge or otherwise dispose of any such Units that are received by such Unitholder under this Agreement without first obtaining the prior written consent of Vornado, which consent shall rest in Vornado's sole and absolute discretion. Each Unitholder understands and agrees that the certificates representing the Units to be received by such Unitholder at Closing will contain a legend noting the above restriction on transfer and VRLP will provide its registrar/transfer agent appropriate stop transfer instructions with respect to such Units.

                                    ARTICLE V

                      COVENANTS OF THE VORNADO REALTY GROUP

      The Vornado Realty Group covenants and agrees with the MM Contributors as follows:

      5.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Vornado Realty Group shall use all commercially reasonable efforts to take, and cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to cause the conditions to the MM Contributors' obligation to close specified in Article VII to be satisfied and otherwise to consummate and make effective the transactions contemplated by this Agreement.

      5.2 Inspection Obligations. In conducting any inspections, investigations or tests of the Real Property and/or the MM Contributor Documents, the Vornado Realty Group and its agents and representatives shall: (i) not disturb or interfere in any material respect with the Tenants' use of the Real Property pursuant to their respective Leases; (ii) not interfere in any material respect with the operation and maintenance of the Real Property; (iii) not damage in any material respect any part of the Real Property or any personal property owned or held by Tenant or any other Person; (iv) not injure or otherwise cause bodily harm to any member of MM Contributors, or its agents, guests, invitees, contractors and employees or any Tenant or any other Person; (v) promptly pay when due the costs of all tests, investigations, and examinations performed by or on behalf of the Vornado Realty Group with regard to the Real Property; (vi) not permit any Liens to attach to the Real Property by reason of the exercise of its rights hereunder; (vii) restore the Real Property to substantially the condition in which the same was found before any such inspection or tests were undertaken; and (viii) comply with all statutes, laws, ordinances, rules and regulations applicable to any such inspections, investigations or tests.

      5.3 Reports, Tests, Etc. If this Agreement is terminated in accordance with the provisions of Article IX, the Vornado Realty Group promptly shall return the MM Contributor Documents to the MM Contributors.

      5.4 Met Life Loans; Vornado Bridge Loan. (a) Simultaneously with the execution hereof, Vornado has issued to the Mart Owner a fully binding loan commitment letter (the "Mart Commitment Letter") to provide a mortgage loan to the Mart Owner (the "Mart Loan"). In the event that the MM Contributors exercise their rights under the Mart Commitment Letter to borrow the Mart Loan prior to the Closing (i.e., in the event the Closing Date is a date after April 1, 1997), then, at the Closing, the Vornado Realty Group shall accept title to the Mart Property subject to the lien of the Mart Loan and shall deliver to the MM Property Contributors an assumption and indemnity of loan documents similar to the Mortgage Loan Assumption and Indemnity Agreement.

            (b) Vornado acknowledges that if it defaults in its obligation to provide the Mart Loan as provided for in this Section 5.4 and in the Mart Commitment Letter, the Mart Owner and the other members of the MM Contributors may suffer extensive damages (which damages shall be reduced by the present value of any benefits received by the MM Contributors as a result of a lower interest rate on any new loan that is used to refinance the Met Life Loans), including, without limitation, damages as a result of the acceleration and/or foreclosure of the Met Life Loans and/or the loss of the Mart Property, income and transfer tax liabilities as a result of any such acceleration of the Met Life Loans and damage to, or loss of, the trade show business operated at the Mart Property by other members of the MM Contributors, and Vornado agrees to indemnify and hold the MM Contributors harmless against any such damages (which damages shall be reduced by the present value of any benefits received by the MM Group as a result of a lower interest rate on any new loan that is used to refinance the Met Life Loans) as a result of such a default by Vornado in providing the Mart Loan regardless of whether the Closing occurs. The provisions of this section shall survive the Closing and the earlier termination of this Agreement.

      5.5 Avoidance of Publicly Traded Partnership Status. The Vornado Realty Group shall use reasonable efforts to take, and cause to be taken, all actions necessary to amend the OP Agreement so that the Specified Redemption Date and the Valuation Date shall be not less than 30 days after VRLP receives a Redemption Notice from a partner (except in the case of a redemption permitted following a notice of an Extraordinary Transaction pursuant to Section 8.5(c) of the OP Agreement). Terms used in this paragraph and not defined herein shall have the meaning set forth in the OP Agreement.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS OF THE PARTIES

      6.1 Survival. The provisions of this Article VI (other than 6.11) shall survive the Closing.

      6.2 Leasing Commissions and Tenant Improvement Obligations. All leasing commissions due to any broker or leasing agent in connection with the Leases (whether or not shown in any section of the Disclosure Schedule hereto) and all amounts owing under any Leases (whether such Lease represents a new lease or an extension, renewal or expansion of an existing Lease), in respect of tenant improvement obligations in connection with the initial occupancy of the leased premises (collectively, "Lease Related Expenses"), with a rent commencement date in respect of such lease, extension, renewal or expansion, as the case may be, on or before December 31, 1997 shall be the responsibility of, and paid by, the MM Contributors as and when due and shall remain the obligation of the MM Contributors following the Closing to the extent not yet paid. The members of the Vornado Realty Group shall be responsible for, and shall pay, as and when due, all Lease Related Expenses on account of any Leases (whether such Lease represents a new lease or an extension, renewal or expansion of an existing Lease) with a rent commencement date in respect of such lease, extension, renewal or expansion, as the case may be, after December 31, 1997. Without limiting the generality of the foregoing, the parties hereto agree that (i) VRLP shall be responsible for any amounts due under that certain lease, dated as of November 13, 1997, between the owner of the Apparel Property and Bank of America National Trust & Savings Association, including, without limitation, all leasing commissions and tenant improvement costs, and the Vornado Realty Group agrees to reimburse the applicable MM Property Contributor at Closing for any amounts paid by such MM Property Contributor in respect of such expenses and (ii) the Mart Owner shall be responsible for any amounts due under that certain Office Lease, dated as of May 7, 1993, between the Mart Owner and CCC Information Services Inc. (as such lease was subsequently amended, most recently by a Fifth Lease Amendment dated October 31, 1997) in respect of leasing commissions (for the initial term of the Lease only, and including any expansion space leased prior to the Adjustment Date) and tenant improvement expenses (in connection with the initial occupancy of the leased premises and any expansion space leased prior to the Adjustment Date), and agrees to reimburse the Vornado Realty Group for any such amounts (and VRLP shall be responsible for all other costs in connection with such lease with CCC Information Services Inc.). Further, to the extent that any party has paid any Lease Related Expenses that are otherwise the responsibility of the other party pursuant to the terms of this Section, then such amounts shall be adjusted between the parties, accordingly, at Closing.

      6.3 Intentionally Omitted.

      6.4 Tax Deferral and Gain Recognition. The members of the Vornado Realty Group and the Subsidiaries hereby covenant as follows:

            6.4.1 Debt Maintenance and Guaranty Requirements.

            (a) Guaranty or Indemnity. In response to the request of the MM Contributors relating to their desire to defer the recognition of gain for federal income tax purposes resulting from the contribution of property to VRLP, at Closing, or at any time subsequent thereto in accordance with the terms hereof, the members of the Vornado Realty Group and the Subsidiaries will permit the MM Contributors to guarantee, or indemnify the members of the Vornado Realty Group and the Subsidiaries for, (i) during the Restricted Period applicable to the Mart Property and during the Restricted Period applicable to the Design Center Property the amount of indebtedness requested by the MM Contributors of up to $240,000,000, less reductions pursuant to Section 6.4.1(b), (the "MM Contributors' Debt Amount"), comprised of (A) any debt on the Real Property up to the MM Contributors' Debt Amount (such guarantee or indemnity to apply first to the bottom portion of such debt) and (B) to the extent such debt on the Real Property shall be less than the MM Contributors' Debt Amount, (x) the debt on other property of VRLP or its Subsidiaries up to the MM Contributors' Debt Amount, which guarantee or indemnity amount shall not exceed (at the time the guarantee or indemnity is granted) the bottom 33% of the value of such other property encumbered by the debt so guaranteed or indemnified or (y) the bottom portion of the unsecured debt of VRLP up to the MM Contributors' Debt Amount, and (ii) after the Restricted Periods applicable to the Mart Property and the Design Center Property any debt on the Real Property up to $240,000,000 (as reduced by the first sentence of Section 6.4.1(b)), solely for the MM Contributors to guarantee (or indemnify the members of the Vornado Realty Group and the Subsidiaries for such indebtedness). During the Restricted Period, the members of the Vornado Realty Group and the Subsidiaries shall maintain (or make available for the benefit of the MM Contributors) the indebtedness referred to in clause (i) of the preceding sentence. In addition, after the Restricted Period, the Vornado Realty Group and the Subsidiaries, will consider in their sole and absolute discretion a request from the MM Contributor to allow the MM Contributors to guarantee any other debt to the extent not guaranteed by any other partner of VRLP or the Subsidiaries. In the event that the MM Contributors guarantee or indemnify the Vornado Realty Group or its Subsidiaries with respect to an indebtedness encumbering any property of the Vornado Realty Group or its Subsidiaries other than the Property, such indebtedness shall not exceed (at the time the guarantee or indemnity is granted) 75% of the fair market value of such property. Notwithstanding the previous sentence, any indebtedness encumbering a particular Parcel of Real Property during the Restricted Period applicable to such Parcel shall not exceed (at the time the guarantee or indemnity is granted) 67.5% of the fair market value of such Parcel. To the extent a lender refuses, during the Restricted Periods applicable to the Mart Property and the Design Center Property, to accept a guarantee from the MM Contributors with respect to any indebtedness made available to the MM Contributors pursuant to this Section 6.4.1, the Vornado Realty Group will use best efforts to make other indebtedness then outstanding available to the MM Contributors for guarantee. Further, during the Restricted Period for a particular Parcel, that Real Property may not be used to secure a debt which is also secured by or cross-collateralized with any other property, other than another Real Property. In no event shall the Vornado Realty Group or any Subsidiary be obligated to incur personal liability in respect of any indebtedness referred to in this Section 6.4.1(a).

            (b) In the event that any member of the MM Contributors (i) obtains a tax-free step-up in the basis of their Units for federal income tax purposes (e.g., upon the death of a member); (ii) sells, transfers or otherwise disposes of their Units in a taxable transaction; (iii) receives the Tax Payment from the members of the Vornado Realty Group and the Subsidiaries in reimbursement of taxes triggered to such member as of the result of the sale, transfer or other disposition of property contributed by the MM Contributors; or (iv) receives an allocation under Treasury Reg. Section 1.704-3(b) using the traditional method without curative allocations that reduces the amount of Built-in-Gain, then the MM Contributors Debt Amount shall be commensurately reduced. Furthermore, following the expiration of the Restricted Period with respect to any of the Real Property, the MM Contributors Debt Amount shall be reduced by the percentage of the MM Contributors Debt Amount attributable to such Real Property as set forth in Section 6.4.1(b) of the Disclosure Schedule to the extent the MM Contributors Debt Amount (with respect to such Real Property) has not already been reduced pursuant to the previous sentence.

            6.4.2 No Property Disposition. The members of the Vornado Realty Group and the Subsidiaries covenant that they shall not sell, transfer, distribute or otherwise dispose of the properties (including, but not limited to, the stock of any corporations) (or the properties, if any, that are substituted or exchanged for the contributed Properties) contributed by the MM Contributors, prior to the date set forth in Section 6.4.2 of the Disclosure Schedule for such Real Property or stock (the period of restriction for each such Real Property or stock the "Restricted Period") other than an exchange or other disposition which does not cause the MM Contributors to recognize gain for federal income tax purposes (including, without limitation, a transaction pursuant to Section 1031 of the Code or any successor provision which would not cause such recognition of gain). Before the end of the applicable Restricted Period, the members of the Vornado Realty Group and the Subsidiaries shall have the right to dispose or distribute any of the properties contributed by the MM Contributors provided the members of the Vornado Realty Group and the Subsidiaries pay to the MM Contributors the Tax Payment. Nothing contained in this Section 6.4 shall be deemed to be construed to limit the rights of any lender or other secured party to foreclose on, or otherwise dispose of, the properties contributed by the MM Contributors or, of VRLP to dispose of the properties contributed by the MM Contributors; provided, however, the members of the Vornado Realty Group and the Subsidiaries shall pay to the MM Contributors the Tax Payment, if any, triggered by any taxable disposition of the properties contributed by the MM Contributors (other than as a result of a foreclosure) prior to the expiration of the Restricted Period; provided, further, however, that in the event of a condemnation by any Governmental Authority the members of the Vornado Group and the Subsidiaries shall not be required to pay to the MM Contributors the Tax Payment if the Vornado Group or the Subsidiaries are not afforded at least nine
(9) months (and provided that the members of the Vornado Group and the Subsidiaries use their reasonable efforts to extend any shorter period pursuant to Section 1033(a)(2)(B)(ii) of the Code and such period is still less than 9 months) from the date of receipt by the Vornado Realty Group of the proceeds of such condemnation to replace the condemned property, all as provided in Section 1033 of the Code. If an event of a foreclosure with respect to any of the Real Property (or any property substituted for the Real Property) occurs during the Restricted Period for such Property, then the members of the Vornado Realty Group and the Subsidiaries shall give notice to the MM Contributors of such event and afford the MM Contributors the opportunity to cause the third party which is otherwise to obtain title to the Real Property to accept Units, in whole or in part, in lieu of obtaining title to the Real Property, provided that such third party agrees in writing for the benefit of VRLP to be bound by all of the terms and conditions of the OP Agreement and performs in accordance therewith, including without limitation, performing the requirements pertaining to a transfer of Units; in such event, title to the Property shall be transferred to the MM Contributors in redemption of the Units described above.

            6.4.3 Representatives. For purposes of sections 6.4, 6.4.1 and 6.4.2 hereof, the MM Contributors shall designate not more than two (2) representatives for purposes of coordinating any guarantees, indemnities or other items set forth in such sections.

            6.5 Allocation Method. VRLP covenants that the "traditional method" (without curative allocations), as defined in Treas. Reg. 1.704-3(b), of allocating income, gain, loss and deduction to account for the variation between the fair market value and adjusted basis of the Property for federal income tax purposes, shall be used (i) with respect to the contribution of the Property, and (ii) with respect to any revaluation of the Property, pursuant to Treas. Reg. ss.ss.1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704-3(a)(6).

            6.6 Tax Matters. The MM Contributors will pay or provide for payment of all Taxes with respect to the Properties (excluding 1997 Illinois real estate taxes) due and payable on or after the Closing, and the MM Contributors will file all returns and reports required to be filed on or after the Closing with respect to Taxes imposed in connection with the ownership and operation of the Property or on or in connection with the ownership and operation of the To Be Acquired Companies for all taxable periods (or portions thereof) ending on or prior to the Closing.

            6.7 Past Due Rents. Any Rents received after the Adjustment Date from a Tenant (regardless of whether such payment of Rent is received before or after the Closing Date) shall, unless the Tenant indicates in writing otherwise (in which event such Rent shall be applied to the period specified by the Tenant), be applied if and when collected as follows: (1) first, to the payment of the Rent and reimbursements then due for the period after the Adjustment Date from such Tenant and (2) thereafter, to the payment of Rents and reimbursements due for the period prior to the Adjustment Date ("Tenant Receivables") from such Tenant. The Vornado Realty Group agrees to use its good faith efforts to recover for and on behalf of the MM Contributors (at their own expense) any Tenant Receivables owing after the

Closing Date. Further, after the Closing Date the MM Contributors shall be entitled to pursue collection of any Tenant Receivables directly against any party should such party no longer be a Tenant (as set forth on the Rent Rolls). The Vornado Realty Group shall remit to the MM Contributors any such sums received by the Vornado Realty Group in respect of Tenant Receivables to which the MM Contributors are entitled within ten (10) Business Days after receipt thereof. The MM Contributors expressly agree that if the MM Contributors receive after the Closing Date any amounts to which the Vornado Realty Group is entitled hereunder, the MM Contributors shall remit to the Vornado Realty Group that portion of the moneys so received by the MM Contributors within ten (10) Business Days after receipt thereof.

            6.8 Survey and Title Commitment. (a) The members of the Vornado Realty Group hereby acknowledge receipt from the MM Contributors of an as-built survey of each Parcel (collectively, the "Survey"). The MM Group shall be responsible for the cost of the Survey.

                  (b) The MM Contributors have caused Titleserv Agency of New York City, Inc. (the "Title Company") to prepare, and Vornado acknowledges receipt of (i) title commitments (collectively, the "Commitments") for each Parcel, pursuant to the terms of which the Title Company agrees to issue to VRLP (or its designee) at Closing owner's policies of title insurance (the "Title Policies") for each Parcel with such customary endorsements as are referenced therein and an ALTA 3.1 endorsement as to zoning matters (including parking) for the Illinois Parcels and in an aggregate amount equal to the respective Allocated Property Values that comprise the Real Property, which Title Policies shall be ALTA Owner's Policies of Title Insurance, insuring VRLP's (or its designee's) fee simple title to each Parcel to be good and indefeasible, subject to the Permitted Encumbrances and the terms of such Title Policy and the exceptions described therein and not objected to by Vornado Realty Group on
Exhibit 6.8(c) and (ii) a photocopy of all documents ("Title Documents") evidencing or describing all title exceptions shown on the Commitments. The MM Contributors shall be responsible for paying all title premiums for the Title Policies delivered at Closing in respect of the Parcels located in Illinois, and the members of the Vornado Realty Group shall be responsible for all title premiums for the Title Policies delivered at the Closing in respect of the Parcels located in Washington, D.C.

                  (c) The members of the Vornado Realty Group have reviewed the Survey, the Commitments and the Title Documents and have agreed to accept title to the Real Property subject to the Permitted Encumbrances and the items shown on the Survey. By execution of this Agreement, the members of the Vornado Realty Group hereby notify the MM Contributors that they object to the items which are crossed out or otherwise identified as "Omit" on the Commitments attached hereto as Exhibit 6.8(c) (the "Current Title Objections"). In addition, the members of the Vornado Realty Group may have the Title Company update the Commitments prior to the Closing and, if they so elect, shall have a full and complete copy of any such update, and any underlying Title Documents that are made available to the Vornado Realty Group by the Title Company with respect to additional matters raised therein, delivered to the MM Contributors promptly upon preparation thereof. The Vornado Realty Group shall, promptly after receipt of an updated Commitment, indicate in writing which title exceptions, if any, described in such updates that it objects to, but only to the extent such title exceptions were not reported in the original Commitments and do not constitute Permitted Encumbrances.

                  (d) The MM Contributors agree that as soon as practicable and in any event, on or prior to the Closing Date (as extended pursuant to the terms hereof) they will cure (by eliminating the conditions giving rise to) (i) all Current Title Objections and (ii) all additional title exceptions, if any, set forth in any updated Commitments that Vornado Realty Group has objected to (other than Permitted Encumbrances) and that the MM Contributors are obligated to cure, in each case, in accordance with the next paragraph (such additional objections, "Additional Title Objections", and the Current Title Objections together with the Additional Title Objections are referred to herein as the "Title Objections").

                  (e) In the case of (i) each Current Title Objection and (ii) any Additional Title Objection that can be removed by the payment of a liquidated sum of money and that was caused or created by the MM Group Contributors (including mechanic's and materialmans' liens relating to work performed by or at the direction of the MM Contributors), the MM Contributors agree that they will eliminate the condition or circumstance giving rise to such Title Objection by any means necessary and without regard to the limitation set forth in Section 9.3 as soon as practicable and in any event, on or prior to the Closing Date (as extended pursuant to the terms hereof). In the case of any other Title Objection not included in clause (i) or (ii) of the foregoing sentence (an "Unanticipated Title Objection"), the MM Contributors agree that they will pay such amounts (or, if the condition is not susceptible of cure by the payment of money, take such actions as are commercially reasonable) as are necessary to eliminate the cause of the Title Objection; provided, however, that if the Title Objection is, by its nature, an objection that cannot be cured by the payment of money or the taking of commercially reasonable actions, the MM Contributors shall be entitled to reduce the Consideration by the amount of diminution in value of the affected Parcel, which amount shall be determined by the Vornado Realty Group and the MM Group acting in good faith. The Vornado Realty Group and the MM Contributors agree, however, that the aggregate amount of cash payments and reductions in Consideration that the MM Group may be required to expend and accept under the foregoing sentence shall not, exceed the Maximum MM Expenditure Amount. If and to the extent that the aggregate of all such cash payments and reductions in the Consideration resulting from the prior two sentences, when combined with all other payments made by the MM Contributors pursuant to Section 9.3, exceed the Maximum MM Expenditure Amount and the MM Contributors are not willing in their sole discretion to make such excess payments or accept such reductions in the Consideration, the MM Contributors shall notify the Vornado Realty Group promptly after making such determination. If the MM Contributors elect to cure a Title Objection, they shall be entitled to adjourn the Closing Date for up to thirty (30) days after the scheduled Closing Date, if such adjournment is reasonably necessary for the purpose of curing any Title Objection that they elect or are required to cure hereunder.

                  (f) In the event the MM Contributors notify the members of the Vornado Realty Group that they are unable to cure any Title Objection, or an unwilling to cure any Unanticipated Title Objection in accordance with the terms of the previous paragraph, then the Vornado Realty Group shall have the right to either (a) accept title to the Parcel affected thereby subject to such Title Objection and receive a credit (not to exceed the Maximum MM Expenditure Amount) to apply towards the cost to remove such Title Objection or to reduce the Consideration by the diminution in value of the affected Parcel as a result of such Title Objection, as the case may be, or (b) to exclude such Parcel from the Property being conveyed hereunder; provided, however, that if the Mart Property is the Parcel that is the subject of such Title Objection, then the Vornado Realty Group may not elect to exclude the Mart Property, and may only elect to terminate this Agreement and receive any amounts it may be entitled to pursuant to the terms of Section 9.1. In the event that a Parcel (other than the Mart Property) is excluded from the transaction contemplated by this Agreement pursuant to the prevision sentence then (1) such Parcel shall not be conveyed to the Vornado Realty Group as contemplated hereby, (2) the Consideration shall be reduced by the applicable Allocated Property Value of such Parcel, and the MM Group shall have the right to elect how such Consideration shall be reduced (e.g., as a reduction in the Cash Payment or the MM Contribution Units payable to the MM Group at Closing) and (3) all representations, covenants and provisions in this Agreement relating to such Parcel shall be deemed to be deleted from this Agreement to the extent of such relation only, unless otherwise provided herein.

            6.9 Employment and Employee Benefit Arrangements. The Vornado Realty Group acknowledges and agrees with the following:

                  6.9.1 Employment. As of the Closing Date and subject to the other provisions of this Section 6.9, MMPI Sub shall continue to employ all current employees ("Employees"), other than employees party to the Employment Agreements, at least at the same salaries and wages (but excluding discretionary bonuses) and on the same terms and conditions as those in effect immediately prior to the Closing Date, including, but not limited to, all of the terms and conditions set forth in the MMPI Employee Manual previously delivered to the Vornado Realty Group through the period ending December 31, 1998; provided, however, certain of the Employees may be employed by VOI on the same terms and conditions, including, but not limited to, participation in benefit plans, specified in this Section 6.9. MMPI Sub shall honor and continue to perform, all obligations of MMPI Sub and its affiliates under the agreements with Employees set forth in Section 6.9.1(a) of the Disclosure Schedule through the period ending December 31, 1998 which relate to employment or compensation or benefits.

                  6.9.2 Retirement Plans. (a) As of the Closing Date and through the period ended December 31, 1998, MMPI Sub or its successor shall continue to maintain the Merchandise Mart Properties, Inc. Thrift Savings Plan (the "MMPI Sub Savings Plan").

                        (b) As of the Closing Date and through the period ended June 30, 1998, MMPI Sub or its successor shall continue to maintain the Merchandise Mart Properties, Inc. Pension Plan (the "MMPI Sub Pension Plan"). MMPI Sub shall, within 30 days after the Closing, amend the MMPI Sub Pension Plan to provide that no assets of the MMPI Sub Pension Plan will revert to MMPI Sub or any contributing employer and all such assets will be used to provide benefits to participants who are or were employed by MMPI Sub.

                  6.9.3 Other Benefit Plans. With respect to Employees, MMPI Sub or its successor shall maintain for the period ending December 31, 1998 the MMPI Employee Plans. Thereafter, Employees shall participate in such Vornado Employee Plans as shall be determined by the Vornado Realty Group, provided, that, if during 1999 any such plan benefits are materially reduced in scope, nature or amount from those received by Employees during 1998, Vornado shall provide all affected Employees at least ninety (90) days prior written notice of such changes before the effective dates thereof. MMPI Sub shall grant all Employees after the Closing Date credit for all service with MMPI Sub and its affiliates and their respective predecessors prior to the Closing Date for all purposes including, without limitation, eligibility (including eligibility for particular levels of benefits relating to length of service or seniority) and vesting, but excluding benefit accruals, and Vornado shall waive any pre-existing conditions, exclusions and actively-at-work requirements under any Vornado benefit plans or similar VOI plans in which employees become participants.

                  6.9.4 Share Option Pool. On or before the Closing Date, Vornado shall establish and maintain a share option pool (the "Share Option Pool") for the benefit of Employees (including any Employees employed by VOI) to which Vornado shall allocate options on 400,000 Common Shares pursuant to the Vornado Realty Trust 1993 Omnibus Share Plan (the "Share Plan"). Options allocated to the Share Option Pool may be granted to Employees subject to the following: (i) each option granted pursuant to the Share Option Pool must have an exercise price per share equal to the fair market value of the Common Shares on the date of grant and (ii) such options shall vest ratably over a multi-year period, subject to any acceleration provisions in the Share Plan.

                  6.9.5 Severance. MMPI Sub shall provide, severance pay to any Employee whose employment is terminated by Vornado Realty Group, MMPI Sub or VOI after the Closing Date, but prior to January 1, 1999, equal to the greater of
(i) two weeks' salary for each full year of service, plus an additional two weeks in lieu of notice or (ii) severance pay in accordance with the severance policy of Vornado, MMPI Sub or VOI, as applicable, in effect after the Closing. For purposes of calculating severance pay, periods of employment or service shall be determined consistent with the past service credited pursuant to
Section 6.9.3. Notwithstanding the foregoing, but subject to the provisions of
Section 6.9.3, no member of the Vornado Realty Group shall have any obligation to continue the severance policy of MMPI Sub and its affiliates or to extend its severance policy to Employees after December 31, 1998.

                  6.9.6 Vornado Realty Group Guarantee and Indemnification Obligations. The Vornado Realty Group hereby guarantees to the MM Contributors the full and timely performance by MMPI Sub of its obligations under this
Section 6.9, and shall indemnify and hold harmless the MM Group Indemnified Parties from and against any failure by MMPI Sub or the Vornado Realty Group to perform their obligations under this Section 6.9.

            6.10 Notice to Tenants and Banks . Following the Closing, at the request of the Vornado Realty Group, the MM Contributors agree to execute and join with VRLP in preparing a notice to (a) each Tenant (other than Tenants under Temporary Space Licenses) advising each such Tenant of the transactions contemplated herein, including, but not limited to, the fact that VRLP, or its designee, as the case may be, has succeeded to each such MM Contributor as the landlord in connection with the applicable Lease and (b) all banks that currently receive rent payments from Tenants advising such banks that any and all amounts received by them from and after the Closing in respect of Rents under Leases should automatically be transferred to an account designated by VRLP. Such notices shall be mailed or otherwise delivered by, and at the cost and expense of, VRLP.

            6.11 1997 Employee Bonuses. Any bonuses paid or committed to be paid by MMPI Sub to its Employees during or for 1997 shall be reflected on the financial statements of MMPI Sub for its 1997 fiscal year, and to the extent not paid by the Adjustment Date, shall be reflected as accounts payable as of the Adjustment Date and shall be the responsibility of the MM Contributors.

            6.12 Cooperation. For a period of sixty (60) days after the Closing, the necessary personnel employed by MMPI and MMEI will be made reasonably available to the MM Contributors to facilitate the filing of partnership and corporate tax returns, the completion of independent audits and such other institutional matters as may be reasonably necessary and identified by the MM Contributors. Thereafter, the Vornado Realty Group will provide reasonable cooperation to the MM Contributors in connection with any property assessment, audit inquiry or other institutional matter relating to filing periods prior to the Closing provided the MM Contributors agree to reimburse the Vornado Realty Group for any costs and expenses incurred by the Vornado Realty Group in connection therewith.

            6.13 Casualty, Condemnation, and Environmental Law Violations. (a) In the event that, prior to the Closing (i) any individual casualty, costing in excess of $50,000 to repair, shall occur on any Parcel, or any series of casualties costing in the aggregate in excess of $500,000 to repair shall occur, or (ii) the MM Property Contributors or the Vornado Realty Group shall receive notice or otherwise be advised that a condemnation proceeding has been commenced or threatened with respect to any Parcel, then the party hereto which has knowledge of same shall promptly notify the other party.

                  (b) If, after the date hereof, the Vornado Realty Group discovers or is advised of a condition at any Parcel that constitutes a violation of, or requires remediation pursuant to, any Environmental Law and same (x) was first discovered by the Vornado Realty Group (or the Vornado Realty Group is so advised) after the date hereof, and (y) was not previously identified or reflected in Section 2.17 of the Disclosure Schedule, in the Environmental Reports or in any other Disclosure Schedule, representation or warranty contained herein (such condition, an "Environmental Condition"), the parties shall have the following rights and obligations:

                        (i) if the cost to remediate such Environmental
            Condition, as reasonably estimated by the parties, is less than $5,000,000, then each party shall be responsible for fifty (50%) percent of the actual cost to remediate same, such that (1) if such Environmental Condition is remediated by the Closing, then the Consideration shall be increased by the Vornado Realty Group's fifty (50%) percent share of such costs and (2) if such Environmental Condition is not fully remediated by Closing, then the MM Group shall deposit into an interest bearing escrow account with Vornado cash in an amount equal to one hundred twenty-five (125%) percent of fifty (50%) percent of the remaining cost to complete such remediation (less any amounts that the Vornado Realty Group owes to the MM Group in respect of amounts previously advanced by the MM Group prior to Closing in connection with any remediation work performed prior to Closing (i.e., 50% of same)) but in no event shall the MM Group be required to deposit more than $2,500,000 in escrow, and any amounts which are not applied by the Vornado Realty Group to the remediation of such Environmental Condition in accordance with the provisions of this Section shall promptly be returned to the MM Group; and

                        (ii) if the cost to remediate such Environmental
            Condition exceeds $5,000,000, as reasonably determined by the parties, then neither party shall be obligated to expend any funds to remediate same (except that if the Vornado Realty Group elects to close subject to such Environmental Condition, the MM Group shall, nonetheless, be responsible for 50% of any remediation costs, not to exceed $2,500,000) but, unless the MM Group elects in its sole discretion to remediate or provide for the remediation of same at the MM Group's cost, the Vornado Group shall be permitted to classify such New Environmental Condition as a "Material Event" with respect to such Parcel, as more particularly provided for in Section 6.13(d), and exercise the rights granted to the Vornado Group pursuant to Section 6.13(c).

                  (c) In the event that a "Material Event" (as defined below) shall occur with respect to any Parcel after the date hereof, but prior to Closing, then the parties hereto shall have the following rights and obligations:

                        (i) if the Material Event occurred with respect to the
            Mart Property, then Vornado Realty Group may, by delivering written notice to the MM Group within ten (10) days after first learning of such Material Event (unless the Closing Date is prior to the expiration of such ten (10) day period, in which event such notice must be provided no later than forty-eight (48) hours prior to Closing), elect to terminate this Agreement; and

                        (ii) If the Material Event occurred with respect to any
            Parcel other than the Mart Property, then Vornado Realty Group may, by delivering written notice to the MM Group within ten (10) days after first learning of such Material Event (unless the

            Closing Date is prior to the expiration of such ten (10) day period, in which event such notice must be provided no later than forty-eight (48) hours prior to Closing), elect to have such Parcel excluded from the transaction contemplated hereby, in which event and upon such election (1) such Parcel shall not be conveyed to the Vornado Realty Group as contemplated hereby, (2) the Consideration shall be reduced by the applicable Allocated Property Value of such Parcel, and the MM Group shall have the right to elect how such Consideration shall be reduced (e.g., as a reduction in the Cash Payment or the Units payable to the MM Group at Closing) and (3) all representations, covenants and provisions in this Agreement relating to such Parcel (and the Property appurtenant to such Parcel) shall be deemed to be deleted from this Agreement, to the extent necessary to reflect the removal of that Parcel from the Properties being conveyed hereunder.

                  (d) For purposes hereof, a "Material Event" shall be deemed to have occurred with respect to a Parcel if (1) any damage or destruction as a result of fire, flood or other casualty shall have occurred to such Parcel which would cost in excess of 20% of the Allocated Property Value of such Parcel to repair, or if such Parcel cannot be rebuilt within nine (9) months, as reasonably determined by the parties, (2) all or a portion of the affected Parcel is taken, or threatened to be taken, by a condemnation proceeding (x) which does, or would reasonably be expected to, reduce the aggregate useable square footage of the Improvements on the affected Parcel (other than parking) to a material degree, or (y) which would entitle one or more Tenants under Office Leases or Retail Leases with remaining Lease terms extending beyond December 31, 1998 to terminate their Leases, and said Tenants actually elect to terminate their Leases or (3) an Environmental Condition is classified as a Material Event pursuant to Section 6.13(b).

                  (e) If any casualty, condemnation and/or Environmental Condition shall have occurred but same does not constitute a Material Event with respect to the affected Parcel, or if same constitutes a Material Event but the party entitled to terminate this Agreement or eliminate such affected Parcel from the terms of this Agreement, as the case may be, does not so elect, then this Agreement shall not be terminated or the affected Parcel shall not be eliminated from the terms of this Agreement, as the case may be, the Consideration shall not be reduced or otherwise adjusted (except as specifically provided herein) and the Vornado Realty Group shall accept title to such Property subject to such casualty, condemnation proceeding or Environmental Condition, as the case may be, without any liability, express or implied (except as specifically provided in Section 6.13(b)), attaching thereby insofar as the MM Group is concerned other than in Section 6.13(b).

                  (f) In the event that a casualty or condemnation occurs after the date hereof (regardless of whether or not same constitutes a Material Event) and the affected Parcel is, nonetheless, conveyed to the Vornado Realty Group pursuant to the terms of this Agreement at the Closing, then the Vornado Realty Group shall be entitled to receive (i) in the case of a casualty (A) all insurance proceeds received by the MM Group (less the amount of all costs reasonably incurred by the MM Group in connection with the repair of such damage or destruction), (B) an assignment of all of the MM Group's right, title and interest in and to any uncollected insurance proceeds which the MM Group may be entitled to receive (and the right to adjust any such claims) in connection with such damage or destruction (less the reasonable costs and expenses incurred by the MM Group, if any, in collecting such insurance proceeds and in remediating, repairing and restoring damage from such casualty which have not been reimbursed to the MM Group from insurance proceeds received prior to Closing) and (C) an amount from the MM Group equal to the deductible on any insurance policy (which will be implemented by way of a reduction of the Consideration), or (ii) in the case of a condemnation, (A) all condemnation proceeds received by the MM Group and (B) an assignment of the MM Group's right, title and interest in and to any unpaid condemnation awards (and the right to adjust such any claims) less any costs incurred by the MM Group in connection with such condemnation (subject to the right of any Tenant to any condemnation awards). Notwithstanding the foregoing, if a casualty or condemnation occurs and the Vornado Realty Group has not elected to terminate this Agreement or exclude such Parcel from the transaction contemplated hereby, then the MM Group shall consult with, and obtain the approval of (such approval not to be unreasonably withheld, conditioned or delayed) the Vornado Realty Group with respect to any material decisions or courses of action with respect to such casualty or condemnation. Notwithstanding the foregoing, after the Vornado Realty Group has advised the MM Group that is has elected to purchase a Parcel which is the subject of a casualty, the MM Group shall not be entitled to be reimbursed for any costs in connection with the repair of such damage or destruction unless such costs were (a) approved by the Vornado Realty Group (which approval shall not be unreasonably withheld or delayed) or (b) incurred in emergency circumstances where it was impractical to obtain the Vornado Realty Group's prior consent.

                  (g) If Vornado has elected to exclude a Parcel from the Properties being conveyed hereunder as provided for in Section 6.13(c)(ii) as a result of a casualty, then, if the MM Group, in its sole discretion, elects to rebuild such Parcel, and does in fact rebuild same within nine (9) months of the Closing, the Vornado Realty Group shall have the following rights with respect to such Parcel:

                        (i) If at any time prior to the 5th anniversary of the
            Closing Date the owner of the Parcel that was the subject of such casualty (the "ROFO Seller") desires to sell all of such Parcel (a "ROFO Property") to a third party (other than to a lender as part of a foreclosure or deed in lieu of foreclosure, or to, a party Affiliated with, or any direct or indirect partner in, the MM Group) such ROFO Seller may only do so if it first sends written notice (the "Preliminary Offer Notice") to the Vornado Realty Group setting forth the proposed sale price and the other material terms and conditions upon which the ROFO Seller is willing to sell the ROFO Property to such a third party, and granting the Vornado Realty Group the option (the "ROFO Option") to purchase the ROFO Property pursuant to the terms of this Section 6.13(g). The Vornado Realty Group shall then have 60 days (time being of the essence) within which to give written notice to the ROFO Seller that it wishes to exercise the ROFO Option and purchase the ROFO Property at the price and on the terms and conditions set forth in the Preliminary Offer Notice. If the Vornado Realty Group timely exercises the ROFO Option to purchase the ROFO Property pursuant to the terms of the Preliminary Offer Notice then (i) the Vornado Realty Group shall deposit into escrow with a third party escrow agent a down payment equal to 5% of the purchase price set forth in the Preliminary Offer Notice, (ii) the Parties shall promptly negotiate the terms of a Contract of Sale for the purchase of the ROFO Property, which terms shall be consistent with the terms of the Preliminary Offer Notice and otherwise on customary and reasonable terms, (iii) the closing of the sale of such ROFO Property shall occur within 90 days after the exercise of the ROFO Option, time being of the essence with respect to the Vornado Realty Group's obligation to close by such date, and (iv) the ROFO Seller may elect to receive the proceeds of the purchase price from the Vornado Realty Group in either Units (valued based on the Current Market Value as of the Closing Date and/or cash).

                        (ii) In the event that the Vornado Realty Group does not
            timely exercise the ROFO Option, then the ROFO Seller shall have the right to enter into a contract of sale to sell the ROFO Property to any third party on terms not substantially less favorable to the ROFO Seller than the corresponding terms set forth in the Preliminary Offer Notice (it be agreed that a sales price equal to 90% or more of the purchase price set forth in the

            Preliminary Offer Notice shall be deemed reasonable) at any time within twelve (12) months after the expiration of the ROFO Option. If the ROFO Seller does not enter into a contract of sale to sell such ROFO Property within such twelve (12) month period or actually close under such contract of sale within eighteen (18) months after the expiration of the ROFO Option, then the terms of this Section 6.13(g) shall again apply to any future sale of such ROFO Property; provided that in no event shall the rights granted in this Section 6.13(g) extend beyond the fifth (5th) anniversary of the Closing Date (unless a Preliminary Offer Notice has been delivered prior to such date, in which event the rights granted in this Section 6.13(g) shall extend until the expiration of the ROFO Option as provided for in such Preliminary Offer Notice).

                        (iii) If the Vornado Realty Group exercises the ROFO
            Option but materially defaults or otherwise fails to fulfill its obligation to purchase the ROFO Property pursuant to the terms and conditions contained in the Preliminary Offer Notice within the time period required herein, then the ROFO Seller shall be entitled to receive the ROFO Deposit, together with interest earned thereon, as liquidated damages, and all rights under this Section 6.13(g) shall automatically and immediately terminate.

                        (iv) If the Vornado Realty Group elects to purchase the
            ROFO Property, it may, at its option, cause such interest to be acquired by an affiliated nominee or designee, provided, however, such assignment shall not relieve the Vornado Realty Group of any obligation or liability with respect thereto. The rights afforded to the Vornado Realty Group pursuant to this Section 6.13(g) are personal to the Vornado Realty Group and may not be assigned, directly or indirectly, to any other person.

                  (h) In the event that any Parcel is excluded from the terms of this transaction pursuant to this Section 6.13 or Section 6.8, but the terms of this Agreement are otherwise consummated, then MMPI shall continue to manage such Parcel on agreed upon fair market terms until and unless such Parcel is sold or otherwise transferred to a third party not Affiliated with any MM Entity. Further, if any Parcel is excluded from the terms of this transaction, then all assets (such as trademarks and tradenames) held by MMPI which relate to such Parcel shall, at the election of the MM Property Group, and at any time and from time to time thereafter, be transferred or licensed (for nominal consideration) to the applicable MM Group member (unless and until such excluded Property is subsequently transferred to the Vornado Realty Group pursuant to
Section 6.13(g)).

            6.14 Designees of Vornado Realty Group. The MM Group acknowledges and agrees that the Vornado Realty Group may designate one or more Subsidiaries to be transferees of any of the Contributed Interests hereunder.

            6.15 Certain Assignments. In the event that prior to the Closing the MM Group is unable to obtain the necessary consents and approvals to effect the assignments contemplated by each of the Dacap Assignment and the Florida Assignment, then the Cash Portion of the Consideration shall be reduced by an amount equal to the aggregate Allocated Property Values in respect of the interests subject to such assignments and the conditions to Closing set forth in Sections 7.2.15 and 7.3.10 shall not be applicable insofar as they relate to the Dacap Assignment and the Florida Assignment.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

            7.1 Intentionally Omitted.

            7.2 Conditions to the MM Contributors' Obligations to Close. The obligation of the MM Contributors to consummate the transactions contemplated hereby at the Closing is further subject to satisfaction or waiver by the MM Contributors of the following conditions on or before the Closing Date:

                  7.2.1 Representations and Warranties. The representations and warranties of the members of the Vornado Realty Group contained herein shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date, except to the extent that they expressly relate to an earlier date, or, if not, any variances or deviations from said representations and warranties shall not have a material adverse effect on the transactions contemplated by this Agreement. For purposes of this subsection, the truth and correctness of any representation or warranty shall be determined on an absolute basis, meaning apart from any qualification of "knowledge" set forth in said representation or warranty.

                  7.2.2 Full Performance. The members of the Vornado Realty Group shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  7.2.3 Closing Documents. The members of the Vornado Realty Group shall have executed and delivered to the MM Contributors all Closing Documents required to be delivered by the members of the Vornado Realty Group and the Subsidiaries.

                  7.2.4 Employment Agreement. The Employment Agreements shall have been executed and delivered as of the Closing.

                  7.2.5 Payment for Common Stock of Management Companies. The MM Stockholders shall have received payment from the designees of the Vornado Realty Group in respect of the transfer and the sale of all of the voting common stock of each of the Management Companies to such designees.

                  7.2.6 Intentionally Omitted.

                  7.2.7 Issuance of Common Units, Preferred Units, and VOI Stock. The members of the Vornado Group or VOI, as the case maybe, shall have issued, or caused to be issued, the Common Units, the Preferred Units, and the VOI Stock (if applicable), respectively, and, in the case of the Preferred Units, pursuant to the certificate of designation, which shall be substantially in the form of Exhibit 7.2.7 attached hereto.

                  7.2.8 REIT Election. Vornado shall not have revoked its prior election pursuant to Section 856(c)(1) of the Code to be taxed as a REIT, and shall be in compliance with all applicable federal income tax laws, rules and regulations, including the Code, necessary to permit it to be taxed as a REIT. Vornado shall not have taken any action or have failed to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes.

                  7.2.9 Amendment to OP Agreement. The OP Agreement shall have been amended, a copy of which shall be delivered at Closing, to reflect the admission of the applicable Unitholders as limited partners therein.

                  7.2.10 Absence of Litigation. No action, suit, or legal, administrative or arbitral proceedings shall have been instituted before or by any court or Governmental Authority or arbitration panel seeking to enjoin or challenging the transactions contemplated by this Agreement, other than any such proceeding initiated by or on behalf of any member of the MM Group or any direct or indirect beneficiary or equityholder of any member of the MM Group.

                  7.2.11 Approval of Transaction. The consummation of the transactions contemplated hereby and the delivery of the Consideration to the MM Contributors shall have been duly and validly authorized and approved by the board of directors of VOI and Vornado, on its own behalf and in its capacity as the general partner of VRLP. The members of the Vornado Realty Group shall deliver to the MM Contributors the certificate referred to in Section 1.6.2(D).

                  7.2.12 No Injunction or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, provided, however, that the MM Contributors shall use commercially reasonable efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

                  7.2.13 HSR Act. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated, or the members of the Vornado Realty Group and the MM Contributors shall have reasonably mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated hereby.

                  7.2.14 Mortgage Loan Assumption and Indemnity Agreement. The applicable members of the Vornado Realty Group shall have executed and delivered the Mortgage Loan Assumption and Indemnity Agreement.

                  7.2.15 Wolf Point Agreement; River West North Agreement; Dacap Assignment and Florida Assignment. Simultaneously with the Closing and subject to Section 6.15, the Wolf Point Agreement, the River West North Agreement, the Stardial Assignment and the BB&E Assignment, in the forms set forth as Exhibits 7.2.15(a) (the "Wolf Point Agreement"), 7.2.15(b) (the "River West Agreement"), 7.2.15(c) (the "Dacap Assignment") and 7.2.15(d) (the "Florida Assignment"), respectively, shall have been executed and delivered by all of the parties thereto.

                  7.3 Conditions to the Obligations of the Members of the Vornado Group and the Subsidiaries. The obligation of the members of the Vornado Realty Group to consummate this Agreement and the transactions contemplated hereby at the Closing is further subject to the satisfaction or waiver by the members of the Vornado Realty Group of the following conditions on or before the Closing Date:

                  7.3.1 Representations and Warranties. The representations and warranties of the MM Contributors contained herein shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date, except to the extent that they expressly relate to an earlier date. For purposes of this subsection, the truth and correctness of any representation or warranty shall be determined on an absolute basis, meaning apart from any qualification of "knowledge" set forth in said representation or warranty.

                  7.3.2 Full Performance. The MM Contributors and the Management Companies shall have each performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

                  7.3.3 Closing Documents. The MM Contributors shall have executed and delivered to the members of the Vornado Realty Group all Closing Documents required to be delivered by the MM Contributors.

                  7.3.4 Title Policy. The Title Company shall be unconditionally prepared to issue a Title Policy meeting the requirements of Section 6.8(b) hereof for each Parcel.

                  7.3.5 Absence of Litigation. No action, suit, or legal, administrative or arbitral proceedings shall have been instituted before or by any court or Governmental Authority or arbitration panel seeking to enjoin or challenging the transactions contemplated by this Agreement, except with respect to any such proceeding initiated by any member of the MM Group or any direct or indirect beneficiary or equityholder of any member of the MM Group (provided, that, in the case of any such proceeding initiated by any member of the MM Group or any beneficiary or equityholder thereof, the Vornado Realty Group shall receive indemnification in form and substance reasonably satisfactory to the Vornado Realty Group from the MM Group prior to Closing).

                  7.3.6 Approval of Transaction. The consummation of the transactions contemplated hereby shall have been duly and validly authorized and approved by the respective board of directors, general partner, managing member, trustee or other controlling Person, as the case may be, of each member of the MM Group. The members of the MM Group shall deliver to the members of the Vornado Realty Group a letter of an authorized officer of each of such entities, in form and substance reasonably satisfactory to the members of the Vornado Realty Group, confirming the foregoing.

                  7.3.7 No Injunction or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, provided, however, that the members of the Vornado Realty Group shall use commercially reasonable efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

                  7.3.8 HSR Act. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated, or the members of the Vornado Realty Group and the MM Contributors shall have mutually concluded that no filing under the HSR Act is required with respect to the transactions contemplated hereby

                  7.3.9 Estoppel Certificates. Notwithstanding the MM Property Contributors' obligation to distribute Estoppel Certificates to certain Tenants as provided for in Section 4.4, and the obligation of the MM Property Contributors to deliver to the Vornado Realty Group any Estoppel Certificates actually received on or before the Closing Date pursuant to Section 1.6.1(I), it shall only be a condition to the Vornado Realty Group's obligation to consummate this Agreement and the transactions contemplated hereby that the Vornado Realty Group receives (a) an Estoppel Certificate from 75% (in square footage) of the 87 Tenants listed in Section 7.3.9(A) of the Disclosure Schedule, and (b) an Estoppel Certificate from 50% (in square footage) of the Tenants listed in
Section 7.3.9(B) of the Disclosure Schedule. Notwithstanding anything else in this Agreement to the contrary, the MM Contributors shall be entitled, but shall not be obligated, to adjourn the Closing for up to thirty (30) days in order to obtain any required Estoppel Certificates, subject to the right of the Vornado Realty Group to waive delivery of such Estoppel Certificates as a condition to Closing.

                  7.3.10 Wolf Point Agreement; River West North Agreement; Dacap Assignment and Florida Assignment. Simultaneously with the Closing and subject to Section 6.15, the Wolf Point Agreement, the River West North Agreement and the Dacap Assignment and the Florida Assignment shall have been executed and delivered by all of the parties thereto.

                  7.3.11 Common Stock of Management Companies. The MM Stockholders shall have made available for delivery to Steven Roth, Michael D. Fascitelli and Joseph Macnow, against receipt of payment therefore, certificates evidencing all of the shares of voting common stock of each of the Management Companies, duly endorsed in blank, together with evidence of the payment of any applicable stock transfer taxes and any other applicable fees.

                  7.3.12 Zoning Opinion. A written opinion of Messrs. Wilkes and Artis or a reputable law firm in the Washington, D.C. area as to the compliance of the Office Center and the Design Center with applicable zoning requirements, including parking, in all material respects.

                                  ARTICLE VIII

               SURVIVAL, INDEMNIFICATION, LIMITATIONS ON LIABILITY

            8.1 Survival. Except as set forth in this Section 8.1 to the contrary, all representations and warranties of the MM Contributors and the Management Companies and the members of the Vornado Realty Group in this Agreement shall terminate thirty (30) months after the Closing and the MM Contributors or the members of the Vornado Realty Group, as applicable, shall have no liability thereafter with respect to such representations and warranties except to the extent the members of the Vornado Realty Group have, or the MM Contributors have, as applicable, notified the other party in writing of any breach of representations and warranties during such thirty (30) month period. In addition, the representations and warranties set forth in Section 2.23 with respect to Tax Returns and Taxes for periods prior to the Adjustment Date shall survive for a period expiring on the third year anniversary of the filing date of the applicable Tax Return (provided that if the applicable member of the MM Group and the United States Internal Revenue Service or other taxing authority have agreed to extend the applicable statute of limitations beyond any such period, then in such case such representations and warranties shall survive to the date on which such agreement to extend expires). The covenants and agreements contained herein with respect to post-Closing obligations of the parties shall survive without limitation, unless specifically limited by the terms of this Agreement.

            8.2 The MM Contributors' Indemnification Obligations. (a) Subject to the other provisions of this Article VIII, from and after the Closing until the expiration of the stated survival period, the MM Contributors jointly and severally shall indemnify, defend and hold harmless the members of the Vornado Realty Group and their respective officers, directors, Affiliates, partners and agents (the "Vornado Realty Group Indemnified Parties") from and against any costs or expenses (including, without limitation, the reasonable fees of its engineers and other professionals and experts as well as reasonable attorneys' fees and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, and in connection with the enforcement of any rights hereunder, whether or not a party to such litigation), judgments, liabilities, fines, amounts paid in settlement, losses, claims and damages (collectively, "Damages"), as incurred, to the extent they relate to, arise out of or are the result of:

                  (i) the breach of or any inaccuracy in any of the representations and warranties of the MM Contributors contained in or made pursuant to this Agreement; and

                  (ii) the breach or nonperformance of any covenant or agreement of the MM Contributors contained in this Agreement.

                  (b) From and after the Closing through the thirty (30) month anniversary of the Closing Date, the MM Contributors shall indemnify, defend and hold harmless the Vornado Group Indemnified Parties from and against any Damages, as incurred, to the extent they relate to, or arise out of or are a result of, any facts or circumstances relating to the activities or operations of any, direct or indirect, former subsidiary of MMPI (but not, for the purposes of this paragraph, with respect to the activities or operations of MMPI Sub or any other MM Entity). The indemnification provided under this paragraph shall not be subject to the monetary limitations set forth in Section 8.5(b) or
Section 8.5(d). The MM Contributors' indemnification obligations under this paragraph shall terminate on the thirty (30) month anniversary of the Closing Date (but not with respect to any bona fide claims asserted by any Vornado Group Indemnified Party prior to such thirty (30) month anniversary date in accordance with this Agreement).

            From and after the Closing, the MM Contributors shall indemnify, defend and hold harmless the Vornado Group Indemnified Parties from and against all Damages, as incurred, to the extent they relate to, or arise out of or are a result of, any third party personal injury or employee claims, litigations or other proceedings arising from facts and circumstances existing and occurring prior to the Adjustment Date, including the personal injury and employee claims and proceedings described in Sections 2.4(b)(5) or 2.4B)(3) of the Disclosure Schedule. The indemnification provided under this paragraph shall not be subject to the monetary limitations set forth in Section 8.5(b) or Section 8.5(d).

            8.3 The Indemnification Obligations of the Members of the Vornado Realty Group and the Subsidiaries. Subject to the other provisions of this
Article VIII, from and after the Closing until the expiration of the stated survival period, the members of the Vornado Realty Group shall jointly and severally indemnify, defend and hold harmless the MM Contributors and their respective officers, directors, members, Affiliates, shareholders, beneficiaries, partners and agents (the "MM Group Indemnified Parties"), from and against any Damages (for purposes of this Section 8.3 only, "Damages" shall include the Tax Payment owing by the MM Contributors as a result of the breach by the members of the Vornado Realty Group of Section 6.4), as incurred, to the extent they relate to, arise out of or are the result of:

                  (i) the breach of or any inaccuracy in any of the representations and warranties of the members of the Vornado Realty Group contained in or made pursuant to this Agreement; and

                  (ii) the breach or nonperformance of any covenant or agreement of the members of the Vornado Realty Group contained in this Agreement.

            8.4 Claims. (a) If the Closing occurs and a Vornado Realty Group Indemnified Party or a MM Group Indemnified Party (in each case, an "Indemnified Party") intends to seek indemnification pursuant to this Article VIII, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (each such party shall be referred to as an "Indemnifying Party" in such capacity), in writing, of such claim describing such claim in reasonable detail, provided, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby. In the event that such claim involves a claim by a third party against the Indemnified Party which seeks Damages in an amount in respect of which indemnification pursuant to this Article VIII would be available, the Indemnifying Party shall have thirty (30) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it, and provided further, that the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action for which it is providing indemnity hereunder. The Indemnified Party shall not have the right to settle any claim or action without the consent of the Indemnifying Party; provided, that if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, or thereafter does not diligently prosecute such defense, then the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

                  (b) The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

                  (c) To the extent that the Vornado Realty Group Indemnified Parties have a claim against both the MM Contributors and any title insurer and elect to seek recovery from, or are otherwise indemnified by, the MM Contributors, the Vornado Realty Group hereby assigns to the MM Contributors, to the extent permitted by law and the terms thereof, all claims the Vornado Group Indemnified Parties may have against said title insurer and agrees to cooperate in any reasonable manner in the prosecution of said claims including, if necessary, proceeding in its name for the benefit of the MM Contributors through counsel selected by the MM Contributors, at the MM Contributors' cost.

            8.5 Limitations on Liability and Amounts. (a) IN NO EVENT SHALL ANY PARTY HERETO, OR ANY DIRECT OR INDIRECT PARTNER, MEMBER, SHAREHOLDER, BENEFICIARY, OWNER OR AFFILIATE THEREOF, OR ANY OFFICER, DIRECTOR, EMPLOYEE,

TRUSTEE, OR AGENT OF ANY OF THE FOREGOING OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF, BE LIABLE TO ANY MM GROUP INDEMNIFIED PARTY OR VORNADO REALTY GROUP INDEMNIFIED PARTY, AS THE CASE MAY BE, IN CONTRACT, TORT OR OTHERWISE WITH RESPECT TO ANY INDIRECT, CONSEQUENTIAL, OR EXEMPLARY DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY CLOSING DOCUMENT OR TRANSACTION DOCUMENT.

                  (b) IN NO EVENT SHALL THE MM CONTRIBUTORS OR THE MEMBERS OF THE VORNADO REALTY GROUP, AS APPLICABLE, BE LIABLE TO ANY INDEMNIFIED PARTY UNDER SECTION 8.2 OR SECTION 8.3 UNLESS AND UNTIL THE AGGREGATE AMOUNT OF DAMAGES FOR WHICH THE MM CONTRIBUTORS OR THE MEMBERS OF THE VORNADO REALTY GROUP, AS APPLICABLE, ARE OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES UNDER
SECTION 8.2 OR 8.3, AS APPLICABLE, EXCEEDS $1,500,000 AFTER WHICH THE INDEMNIFIED PARTIES OR ANY OF THEM MAY BRING ONE OR MORE CLAIMS AGAINST THE MM CONTRIBUTORS OR THE MEMBERS OF THE VORNADO REALTY GROUP, AS APPLICABLE, UNDER
SECTION 8.2 OR SECTION 8.3 FOR THE ENTIRE AMOUNT OF THEIR AGGREGATE DAMAGES.

                  (c) IF THE CLOSING OCCURS, THE MEMBERS OF THE VORNADO REALTY GROUP, ON THE ONE HAND, AND THE MEMBERS OF THE MM GROUP, ON THE OTHER HAND, SHALL NOT HAVE THE RIGHT TO BRING A CLAIM AGAINST ANY MEMBER OF THE OTHER GROUP BY VIRTUE OF ANY OF THE REPRESENTATIONS OR WARRANTIES CONTAINED HEREIN OR IN ANY TRANSACTION DOCUMENT BEING FALSE OR MISLEADING UNLESS (I) SUCH CLAIM IS BROUGHT ON OR PRIOR TO THE DATE ON WHICH A CLAIM BASED ON SUCH REPRESENTATION OR WARRANTY MAY NO LONGER BE BROUGHT AND (II) NOTICE OF THE FALSE OR MISLEADING REPRESENTATION OR WARRANTY HAS BEEN GIVEN TO THE MEMBERS OF THE APPLICABLE GROUP AND THE MEMBERS OF SUCH GROUP HAVE HAD THIRTY (30) DAYS TO CURE SAME. FURTHERMORE, IN NO EVENT AFTER THE OCCURRENCE OF THE CLOSING SHALL (A) THE MEMBERS OF THE VORNADO REALTY GROUP BE ENTITLED TO RECEIVE DAMAGES FROM THE MM GROUP OR ANY MEMBER THEREOF, IN EXCESS OF THE NUMBER OF MM CONTRIBUTORS UNITS, OR CASH, DEPOSITED AT ANY TIME PURSUANT TO THE PLEDGE AGREEMENT (EXCEPT FOR A BREACH OF THE REPRESENTATION SET FORTH IN SECTION 2.7), OR (B) THE MEMBERS OF THE MM GROUP BE ENTITLED TO RECEIVE DAMAGES FROM THE VORNADO REALTY GROUP OR ANY MEMBER THEREOF IN EXCESS OF (I) $32,500,000 FROM THE CLOSING DATE TO THE 18-MONTH ANNIVERSARY OF THE CLOSING DATE, (II) $16,250,000 (PLUS THE AMOUNT OF ANY BONA FIDE INDEMNIFICATION CLAIMS ASSERTED BY ANY MEMBER OF THE MM GROUP FROM THE CLOSING DATE TO THE 18-MONTH ANNIVERSARY OF THE CLOSING DATE THAT HAVE NOT BEEN RESOLVED IN ACCORDANCE WITH THIS AGREEMENT) FROM THE 18-MONTH ANNIVERSARY OF THE CLOSING DATE TO THE 30- MONTH ANNIVERSARY OF THE CLOSING DATE, AND (III) ZERO (PLUS (X) THE AMOUNT OF ANY BONA FIDE INDEMNIFICATION CLAIMS ASSERTED BY ANY MEMBER OF THE MM GROUP FROM THE CLOSING DATE TO THE 18-MONTH ANNIVERSARY OF THE CLOSING DATE THAT HAVE NOT BEEN RESOLVED IN ACCORDANCE WITH THIS AGREEMENT AND (Y) THE AMOUNT OF ANY BONA FIDE INDEMNIFICATION CLAIMS ASSERTED BY ANY MEMBER OF THE MM GROUP PRIOR TO THE 18-MONTH ANNIVERSARY OF THE CLOSING DATE TO THE 30-MONTH ANNIVERSARY OF THE CLOSING DATE) THEREAFTER, BUT IN NO EVENT GREATER THAN $32,500,000 IN THE AGGREGATE.

                  (d) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IF THE CLOSING OCCURS, RECOURSE AGAINST ANY MEMBER OF THE MM GROUP HEREUNDER (FOR INDEMNIFICATION OBLIGATIONS OR OTHERWISE), WITH RESPECT TO THE FAILURE OR BREACH OF ANY REPRESENTATION OR WARRANTY HEREUNDER SHALL BE LIMITED SOLELY TO THE VORNADO REALTY GROUP'S RIGHT TO PURSUE ITS RIGHTS AND REMEDIES UNDER THE PLEDGE AGREEMENT. IF THE CLOSING OCCURS, THE INDEMNIFICATION AND OTHER PROVISIONS IN THIS ARTICLE 8 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE MM CONTRIBUTORS AND THE MEMBERS OF THE VORNADO REALTY GROUP AGAINST EACH OTHER WITH RESPECT TO ANY AND ALL CAUSES OF ACTION RELATED TO ANY BREACH OF ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

                  (e) IF THE CLOSING DOES NOT OCCUR, IN NO EVENT SHALL THE VORNADO REALTY GROUP HAVE ANY LIABILITY TO THE MM GROUP FOR DAMAGES IN EXCESS OF $32,500,000 IN THE AGGREGATE.

                                   ARTICLE IX

                                   TERMINATION

            9.1 Termination as a result of Casualty, Condemnation, Environmental Law Violation or Title Defect. This Agreement may be terminated to the extent provided for in Section 6.8 or Section 6.13, at which point no party shall have any rights or obligations hereunder except the Termination Surviving Obligations. In the event this Agreement is terminated by the Vornado Realty Group pursuant to this Section 9.1, then (i) the MM Group shall pay to the Vornado Realty Group a termination fee of $3,000,000 and (ii) neither the MM Contributors nor the members of the Vornado Realty Group shall have any further obligation or liability to the other hereunder, except for the Termination Surviving Obligations.

            9.2 Termination by the MM Contributors for the Default of the Members of the Vornado Realty Group. In the event that on or prior to the Closing the members of the Vornado Realty Group default with respect to their obligations pursuant to this Agreement in any material respect for any reason except the failure by the MM Contributors to perform their obligations hereunder, and the MM Contributors are otherwise ready, willing and able to perform their obligations hereunder, including, but not limited to, a breach or failure of any representation, warranty, covenant or agreement contained herein that is material in the context of the transactions contemplated hereby and such breach has not been waived, the MM Contributors shall have the option to elect either to (i) terminate this Agreement by giving the members of the Vornado Realty Group written notice of such election prior to or at Closing and/or (ii) pursue all of their available remedies at law or in equity (including the remedy of specific performance); provided, however, that the remedies provided by (i) and (ii) above shall be available to the MM Contributors only to the extent that such default continues for thirty (30) days after the actual receipt by the members of the Vornado Realty Group of a written notice from the MM Contributors setting forth in detail the nature of such default or failure (except with respect to the Vornado Realty Group's obligations under the Mart Commitment, with respect to which such thirty (30) day period shall not apply) or, in the case of a default with respect to a representation or warranty, thirty (30) days after the scheduled Closing Date. Upon any termination pursuant to this Section 9.2, neither the MM Contributors nor the members of the Vornado Realty Group shall have any further obligation or liability to the other hereunder, except for the Termination Surviving Obligations.

            9.3 Termination by the Members of the Vornado Group and the Subsidiaries for the MM Contributors' Default. In the event that on or prior to the Closing the MM Contributors default with respect to their obligations pursuant to this Agreement in any material respect for any reason except the failure by the members of the Vornado Realty Group to perform their obligations hereunder, and the members of the Vornado Realty Group are otherwise ready, willing and able to perform their obligations hereunder, including, but not limited to, a breach or failure of any representation, warranty, covenant or Agreement contained herein that is material in the context of the transactions contemplated hereby and such breach has not been waived, the members of the Vornado Realty Group shall have the option to elect, as their sole and exclusive remedy, either to: (i) terminate this Agreement by giving the MM Contributors written notice of such election prior to or at Closing and elect in such notice to receive the termination fee set forth in the last sentence of this Section
9.3 or (ii) pursue all of their available remedies in equity (including the remedy of specific performance); provided, however, that the remedy selected by the Vornado Realty Group under clauses (i) or (ii) above shall be available to the members of the Vornado Realty Group only to the extent that such default continues for thirty (30) days after the later of the then scheduled Closing Date and actual receipt by the MM Contributors of a written notice from the members of the Vornado Realty Group setting forth in detail the nature of such default or failure or, in the case of a default with respect to a representation or warranty, thirty (30) days after the scheduled Closing Date. In no event shall the right of the members of the Vornado Realty Group to seek specific performance include the right to compel the MM Contributors to expend more than the Maximum MM Expenditure Amount (or such lesser amount as may be provided herein in certain cases) to cure any and all defaults or failures of the representations, warranties, covenants or agreements contained in this Agreement. Upon any termination of this Agreement pursuant to clause (i) of this
Section 9.3, then (i) the MM Group shall pay to the Vornado Realty Group a termination fee of $3,000,000 and (ii) neither the MM Contributors nor the members of the Vornado Realty Group shall have any further obligation or liability to the other hereunder, except for the Termination Surviving Obligations.

                                    ARTICLE X

                              DEFINITIONS AND TERMS

            10.1 Specific Definitions. As used in this Agreement, the following terms shall have the meaning set forth below:

            "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Aboveground Storage Tank" means each and every "aboveground storage tank," whether or not subject to the Tank Laws, as well as any "secondary containment system" as those terms are defined by the Tank Laws.

            "Accredited Investor" means a Person who qualifies as an "accredited" investor as defined in relevant securities laws, including, without limitation, under Rule 501 of the 1933 Act.

            "Affiliate" means, when used with reference to a specified Person,
(i) if such Person is an individual, any member of the immediate family of such Person or any trust for the benefit of any Person or any such member of the immediate family of such Person and (ii) any Person directly or indirectly controlled by, controlling or under common control with the Person in question. The term "control" shall mean, for purposes of this definition, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "member of the immediate family" means, with respect to any individual, the spouse, children and grandchildren of any such individual.

            "Apparel Property" means that certain parcel of real property, which constitutes part of the Real Property, commonly known as the "Apparel Center" and identified in Section 1.1(a) of the Disclosure Schedule, and all other Property located thereon or used in connection therewith.

            "Built-in-Gain" means, with respect to any item of Real Property, the amount of gain that would be allocated to the MM Contributors under Section 704(c) of the Code if such Property were disposed of in a Taxable Transaction.

            "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in the State of New York.

            "Closing Date Market Value Per Unit" means the average of the Closing Price for a Vornado Common Share for the five (5) consecutive Trading Days immediately preceding the Closing Date.

            "Closing Price" means, on any date, with respect to a Vornado Common Share, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for one Vornado Common Share in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (ss.) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

            "Current Market Value Per Unit" on any given date means the average of the Closing Price for a Vornado Common Share for the twenty (20) consecutive Trading Days immediately preceding such date.

            "Design Center Property" means that certain parcel of real property, which constitutes part of the Real Property, commonly known as the "Washington Design Center" and identified in Section 1.1(a) of the Disclosure Schedule, and all other Property located thereon or used in connection therewith.

            "Discharge" means the releasing, spilling, leaking, disposing, pumping, pouring, emitting, emptying, treating or dumping of Hazardous Materials at, into, onto or migrating from or onto the Property, regardless of whether the result of an intentional or unintentional action or omission.

            "Environmental Documents" means all environmental documentation in the possession of the MM Contributors concerning the Real Property or its environs including, without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority, which documentation includes, without limitation, the documentation set forth in Section 2.17 of the Disclosure Schedule.

            "Environmental Law" means the following: (x) each and every applicable federal, state, county or municipal law, statute, ordinance, rule, regulation, guideline, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, directive, requirement or agreement with any Governmental Authority, relating to (y) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (z) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. The term Environmental Law includes, without limitation, (i) the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Preauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Atomic Energy Act, the Nuclear Waste Policy Act of 1982, the federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

            "GAAP" means generally accepted accounting principles and practices consistently applied for all periods so as to properly reflect the financial condition, results of operations and changes in cash flows of any entity.

            "Governmental Authority" means any federal, state, county or municipal court, tribunal, government, or any department, agency, bureau, board or commission, regulatory authority, or other governmental or similar type body, subdivision or instrumentality obtaining authority therefrom or created pursuant to any law.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Hazardous Materials" means any substance presently defined, designated or classified as hazardous, toxic, radioactive or dangerous, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Materials includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde products, lead and polychlorinated biphenyl, and without limitation any and all of the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., oil, petroleum and petroleum products and derivatives and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; asbestos and asbestos-containing materials, PCBs and other substances regulated under the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act of 1982; and chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. ss.ss.1910.1200 et seq.

            "Knowledge of the MM Contributors", "the MM Contributors' knowledge", "best of the MM Contributors' knowledge" or similar derivations thereof (including as such "knowledge" qualifies may be used with respect to the MM Group or any member thereof) means the actual knowledge of Joseph Hakim, Thomas Kennedy, Christopher Kennedy, Myron Maurer, Randall Clark and Michael Kraus.

            "Knowledge of the Vornado Realty Group", "the Vornado Realty Group's Knowledge", "best of the Vornado Realty Group's knowledge" or similar derivations thereof means the actual knowledge of Michael D. Fascitelli, Joseph Macnow and Mark Epstein.

            "Land Trustee" means LaSalle National Bank, a national banking association.

            "Land Trust Agreements" means the trust agreements under which the Land Trusts are established.

            "Land Trusts" means the following land trusts established under the trust agreements indicated, in each case with the Land Trustee as trustee and with the respective beneficiaries indicated, which hold legal title to the respective Parcels of the Real Property indicated: (i) Trust established by Trust Agreement dated May 27, 1981 and known as Trust No. 104000 under which Merchandise Mart Owners, L.L.C. is the sole beneficiary, which holds legal title to the Mart Property; (ii) Trust established by Trust Agreement dated March 1, 1967, as extended, and known as Trust No. 36223, under which World Trade Center Chicago, L.L.C. is the sole beneficiary, which holds legal title to the Apparel Property; and (iii) Trust established by Trust Agreement dated August 21, 1986 and known as Trust No. 111475, under which Merchandise Mart Owners, L.L.C. is the sole beneficiary, which holds legal title to the River West South Property.

            "Law" or "Laws" means any applicable federal, state, foreign or local law, statute, ordinance, rule, code, regulation, order, judgment or decree.

            "Lien" means any material lien, mortgage, charge, option, contractual restriction on transfer, security interest, tax lien (other than for Taxes not yet due and payable), pledge, encumbrance, conditional sale or title retention arrangement, or any other claim against an asset or any agreement to create or confer any of the foregoing, in each case whether arising by agreement or under any statute or law or otherwise.

            "Mart Owner" means the land trust which owns the Mart Property.

            "Mart Property" means that certain parcel of real property, which constitutes part of the Real Property, commonly known as the "Merchandise Mart" and identified in Section 1.1(a) of the Disclosure Schedule, and all other Property located thereon or used in connection therewith.

            "Material Adverse Change" or "Material Adverse Effect" means a material adverse change or effect on the business, financial condition or results of operations of (i) the MM Contributors or (ii) the Vornado Realty Group, as applicable, in each case, taken as a whole.

            "Maximum MM Expenditure Amount" means $12,500,000, less all payments made by, and other expenditures of, the MM Group pursuant to Sections 4.1, 6.8,
6.13 and 9.3 (not taking into account any ordinary or customary transaction expenses that do not relate to any specific obligation of the MM Group pursuant to Sections 4.1, 6.8, 6.13 or 9.3), except to the extent Sections 6.8 and/or
6.13 impose an unlimited expenditure obligation on the MM Group.

            "Met Life" means Metropolitan Life Insurance Company.

            "Met Life Loans" means those certain loans from Met Life to the Mart Owner.

            "Notice" means, in addition to its ordinary meaning, any written communication of any nature, whether in the form of correspondence, memorandum, order, directive or otherwise.

            "Office Center Property" means that certain parcel of real property, which constitutes part of the Real Property, commonly known as the "Washington Office Center" and identified in Section 1.1(a) of the Disclosure Schedule and all other Property located thereon or used in connection therewith.

            "Ordinary Course of Business" means the ordinary and prudent course of business consistent with past custom and practice (including with respect to quantity and frequency). In addition to the foregoing, actions taken in satisfaction of the MM Contributors' obligations hereunder shall be deemed to be in the Ordinary Course of Business.

            "Permitted Encumbrances" means

                  (a) the Liens of real estate taxes, personal property taxes, water charges, and sewer charges provided same are not due and payable, but subject to adjustment as provided in Section 1.3;

                  (b) the rights of the Tenants under the Leases, as tenants and licensees only;

                  (c) any easements, covenants and restrictions which are entered into with the consent of the members of the Vornado Group after the date hereof;

                  (d) any and all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Real Property including, without limitation, those related to zoning and land use, as of the date hereof;

                  (e) the state of facts shown on the Survey and any other state of facts which a recent and accurate survey of the Real Property would actually show, provided same do not impair the use of the Real Property as it is currently being used and do not render title uninsurable at standard rates;

                  (f) the Service Contracts;

                  (g) any installment not yet due and payable of assessments imposed after the date hereof and affecting the Real Property or any portion thereof;

                  (h) any utility company rights, easements and franchises to maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under or upon the Real Property, provided same do not impair the present use of the Real Property other than to a de minimis extent and do not render title uninsurable at standard rates;

                  (i) such matters as the Title Company shall be willing, without special premium, to omit as exceptions to coverage, or to except with insurance against collection out of the Real Property;

                  (j) all mortgages, deeds of trust and other security documents relating to any loan that is expressly being assumed by the Vornado Group and not discharged at the Closing;

                  (k) any exceptions and other items shown on the Commitments which are not crossed out or labeled "Omit"; and

                  (l) the Easements and the rights to create same in the future, as set forth in Section 11.19.

            "Person" means any natural person, corporation, limited partnership, limited liability company, limited liability partnership, general partnership, joint stock company, joint venture, real estate investment trust, association, company, trust, bank, trust company, land trust, vehicle trust, business trust or other organization irrespective of whether it is a legal entity, or any government or agency or political subdivision thereof.

            "Preferred Units" means a series B preferred Unit of VRLP having the designation, rights, preferences, liquidation value and other terms described in the exhibit to the OP Agreement attached hereto as Exhibit 7.2.7.

            "River West South Property" means that certain parcel of real property, which constitutes part of the Real Property, commonly known as 527 West Kinzie Street, Chicago, Illinois, and identified on Section 1.1(a) of the Disclosure Schedule, and all other Property located thereon or used in connection therewith.

            "Subsidiary" means (a) any entity of which Vornado owns directly or indirectly (x) at least a majority of the outstanding capital stock (or other shares of beneficial interest) or (y) at least a majority of the partnership, membership or other similar equity interests or (b) any entity in which any member of the Vornado Realty Group (or other specified entity) is a general partner, including, without limitation, VRLP.

            "Tank Laws" means all federal, state and local laws, statutes, ordinances and codes, and the regulations promulgated thereunder where applicable, relating to the ownership, registration, operation, maintenance and closure of Underground Storage Tanks or Aboveground Storage Tanks.

            "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

            "Tax Payment" means an amount equal to the sum of (i) the federal, state, and local income Taxes payable by the members of the MM Contributors resulting from the recognition of Built-in- Gain and (ii) an additional payment in an amount equal to the amount such that, after payment by the members of the MM Contributors of all Taxes (including interest and penalties) on amounts received under clause (i) and this clause (ii), the members of the MM Contributors retain an amount equal to the amount described in clause (i).

            "Tax Protest" or "Tax Protests" means a protest filed with the Internal Revenue Service concerning tax matters or a similar request for an administrative determination with a State taxing authority.

            "Tax Returns" means all federal, state, local and foreign income, franchise, sales and other tax returns.

            "Termination Surviving Obligations" means the respective obligations of a party set forth in Sections 1.3, 1.7.1, 3.15, 5.3 and 5.4 and Articles VI (except for Section 6.11), VIII, IX, and X.

            "Trading Day" means a day on which the principal national securities exchange on which Vornado Common Shares are listed or admitted to trading is open for the transaction of business.

            "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

            "Underground Storage Tank" means each and every "underground storage tank," whether or not subject to the Tank Laws, as well as the "monitoring system," the "leak detection system," the "discharge detection system" and the "tank system" associated with the "underground storage tank," as those terms are defined by the Tank Laws.

            "Units" means any and all units of limited partnership interest of VRLP of any class or series which are issued and outstanding as of the Closing Date, including, but not limited to, the MM Contributor Units.

            "VOI" means Vornado Operating, Inc., a Delaware corporation.

            "VOI Purchase Agreement" means the VOI Share Purchase Option Agreement, dated as of the date hereof, by and between VOI and the MM Contributors.

            "Vornado Common Shares" means the common shares of beneficial interest, $0.04 par value per share, of Vornado.

            "Vornado Group" means Vornado, VRLP, and Vornado Operating, Inc., a Delaware corporation.

            10.2 Other Definitions. The following terms shall have the meanings defined for such terms in the Section set forth below:

           Definition                                      Section Reference
           ---------                                       -----------------
"1933 Act"                                                          2.6
"1934 Act"                                                         10.1
"1940 Act"                                                         2.28
"Aboveground Storage Tank"                                         10.1
"Accredited Investor"                                              10.1
"Additional Title Objections"                                     6.8(d)
"Adjustment Date"                                                   1.3
"Affiliate"                                                        10.1
"Agreement"                                                      Preamble
"Allocated Property Values"                                      1.2.1(b)
"Apparel Property"                                                 10.1
"Books and Records"                                               1.1(g)
"Building"                                                        1.1(a)
"Built-in-Gain"                                                    10.1
"Business Day"                                                     10.1
"Cash Payment"                                                  1.2.1(a)(i)
"Closing"                                                           1.5
"Closing Date"                                                      1.5
"Closing Date Market Value Per Unit"                               10.1
"Closing Documents"                                                 1.6
"Closing Price"                                                    10.1
"Code"                                                             10.1
"Commitments"                                                     6.8(b)
"Common Unitholders"                                           1.2.1(a)(ii)
"Common Units"                                                 1.2.1(a)(ii)
"Consideration"                                                  1.2.1(a)
"Consideration Direction Letter"                                 1.2.1(d)


          Definition                                       Section Reference
          ----------                                       -----------------

"Contributed Interests"                                          1.2.1(a)
"Current Market Value Per Unit"                                    10.1
"Current Title Objections"                                        6.8(c)
"Damages"                                                           8.2
"Dacap Assignment"                                                7.2.15
"Deed"                                                         1.6.1 A.(ii)
"Design Center Property"                                           10.1
"Discharge"                                                        10.1
"Employees"                                                        6.9.1
"Employment Agreements"                                          1.6.1 O.
"Employment Contract"                                             2.9(a)
"Environmental Condition"                                         6.13(b)
"Environmental Law"                                                10.1
"Environmental Documents"                                          10.1
"Environmental Reports"                                            2.17
"ERISA"                                                             2.8
"Estoppel Certificates"                                             4.4
"Financial Statements"                                             2.34
"Floor Amount"                                                      1.9
"Florida Assignment"                                              7.2.15
"GAAP"                                                              10.1
"Governmental Authority"                                            10.1
"GP/MM"                                                              2.1
"Ground Leases"                                                    1.1(i)
"Guaranties"                                                       1.1(e)
"Hazardous Materials"                                               10.1
"HSR Act"                                                           10.1


          Definition                                       Section Reference
          ----------                                       -----------------
"Improvements"                                                   1.1(a)
"Indemnified Party"                                                8.4
"Indemnifying Party"                                               8.4
"Intangible Property"                                            1.1(e)
"Intellectual Property"                                           2.27
"Interest Rate Differential Subsidy"                             4.8(b)
"Knowledge of the MM Contributors"                                10.1
"Knowledge of the Vornado Realty Group"                           10.1
"Land"                                                           1.1(a)
"Land Trust Agreements"                                           10.1
"Land Trustee"                                                    10.1
"Land Trusts"                                                     10.1
"Law"                                                             10.1
"Laws"                                                            10.1
"Lease Assignment"                                              1.6.1 C.(i)
"Lease Related Expenses"                                           6.2
"Leases"                                                         1.1(d)
"Lien"                                                            10.1
"Management Companies"                                          Preamble
"Management Company Assets"                                      2.22
"Management Company Shares"                                      1.1(g)
"Mart Commitment Letter"                                         5.4(a)
"Mart Loan"                                                      5.4(a)
"Mart Owner"                                                     10.1
"Mart Property"                                                  10.1
"Material Adverse Change" or "Material Adverse Effect"           10.1
"Material Contracts"                                             2.24


          Definition                                       Section Reference
          ----------                                       -----------------
"Material Event"                                                   6.13(d)
"Maximum MM Expenditure Amount"                                     10.1
"Met Life"                                                          10.1
"Met Life Loans"                                                    10.1
"MFV"                                                                2.1
"MM Contributor Entity"                                              2.1
"MM Contributors"                                                 Preamble
"MM Contributors' Debt Amount"                                    6.4.1(a)
"MM Contributors' Documents"                                       1.8 A.
"MM Contributor Units"                                          1.2.1(a)(ii)
"MM Entities"                                                        2.1
"MM Environmental Reports"                                          2.17
"MM Group"                                                        Preamble
"MM Group Indemnified Parties"                                       8.3
"MM Property Contributors"                                        Preamble
"MM Stockholders"                                                 Preamble
"MMEI"                                                            Preamble
"MMEI Shares"                                                      1.1(h)
"MMPI"                                                            Preamble
"MMPI Employee Plan"                                               2.9(a)
"MMPI Shares"                                                      1.1(h)
"MMPI Sub"                                                           2.8
"MMPI Sub Employee Agreement"                                      2.9(a)
"MMPI Sub Pension Plan"                                           6.9.2(b)
"MMPI Sub Savings Plan"                                           6.9.2(a)
"Mortgage Loan Assumption and Indemnity Agreement"                1.6.2 F.
"Multiemployer Plan"                                                 2.8


          Definition                                       Section Reference
          ----------                                       -----------------
"Notice"                                                            10.1
"Office Center Property"                                            10.1
"Office Center Treasury Based Interest Rate"                       4.8(b)
"Office Leases"                                                    1.1(d)
"OP Agreement"                                                    1.6.2 D.
"Ordinary Course of Business"                                       10.1
"Organizational Documents"                                           2.1
"Parcel"                                                           1.1(a)
"PBGC"                                                             2.9(c)
"Pension Plan"                                                     2.9(c)
"Permits"                                                          1.1(e)
"Permitted Encumbrances"                                            10.1
"Person"                                                            10.1
"Personal Property"                                                1.1(c)
"Plans"                                                            2.9(a)
"Pledge Agreement"                                                1.6.1 Q.
"Preferred Unitholders"                                         1.2.1(a)(ii)
"Preferred Units"                                                   10.1
"Preliminary Offer Notice"                                       6.13(g)(i)
"Property"                                                           1.1
"Pru-Apparel Loan"                                                 4.8(a)
"Pru-Apparel Prepayment Date"                                      4.8(a)
"Pru-Office Center Loan"                                           4.8(b)
"Real Property"                                                    1.1(b)
"Registered Tradenames"                                             2.27
"Registration Rights Agreement"                                   1.6.1 L.
"Rent Rolls"                                                        2.10


          Definition                                       Section Reference
          ----------                                       -----------------
"Rents"                                                             1.3.6
"Restricted Period"                                                 6.4.2
"Retail Leases"                                                    1.1(d)
"River West Agreement"                                             7.2.15
"River West South Property"                                         10.1
"ROFO Option"                                                    6.13(g)(i)
"ROFO Property"                                                  6.13(g)(i)
"ROFO Seller"                                                    6.13(g)(i)
"SEC"                                                                3.6
"Security Deposits"                                                1.1(d)
"Service Contracts"                                                1.1(e)
"Service Contracts Assignment"                                  1.6.1 C. (ii)
"Share Option Pool"                                                 6.9.4
"Share Plan"                                                        6.9.4
"Show Room Leases"                                                 1.1(d)
"Subsidiary"                                                        10.1
"Survey"                                                           6.8(a)
"Tank Laws"                                                         10.1
"Tax Declarations"                                                1.6.1 P.
"Taxes"                                                             10.1
"Tax Payment"                                                       10.1
"Tax Protest"                                                       10.1
"Tax Protests"                                                      10.1
"Tax Returns"                                                       10.1
"Temporary Space Licenses"                                         1.1(d)
"Tenant"                                                           1.1(d)
"Tenant Receivables"                                                 6.7


          Definition                                       Section Reference
          ----------                                       -----------------
"Tenants"                                                          1.1(d)
"Termination Surviving Obligations"                                 10.1
"Title Company"                                                    6.8(b)
"Title Documents"                                                  6.8(b)
"Title Objections"                                                 6.8(c)
"Title Policies"                                                   6.8(b)
"To Be Acquired Companies"                                           2.1
"To Be Acquired Company"                                             2.1
"Trading Day"                                                       10.1
"Transaction Documents"                                              2.2
"Treasury Based Interest Rate"                                     4.8(a)
"Treasury Bonds"                                                   4.8(a)
"Treasury Regulations"                                              10.1
"Unanticipated Title Objection"                                    6.8(e)
"Underground Storage Tank"                                          10.1
"Unitholders"                                                   1.2.1(a)(ii)
"Units"                                                             10.1
"Unregistered Tradenames"                                           2.27
"Unrelated Entity"                                                4.2.1(l)
"Utilities"                                                         1.3.3
"VOI"                                                               10.1
"VOI Distribution"                                              1.2.1(a)(iv)
"VOI Purchase Agreement"                                            10.1
"VOI Registration Statement"                                    1.2.1(a)(iv)
"VOI Stock"                                                     1.2.1(a)(iv)
"Vornado"                                                         Preamble
"Vornado Common Shares"                                             10.1


          Definition                                       Section Reference
          ----------                                       -----------------

"Vornado Environmental Reports"                                     2.17
"Vornado Group"                                                     10.1
"Vornado Realty Group"                                            Preamble
"Vornado Realty Group Indemnified Parties"                           8.2
"Vornado Reports"                                                    3.6
"VRLP"                                                            Preamble
"Wolf Point Agreement"                                             7.2.15
"Wolf Point Development"                                            11.19
"Wolf Point Easements"                                              11.19
"Wolf Point Purchaser"                                              11.19
"Working Capital"                                                    1.4

            10.3 Singular and Plural; Exhibits and Disclosure Schedules; Etc.
(a) As used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, as the context requires.

                  (b) Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

                  (c) The Recitals, Disclosure Schedules and Exhibits annexed hereto, and the capitalized terms defined therein, are hereby incorporated by reference into the body of this Agreement as if the same were fully set forth herein.

                  (d) Whenever used herein, the term "including" shall be construed to mean "including without limitation."

                                   ARTICLE XI

                  MISCELLANEOUS TERMS AND ADDITIONAL AGREEMENTS

            11.1 Amendment and Modification. This Agreement may only be amended or modified by the parties hereto, pursuant to an instrument in writing signed by the members of the Vornado Realty Group and the MM Contributors.

            11.2 Extension; Waiver. The party entitled to the benefit of any respective term or provision hereof may waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or waive compliance with any obligation,

Agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party entitled to the benefits of such extended or waived term or provision. The representations, warranties and agreements of any of the parties provided for in this Agreement, and the parties' obligations hereunder, shall continue in effect notwithstanding any investigation made by the other party hereto.

            11.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

            11.4 Assignment. This Agreement shall not be assigned, by operation of law or otherwise by a party hereto, without the prior written consent of the other parties. Notwithstanding the foregoing, VRLP and Vornado shall be permitted to assign this Agreement to a directly or indirectly wholly-owned Subsidiary, or to a partnership or limited liability company in which any such entity or any such wholly-owned Subsidiary owns, either directly or indirectly, at least fifty-one percent (51%) of the profits, losses and cash flow thereof and controls the management and affairs of such entity. Any other assignment or attempted assignment by the members of the Vornado Realty Group and the Subsidiaries shall be deemed null and void and of no force and effect. A copy of any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Vornado, in form reasonably satisfactory to the MM Contributors' counsel, shall be delivered to the MM Contributors at least one (1) Business Day prior to the Closing. No such assignment shall relieve the members of the Vornado Realty Group from their obligations under this Agreement.

            11.5 Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the parties shall endeavor in good faith to replace the invalid or unenforceable term or provision with one that embodies the spirit and intent of the parties and which is not invalid or unenforceable.

            11.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be deemed to have been duly given or delivered when delivered personally or when telecopied by 5:00 P.M. (New York City time) on a Business Day (receipt confirmed, with a copy sent by certified or registered mail as set forth herein); or three days after being sent by certified or registered mail, postage prepaid, return receipt requested; or the business day after being sent via a nationally known commercial courier service (such as Federal Express) for overnight delivery, addressed as set forth below:

            If to the MM Contributors or the Management Companies:

                           Merchandise Mart Properties Inc. (DE)
                           500 5th Avenue, 17th Floor
                           New York, New York  10110
                           Attention:  Joseph E. Hakim
                           Tel:     212-764-4675
                           Fax:     212-764-4754
                           with a copy to:

                           Battle Fowler LLP
                           75 East 55th Street
                           New York, New York 10022

                           Attention: Martin L. Edelman, Esq.
                           Tel:     212-856-7100
                           Fax:     212-856-7108

            If to the members of the Vornado Realty Group and the Subsidiaries:

                           c/o Vornado Realty Trust
                           Park 80 West, Plaza II
                           Saddlebrook, New Jersey 07663
                           Attention: Joseph Macnow
                           Tel: 201-587-1000
                           Fax: 201-587-0600

                           with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attention:  Irvine D. Flinn, Esq.
                           Tel: (212) 558-4000
                           Fax: (212) 558-3588

            11.7 Governing Law. This Agreement shall be governed by the laws of the State of New York (without regard to the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

            11.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

            11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.10 Costs and Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. In the event either party hereto is required to employ an attorney because any litigation arises out of this Agreement between the parties hereto, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees and expenses, incurred in connection with such litigation.

            11.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, provided, however, that each transferee who is a direct or indirect equityholder or beneficiary in any MM Contributor (or any Affiliate of such transferee) to whom any MM Contributor Units are transferred as permitted by this Agreement or the OP Agreement shall succeed to the rights of the related MM Contributor under this Agreement with respect to such MM Contributor's Units received from the applicable MM Contributors for purposes of Articles III, VI and VIII as if such transferee was a party to this Agreement. No such transfer shall relieve the MM Contributors of their obligations under this Agreement.

            11.12 No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

            11.13 Further Assurances. If any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall take all such necessary action.

            11.14 Jurisdiction. (a) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and the appellate courts of any thereof, and by execution and delivery of this Agreement, each party to this Agreement hereby accepts, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party to this Agreement hereby expressly and irrevocably submits the person of such party to this Agreement to the in personam jurisdiction of the foregoing courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement. To the extent permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of such party to this Agreement in any such court.

                  (b) To the fullest extent permitted under applicable law, each party to this Agreement irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court referred to in clause (a) above, any claim that any such suit, action or proceeding has been brought in an inconvenient forum, any claim that it is not personally subject to the jurisdiction of any such court or that this Agreement or the subject matter hereof may not be enforced in or by such court.

            11.15 Intentionally Omitted.

            11.16 Publication. From and after the date hereof, the members of the Vornado Realty Group shall have the right to make such public announcements or filings with respect to the transaction as may be required by law or written advice of counsel, provided that prior to any such announcement or filing, the members of the Vornado Realty Group shall submit the text of the announcement or filing to the MM Contributors for their approval, which will not be unreasonably withheld. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form annexed hereto as Exhibit 11.16.

            11.17 Confidentiality Agreement. The parties acknowledge that they continue to be bound by the terms of that certain confidentiality agreement dated May 7, 1997.

            11.18 No Recordation of Contract. The parties hereto agree that this Agreement shall not be recorded or otherwise filed against the Real Property or otherwise.

            11.19 Wolf Point Easement. The Vornado Realty Group acknowledges that it is the intention of Wolf Point Owners, L.L.C. (the "Wolf Point Owner"), an affiliate of certain of the MM Entities, to develop and construct certain improvements on the Wolf Point Property, or convey the Wolf Point Property to a third party (a "Wolf Point Purchaser") who may, in turn, develop and construct certain improvements on the Wolf Point Property (any such construction and development of the Wolf Point Property, the "Wolf Point Development"), and the MM Group and the Vornado Realty Group have determined and agreed that it is in the best interests of the Mart Property and the Apparel Property that the owner of the Mart Property and the owner of the Apparel Property enter into, or receive the benefit and accept the burdens of, as the case may be, certain easements, declarations and restrictions, as more particularly described in
Section 11.19(a) of the Disclosure Schedule (the "Wolf Point Easements"), which Wolf Point Easements will both burden and benefit the Mart Property and the Apparel Property. Accordingly, the parties agree as follows:

                  (a) The MM Group covenants and agrees that, in connection with the Wolf Point Development, it will ensure that the Wolf Point Owner will not
(i) transfer the Wolf Point Property to any third party unless such third party has agreed in writing to enter into the Wolf Point Easements or (ii) itself develop and construct the Wolf Point Development unless it enters into the Wolf Point Easements.

                  (b) The Vornado Realty Group agrees (i) that during the period prior to the Closing, the owners of the Mart Property and the Apparel Property may negotiate and enter into the Wolf Point Easements with the Wolf Point Owner and/or a Wolf Point Purchaser, as the case may be and (ii) that after Closing it shall cause the owner of the Mart Property and the owner of the Apparel Property to enter into the Wolf Point Easements and any documents or instruments reasonably requested by the Wolf Point Owner and/or the Wolf Point Purchaser, as the case may be, to effectuate the purposes of the Wolf Point Easements.

                  (c) In addition to the foregoing, at or prior to the Closing the MM Group will cause the Wolf Point Owner and the owner of the Apparel Property to enter into a permanent easement for the use of parking spaces on the Wolf Point Property that benefits the Apparel Center Property, which shall incorporate the terms set forth in Section 11.19(b) of the Disclosure Schedule.

            IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                              VORNADO REALTY TRUST


                              By:
                                  ----------------------------
                                  Name:
                                  Title:

                              VORNADO REALTY L.P.

                                  By: Vornado Realty Trust, its general partner


                                      By:
                                         ----------------------------
                                         Name:
                                         Title:

                              MERCHANDISE MART PROPERTIES, INC. (DE)


                              By:
                                  ----------------------------
                                  Name:
                                  Title:


                              MERCHANDISE MART ENTERPRISES, INC.


                              By:
                                  ----------------------------
                                  Name:
                                  Title:


                              MMPI, L.L.C.


                              By:
                                  ----------------------------
                                  Name:  Joseph E. Hakim
                                  Title: Manager


                              MERCHANDISE MART ENTERPRISES, L.L.C.


                              By:
                                  ----------------------------
                                  Name:  Joseph E. Hakim
                                  Title: Manager


                              WORLD TRADE CENTER CHICAGO, L.L.C.


                              By: Mart Holdings Group, Inc. (IL), its manager


                                  By:
                                      ----------------------------
                                      Joseph E. Hakim, President

                              MERCHANDISE MART OWNERS, L.L.C.


                              By:  Mart Holdings Group, Inc. (IL), its manager


                                  By:
                                      ----------------------------
                                      Joseph E. Hakim, President


                              WDC ASSOCIATES LIMITED PARTNERSHIP

                              By: Mart Holdings Group, Inc. (DC), its general partner


                                  By:
                                      ----------------------------
                                      Joseph E. Hakim, President

                              FOURTH AND D STREET PARTNERS
                              LIMITED PARTNERSHIP D.C.

                              By: Mart Holdings Group, Inc. (DC), its general
                                  partner


                                  By:
                                      ----------------------------
                                      Joseph E. Hakim, President


                              VIRGINIA AVENUE LIMITED PARTNERSHIP

                              By: Mart Holdings Group, Inc. (DC), its general
                                  partner


                                  By:
                                      ----------------------------
                                      Joseph E. Hakim, President


                              WASHINGTON DESIGN CENTER, L.L.C.

                              By: Mart Holdings Group, Inc. (DC), its general
                                  partner


                                  By:
                                      ----------------------------
                                      Joseph E. Hakim, President


                              SQUARE 649 LIMITED PARTNERSHIP

                              By: SCA Limited Partnership, its general partner

                                  By: Mart Holdings Group, Inc. (DC), its
                                      general  partner


                                      By:
                                          ----------------------------

                                          Joseph E. Hakim, President


                              MERCHANDISE MART PROPERTIES, INC. (solely with respect to Section 6.9 of this Agreement)


                                  By:
                                      ----------------------------
                                      Name
                                      Title: